Exhibit 10.1

RESTATEMENT AND LENDER JOINDER AGREEMENT, dated as of May 19, 2021 (this “Restatement Agreement”), to the Term Loan Credit Agreement, dated as of January 2, 2018, among Beacon Roofing Supply, Inc., a Delaware corporation (the “Borrower”), the lenders party thereto from time to time, Citibank, N.A., as administrative agent and collateral agent for the Lenders (in such capacities, the “Administrative Agent”) (as amended, restated, amended and restated, supplemented or otherwise modified from time to time to but not including the date hereof, the “Original Credit Agreement”).

WHEREAS, pursuant to Section 6.13 of the Original Credit Agreement, the Borrower has requested the establishment of commitments to make a new Incremental Term Loan under the Original Credit Agreement on the terms and subject to the conditions hereinafter set forth (the “2028 Term Loan”) in an aggregate principal amount of $1,000,000,000, to be made available in a single drawing on the Restatement Effective Date (as defined below);

WHEREAS Citibank, N.A. is willing to provide such 2028 Term Loan to the Borrower on the Restatement Effective Date upon the terms and subject to the conditions set forth herein (the “2028 Term Loan Commitment” and, Citibank, N.A., in such capacity, the “Initial 2028 Term Loan Lender”);

WHEREAS Section 6.13 of the Original Credit Agreement permits the Borrower, the Administrative Agent and the Initial 2028 Term Loan Lender to execute a Lender Joinder Agreement to effect the 2028 Term Loan;

WHEREAS this Restatement Agreement constitutes a Lender Joinder Agreement under the Original Credit Agreement;

WHEREAS the Borrower intends to use the net proceeds of the 2028 Term Loan, together with (i) approximately $270 million of the Borrower’s cash on hand, (ii) approximately $250 million of borrowings under the Borrower’s amended and restated senior secured asset-based revolving credit facility (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, including in connection with the Refinancing Transactions (as defined below)) and (iii) approximately $350 million in gross proceeds from a new issuance of senior unsecured indebtedness by the Borrower on or prior to the Restatement Effective Date, to (x) repay in full the Initial Term Loan (as defined in the Original Credit Agreement) outstanding immediately prior to the incurrence of the 2028 Term Loan, including accrued but unpaid interest on such Initial Term Loan, (y) redeem, repurchase or otherwise retire all of the Borrower’s outstanding 4.875% senior notes due 2025 (the “2025 Notes”) and (z) pay fees, expenses, discounts and premiums related to the foregoing (collectively, the “Refinancing Transactions”);

WHEREAS the Borrower has requested to amend the Original Credit Agreement and the other Loan Documents to, among other things, make certain changes to the terms, provisions and covenants set forth therein, in each case as set forth on Exhibit A hereto (collectively, the “Amendments”);

WHEREAS Section 13.2 of the Original Credit Agreement requires the consent of each affected Lender under the Original Credit Agreement to amend the Original Credit Agreement to effect the Amendments, and the Initial 2028 Term Loan Lender will constitute each affected Lender under the Original Credit Agreement as of the Restatement Effective Date;

WHEREAS each Person holding an Initial Term Loan (as defined in the Original Credit Agreement) (collectively, the “Existing Lenders”) that executes and delivers a consent to this Restatement Agreement in the form of the Lender Consent posted to the Existing Lenders (each, a “Lender Consent”) (such Existing Lenders, collectively, the “Exchanging Lenders”) will be deemed (i) to have agreed to the terms of this Restatement Agreement, the Amendments and the Amended and Restated Credit Agreement (as defined below), (ii) if applicable, to have agreed to exchange (as further described in the Lender Consent) an aggregate principal amount of its Initial Term Loan (as defined in the Original Credit Agreement) for a principal amount of the 2028 Term Loan equal to the amount of such Exchanging Lender’s Initial Term Loan (as defined in the Original Credit Agreement) (or such lesser amount as may be allocated to such Exchanging Lender, as described in the Lender Consent) and (iii) if applicable, upon the Restatement Effective Date, to have exchanged (as further described in the Lender Consent) such amount of its Initial Term Loan (as defined in the Original Credit Agreement) for a principal amount of the 2028 Term Loan equal to such amount of such Exchanging Lender’s Initial Term Loan (as defined in the Original Credit Agreement); and

WHEREAS the Borrower has requested, and the Administrative Agent and the Initial 2028 Term Loan Lender have agreed, upon the terms and subject to the conditions set forth herein, that the Original Credit Agreement be amended and restated as set forth on Exhibit A hereto in order to effectuate the Amendments (the Original Credit Agreement, as so amended and restated, the “Amended and Restated Credit Agreement”).

NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained, the parties hereto hereby agree as follows:

SECTION 1.  Defined Terms.  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Amended and Restated Credit Agreement.

SECTION 2.  Amendment and Restatement of the Original Credit Agreement, Exhibits and Schedules.  The Original Credit Agreement and the Schedules and Exhibits thereto are, effective as of the Restatement Effective Date, hereby amended and restated in the form attached as Exhibit A hereto.

SECTION 3.  2028 Term Loan.  Effective as of the Restatement Effective Date, the Initial 2028 Term Loan Lender agrees to make the 2028 Term Loan in an aggregate principal amount not to exceed the 2028 Term Loan Commitment of the Initial 2028 Term Loan Lender as set forth opposite its name on Schedule I hereto, on the terms set forth in the Amended and Restated Credit Agreement.

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SECTION 4.  Use of Proceeds.  The Borrower shall use the net proceeds of the 2028 Term Loan on the Restatement Effective Date to (a) repay in full all of the Initial Term Loan (as defined in the Original Credit Agreement) outstanding immediately prior to the incurrence of the 2028 Term Loan, including accrued but unpaid interest on such Initial Term Loan, (b) pay fees, expenses, discounts and premiums related to the transactions contemplated hereby and (c) redeem, repurchase or otherwise retire such of the 2025 Notes as may be redeemed, repurchased or retired, as applicable, with the remaining net proceeds of the 2028 Term Loan.

SECTION 5.  Effectiveness.  The Amended and Restated Credit Agreement shall become effective on the date (such date, the “Restatement Effective Date”) that the following conditions shall have been satisfied (or waived by Citibank, N.A., in its capacity as Administrative Agent):

(a)The Administrative Agent shall have received from the Borrower, Beacon Sales Acquisition, Inc. and the Initial 2028 Term Loan Lender either (i) a counterpart of this Restatement Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include electronic mail transmission) that such party has signed a counterpart of this Restatement Agreement.

(b)The Administrative Agent shall have received from the Borrower a written notice pursuant to Section 6.13(a) of the Original Credit Agreement requesting the establishment of the 2028 Term Loan Commitment to make the 2028 Term Loan.

(c)The Administrative Agent shall have received a Notice of Borrowing for the 2028 Term Loan to be made on the Restatement Effective Date.

(d) The representations and warranties of the Borrower set forth in Article VIII of the Original Credit Agreement and each other Loan Document shall be true and correct in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects) immediately before and after giving effect to the 2028 Term Loan Commitment and the making of the 2028 Term Loan pursuant thereto with the same effect as if made on and as of such time (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall have been true and correct as of such earlier date).

(e)No Default or Event of Default shall exist on the Restatement Effective Date before or after giving effect to the 2028 Term Loan Commitment and the making of the 2028 Term Loan pursuant thereto.

(f)The Administrative Agent shall have received executed opinions of counsel to the Credit Parties addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Administrative Agent shall request in form reasonably satisfactory to the Administrative Agent (which such opinions shall expressly permit reliance by permitted successors and assigns of the addressees thereof).

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(g)The Administrative Agent shall have received such customary closing documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization and existence of each Credit Party and the identity, authority and capacity of the Responsible Officers of the Credit Parties authorized to act as such in connection with this Restatement Agreement and the other Loan Documents, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(h)The Administrative Agent shall have received from a Responsible Officer of the Borrower a certificate, in the form attached to the Amended and Restated Credit Agreement as Exhibit I, attesting to the Solvency of the Borrower and its Subsidiaries (taken as a whole on a Consolidated basis) on the Restatement Effective Date after giving effect to the incurrence of the 2028 Term Loan and the other Refinancing Transactions.

(i)The Administrative Agent shall have received, at least three Business Days prior to the Restatement Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and 31 C.F.R. 1010.232, that it has requested at least ten Business Days prior to the Restatement Effective Date.

(j)The Administrative Agent shall have received all fees and other amounts due and payable from the Borrower in connection with the Amendments on or prior to the Restatement Effective Date, including, to the extent invoiced at least three days prior to the Restatement Effective Date, reimbursement or payment of all reasonable out-of-pocket expenses that the Borrower has separately agreed to reimburse or pay.

(k)The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower certifying that each of the conditions set forth in this Section 5 have been satisfied.

(l)The Borrower shall have paid (or caused to be paid) to the Administrative Agent, for the account of each entity to which the Borrower and Citibank, N.A., have agreed that Citibank, N.A., will assign the 2028 Term Loan promptly following the Restatement Effective Date, all upfront, participation or similar fees separately agreed by the Borrower to be paid in connection with the 2028 Term Loan.

(m)The Administrative Agent shall have received from the Borrower pursuant to Section 6.13(B) of the Original Credit Agreement a duly completed certificate signed by a Responsible Officer of the Borrower demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, that the 2028 Term Loan Commitment does not exceed the limitation set forth in clause (ii) of the definition of “Maximum Incremental Amount” in the Original Credit Agreement.

(n)The Administrative Agent shall have received a perfection certificate with respect to the Credit Parties dated as of the Restatement Effective Date, in form and substance reasonably satisfactory to the Administrative Agent and duly executed by a Responsible Officer of the Borrower.

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(o)The Administrative Agent shall have received the results of a Lien search (including, to the extent requested by the Administrative Agent, a search as to judgments, pending litigation, bankruptcy, tax and intellectual property matters), in form and substance reasonably satisfactory to the Administrative Agent, made against the Credit Parties under the UCC (or applicable judicial docket), as applicable, as in effect in each jurisdiction in which filings or recordations under the UCC (or applicable judicial docket), as applicable, should be made to evidence or perfect security interests in all assets of such Credit Party.

(p)An amendment to the Intercreditor Agreement in form and substance reasonably satisfactory to the Administrative Agent shall have been duly authorized, executed and delivered to the Administrative Agent by the respective parties thereto and shall be in full force and effect.

(q)The Administrative Agent shall have received, if requested, UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office, the United States Copyright Office and the Canadian Intellectual Property Office and such other documents under applicable requirements of law in each jurisdiction as may be necessary or, in the reasonable opinion of the Administrative Agent, advisable to perfect or ensure the continued perfection of the Liens created by the Security Documents, in each case to the extent required by the applicable Security Document.

Notwithstanding the foregoing, it is understood and agreed that the conditions in the foregoing clauses (j) and (l) will be deemed to be satisfied if the payments required under such clauses will be funded in full, together with other amounts, with the proceeds of the 2028 Term Loan on the Restatement Effective Date.

SECTION 6.  Representations.  Each Credit Party represents and warrants to the Administrative Agent and the Initial 2028 Term Loan Lender that: (a) no Default has occurred and is continuing, or would result from this Restatement Agreement or any transactions contemplated hereby; and (b) the representations and warranties of such Credit Party set forth in Article VIII of the Amended and Restated Credit Agreement and each other Loan Document are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” is true and correct in all respects) on and as of the Restatement Effective Date, except to the extent such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date.

SECTION 7.  Reference to and Effect on the Loan Documents.  On and after the Restatement Effective Date, each reference in the Original Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Original Credit Agreement, and each reference in each of the other Loan Documents to “the Credit Agreement,” “thereunder,” “thereof” or words of like import referring to the Original Credit Agreement, shall mean and be a reference to the Amended and Restated Credit Agreement, as amended and restated in accordance with this Restatement Agreement.  The execution, delivery and effectiveness of this Restatement Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or any agent under any of the

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Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.  This Restatement Agreement shall not constitute a novation of the Original Credit Agreement or any of the Loan Documents.

SECTION 8.  Reaffirmation of Guarantees and Security Interests; Amendment of Subsidiary Guaranty Agreement.

(a)Each Credit Party hereby acknowledges its receipt of a copy of this Restatement Agreement and its review of the terms and conditions hereof and consents to the terms and conditions of this Restatement Agreement and the transactions contemplated hereby, including the extension of credit in the form of the 2028 Term Loan.  Each Credit Party hereby (i) affirms and confirms its guarantees, its prior pledges and grants of Liens on the Collateral, with all such Liens continuing in full force and effect after giving effect to this Restatement Agreement, and its other undertakings under the Loan Documents to which it is a party, (ii) agrees that (A) each Loan Document to which it is a party shall continue to be in full force and effect and (B) all guarantees, prior pledges and grants of Liens on the Collateral and other undertakings thereunder shall continue to be in full force and effect and shall accrue to the benefit of the Secured Parties, including without limitation the Initial 2028 Term Loan Lender, and (iii) acknowledges that from and after the Restatement Effective Date, all 2028 Term Loans from time to time outstanding shall be Obligations.

(b)Pursuant to and in accordance with Section 5.2 of that certain Subsidiary Guaranty Agreement, dated as of January 2, 2018, by and among certain subsidiaries of the Borrower, as Subsidiary Guarantors, and the Administrative Agent (the “Guaranty Agreement”), and Section 13.2 of the Original Credit Agreement, the Guaranty Agreement is hereby amended by replacing the first paragraph under the heading “Statement of Purpose” with the following:

Pursuant to the terms of the Term Loan Credit Agreement dated of even date herewith (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated, amended and restated or replaced, the “Credit Agreement”), by and among the Borrower, the Lenders from time to time party thereto (the “Lenders”) and the Administrative Agent, the Lenders have agreed to make Extensions of Credit to the Borrower upon the terms and subject to the conditions set forth therein.

SECTION 9.  Applicable Law; Waiver of Jury Trial.

(a)THIS RESTATEMENT AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b)EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS RESTATEMENT AGREEMENT AND FOR ANY COUNTERCLAIM HEREIN.

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SECTION 10.  Headings.  The section headings used herein are for convenience of reference only, are not part of this Restatement Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Restatement Agreement.

SECTION 11.  Counterparts. This Restatement Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Restatement Agreement by facsimile or any other electronic transmission shall be effective as delivery of an original executed counterpart hereof. The words “execution”, “execute”, “signed”, “signature” and words of like import in or related to any document to be signed in connection with this Restatement Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures (and, for the avoidance of doubt, electronic signatures utilizing the DocuSign platform shall be deemed approved), which shall be of the same legal effect, validity or enforceability as a manually executed signature, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 12.  Post-Closing Matters.  Within 90 days after the Restatement Effective Date (or such longer period as the Administrative Agent may agree in its reasonable discretion), the applicable Credit Party shall deliver to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent of the release of (i) that certain tax lien dated January 23, 2020, filed in Summit County, Ohio, against Beacon Sales Acquisition, Inc. and (ii) that certain tax lien dated November 2, 2020, filed in Jefferson County, Kentucky, against Beacon Sales Acquisition, Inc.

SECTION 13.  Release of Mortgage.  Effective as of the Restatement Effective Date, the Initial 2028 Term Loan Lender (i) agrees to the release of that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Financing Statement dated March 14, 2018 from Allied Building Products, LLC (the “Grantor”) for the benefit of the Administrative Agent (the “Deed of Trust”) and (ii) authorizes the Administrative Agent to execute and deliver all documentation reasonably requested by the Grantor to effect such release, all at the sole cost and expense of Borrower and in accordance with the Deed of Trust.

[Signature pages to follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Restatement Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

BEACON ROOFING SUPPLY, INC., as Borrower

By:	/s/ Frank A. Lonegro
Name: Frank A. Lonegro
Title: Executive Vice President and Chief Financial Officer

BEACON SALES ACQUISITION, INC.

By:	/s/ Frank A. Lonegro
Name: Frank A. Lonegro
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Restatement Agreement]

CITIBANK, N.A., as Administrative Agent

By:	/s/ Justin Tichauer
Name: Justin Tichauer
Title: Managing Director and Vice President

CITIBANK, N.A., as Initial 2028 Term Loan Lender

By:	/s/ Justin Tichauer
Name: Justin Tichauer
Title: Managing Director and Vice President

[Signature Page to Restatement Agreement]

Schedule I—2028 Term Loan Commitment

2028 Term Loan Commitment

Lender	2028 Term Loan Commitment
Citibank, N.A.	$1,000,000,000
Total	$1,000,000,000

EXHIBIT A

[AMENDED AND RESTATED CREDIT AGREEMENT]

us$ 1,000,000,000

AMENDED AND RESTATED TERM LOAN CREDIT AGREEMENT
dated
as of May 19, 2021
by and among

BEACON ROOFING SUPPLY, INC., as the Borrower,

the Lenders referred to herein,

CITIBANK, N.A.,
as Administrative Agent and Collateral Agent,

CITIBANK, N.A.,

BOFA SECURITIES, INC.,
Wells Fargo Securities, LLC

and

JPMORGAN CHASE BANK, N.A.,

each as a Joint Lead Arranger and Joint Bookrunner

i

EXHIBITS

Exhibit A	-	Form of Term Loan Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	[Reserved]
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Officer’s Compliance Certificate
Exhibit G	-	Form of Assignment and Assumption
Exhibit H-1	-	Form of Tax Compliance Certificate (Non-Partnership Foreign Lenders)
Exhibit H-2	-	Form of Tax Compliance Certificate (Non-Partnership Foreign Participants)
Exhibit H-3	-	Form of Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit H-4	-	Form of Tax Compliance Certificate (Foreign Lender Partnerships)
Exhibit I	-	Form of Solvency Certificate

SCHEDULES

Schedule 8.1	-	Jurisdictions of Organization and Qualification
Schedule 8.2	-	Subsidiaries and Capitalization
Schedule 8.6	-	Audit Matters
Schedule 8.9	-	ERISA Plans
Schedule 8.12	-	Labor and Collective Bargaining Agreements
Schedule 8.17	-	Real Property
Schedule 10.1	-	Existing Indebtedness
Schedule 10.2	-	Existing Liens
Schedule 10.3	-	Existing Loans, Advances and Investments
Schedule 10.7	-	Transactions with Affiliates

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AMENDED AND RESTATED TERM LOAN CREDIT AGREEMENT (this “Agreement”), dated as of May 19, 2021, by and among BEACON ROOFING SUPPLY, INC., a Delaware corporation, as the Borrower, the lenders who are party to this Agreement and the lenders who may become a party to this Agreement pursuant to the terms hereof, as Lenders, and CITIBANK, N.A., as Administrative Agent for the Lenders.

Statement of Purpose

WHEREAS the Borrower is party to the Term Loan Credit Agreement dated as of January 2, 2018 (as in effect immediately prior to the effectiveness of this Agreement, the “Original Credit Agreement”) with the Administrative Agent and the financial institutions party thereto as lenders;

WHEREAS, pursuant to the Restatement Agreement, certain lenders agreed to provide 2028 Term Loans, the proceeds of which are to be used, in addition to other amounts, to (i) repay all Initial Term Loans (as defined in the Original Credit Agreement) outstanding immediately prior to the Restatement Effective Date and (ii) repay, redeem or otherwise retire in full the 4.875% Senior Notes due 2025 issued by Beacon Escrow Corporation on October 25, 2017, and assumed by the Borrower on January 2, 2018 (the “2025 Senior Notes”) and (iii) pay any accrued and unpaid interest, costs and expenses incurred in connection with the foregoing; and

WHEREAS the requisite parties to the Original Credit Agreement have agreed to amend and restate the Original Credit Agreement in the form hereof on the terms and subject to the conditions set forth in the Restatement Agreement.

NOW, THEREFORE, the parties hereto agree that the Original Credit Agreement shall be amended and restated on the Restatement Effective Date as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1.Definitions.  The following terms when used in this Agreement shall have the meanings assigned to them below:

“2025 Senior Notes” has the meaning assigned thereto in the recitals hereto.

“2026 Notes Agent” means U.S. Bank National Association, in its capacity as trustee and collateral agent under the 2026 Senior Notes Indenture, and any successor or permitted replacement trustee or agent.

“2026 Senior Notes” means the 4.500% Senior Secured Notes due 2026 issued by the Borrower on October 9, 2019, in an aggregate original principal amount of $300,000,000.

“2026 Senior Notes Documentation” means the 2026 Senior Notes Indenture and all security agreements, guarantees, pledge agreements and other agreements or instruments executed in connection therewith and including all “Notes Collateral Documents” (as defined in the 2026 Senior Notes Indenture) or similar term, each as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“2026 Senior Notes Indenture” means that certain indenture, dated as of October 9, 2019, between the Borrower, each Subsidiary of the Borrower party thereto and U.S. Bank National Association, as trustee and collateral agent, relating to the 2026 Senior Notes.

“2028 Term Loan” means a Term Loan made pursuant to Section 5.1.

“2028 Term Loan Commitment” means with respect to each Lender, the commitment, if any, of such Lender to make a 2028 Term Loan pursuant to Section 5.1 and Section 5.2. The initial amount of each Lender’s 2028 Term Loan Commitment is set forth on Schedule I to the Restatement Agreement. The aggregate amount of the Lenders’ 2028 Term Loan Commitments on the Restatement Effective Date is $1,000,000,000.

“2028 Term Loan Lender” means a Lender holding 2028 Term Loans or a 2028 Term Loan Commitment.

“2029 Senior Notes” means the 4.125% Senior Notes due 2029 issued by the Borrower on May 10, 2021, in an aggregate original principal amount of $350,000,000.

“ABL Agent” means, as the context may require, Wells Fargo Bank, National Association, in its capacity as agent or collateral agent under the ABL Facility Documentation, such agents collectively or any permitted successor or assignee agent or collateral agent under the ABL Facility Documentation.

“ABL Agreement” means that certain Second Amended and Restated Credit Agreement dated as of the Restatement Effective Date, among the Borrower, the other subsidiaries of the Borrower party thereto, the lenders party thereto and the ABL Agent, as the same may be amended, restated, amended and restated, modified, supplemented, extended, renewed, restructured, refunded, replaced or refinanced from time to time in one or more agreements (in each case in the form of an asset-based credit and letter of credit facility and with the same or new lenders or agents and not in violation of any of the terms of the Intercreditor Agreement).

“ABL Facility” means the asset-based revolving credit facility made available to the Borrower and certain of its subsidiaries pursuant to the ABL Agreement.

“ABL Facility Documentation” means the ABL Agreement and all security agreements, guarantees, pledge agreements and other agreements or instruments executed in connection therewith and including all “Loan Documents” (as defined in the ABL Agreement) or similar term, each as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“ABL Priority Collateral” has the meaning assigned thereto in the Intercreditor Agreement.

“Administrative Agent” means Citi, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 12.6.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 13.1(c).

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning assigned thereto in Section 13.1(e)(ii).

“Agent-Related Person” has the meaning assigned thereto in Section 13.3(d).

“Agreement” has the meaning assigned thereto in the recitals hereto.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to money laundering.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and binding orders of arbitrators.

“Applicable Margin” means, with respect to the 2028 Term Loans, a percentage per annum equal to (A) in the case of 2028 Term Loans maintained as Base Rate Loans, 1.50%, and (B) in the case of 2028 Term Loans maintained as LIBOR

Loans, 2.50%; provided that the Applicable Margin with respect to 2028 Term Loans shall be subject to adjustment following each date of delivery of financial statements of the Borrower pursuant to Section 9.1(a) or Section 9.1(b) of this Agreement and the related Officer’s Compliance Certificate (together, the “Financials”), based on the Consolidated Total Leverage Ratio as of the end of the period covered by such financial statements, as follows:

Level	Consolidated Total Leverage Ratio	2028 Term Loans Maintained as Base Rate Loans	2028 Term Loans Maintained as LIBOR Loans
I	Greater than 2.50:1.00	1.50%	2.50%
II	Less than or equal to 2.50:1.00	1.25%	2.25%

Any increase or decrease in the Applicable Margin for 2028 Term Loans resulting from a change in the Consolidated Total Leverage Ratio shall become effective as of the first Business Day immediately following the date of delivery of the Financials; provided that Level I pricing shall apply at the option of the Administrative Agent or at the request of the Required Lenders as of the first Business Day after the date on which such Financials were required to have been delivered but have not been delivered pursuant to Section 9.1(a) or Section 9.1(b) and shall continue to so apply to and including the date on which such Financials are so delivered (and thereafter the Level otherwise determined in accordance with this definition shall apply).

In the event that any Financials previously delivered were incorrect or inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for 2028 Term Loans for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower shall as soon as practicable deliver to the Administrative Agent the correct Financials for such Applicable Period, (ii) the Applicable Margin shall be determined as if the Level for such higher Applicable Margin were applicable for such Applicable Period and (iii) the Borrower shall within three (3) Business Days of demand thereof by the Administrative Agent pay to the Administrative Agent the accrued additional interest for the 2028 Term Loans owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement.  This paragraph shall not limit the rights of the Administrative Agent and the Lenders with respect to any Event of Default.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means (a) Citibank, N.A., (b) Wells Fargo Securities, LLC, (c) J.P. Morgan Securities LLC, (d) Merrill Lynch, Pierce, Fenner & Smith Incorporated

and (e) Suntrust Robinson Humphrey, Inc., in their respective capacities as joint lead arrangers and joint bookrunners; provided that after the Restatement Effective Date, the “Arrangers” shall mean the Restatement Arrangers.

“Asset Disposition” means the disposition of any or all of the assets (including, without limitation, any Capital Stock owned thereby) of any Credit Party or any Restricted Subsidiary thereof whether by sale, lease, transfer or otherwise, and any issuance of Capital Stock by any Restricted Subsidiary of the Borrower to any Person that is not a Credit Party or any Restricted Subsidiary thereof.  The term “Asset Disposition” shall not include (a) the sale of inventory in the ordinary course of business, (b) the transfer of assets to the Borrower or any Restricted Subsidiary thereof pursuant to any other transaction permitted pursuant to Section 10.4, (c) the write-off, discount, sale or other disposition of defaulted or past-due receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction, (d) the disposition of any Hedge Agreement, (e) dispositions of Investments in cash and Cash Equivalents, (f) the payment in cash of obligations and liabilities and (g) (i) the transfer by any Credit Party of any of its assets to any other Credit Party, (ii) the transfer by any Non-Credit Party of any of its assets to any Credit Party (provided that in connection with any such transfer, such Credit Party shall not pay more than an amount equal to the fair market value of such assets as determined in good faith at the time of such transfer) and (iii) the transfer by any Non-Credit Party of any of its assets to any other Non-Credit Party.

“Asset Disposition Percentage” means 100%, subject to adjustment based on the Consolidated Secured Leverage Ratio as of the end of the period covered by the financial statements most recently delivered pursuant to Section 9.1(a) or Section 9.1(b), as applicable, of this Agreement (or, prior to the initial delivery under this Agreement, of the Original Credit Agreement) as follows:

Consolidated Secured Leverage Ratio	Percentage
Equal to or less than 2.50 to 1.00 but greater than 2.00 to 1.00	50%
Equal to or less than 2.00 to 1.00	0%

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.10), and accepted by the Administrative Agent, in substantially the form attached as Exhibit G or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Available Amount” means, as of any time of determination (any such time, the applicable “Reference Time”), an amount equal to, without duplication:

(x)the sum of:

(i)the greater of (a) $150,000,000 and (b) 30% of Consolidated EBITDA for the period of four (4) consecutive fiscal quarters of the Borrower ending on or immediately prior to the Reference Time; plus

(ii)50% of Consolidated Net Income accrued during the period (treated as one accounting period) beginning on January 1, 2018 to the end of the most recent fiscal quarter ending prior to the Reference Time for which consolidated financial statements of the Borrower are available; plus

(iii)the Net Cash Proceeds received by the Borrower (other than from any Subsidiary of the Borrower) from any issuance of Qualified Capital Stock of the Borrower after the Original Closing Date and prior to the Reference Time; plus

(iv)the Net Cash Proceeds received by the Borrower or a Restricted Subsidiary (other than from the Borrower or any Subsidiary of the Borrower) from any Debt Issuance of the Borrower or a Restricted Subsidiary that has been incurred or issued after the Original Closing Date and prior to the Reference Time and subsequently exchanged or converted into Qualified Capital Stock of the Borrower; plus

(v)any Declined Amounts; plus

(vi)the aggregate amount of cash and Cash Equivalents received by the Borrower or a Restricted Subsidiary from any sale of any Investment (other than to the Borrower or a Subsidiary of the Borrower) and cash and Cash Equivalents received by the Borrower or a Restricted Subsidiary from dividends, distributions, interest payments, returns of capital or repayments of Investments, in each case (A) solely with respect to Investments made in a Person that is not the Borrower or a Restricted Subsidiary using the Available Amount and (B) to the extent (1) not already included in Consolidated Net Income and (2) not in excess of the original Investment made using the Available Amount; plus

(vii)in the event that the Borrower redesignates any Unrestricted Subsidiary as a Restricted Subsidiary after the Original Closing Date (which, for purposes hereof, shall be deemed to also include (A) the merger, consolidation, liquidation or similar amalgamation of any Unrestricted Subsidiary into the Borrower or any Restricted Subsidiary, so long as the Borrower or such Restricted Subsidiary is the surviving Person, and (B) the transfer of all or substantially all of the assets of an

Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary), the fair market value of the net Investment of the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation; plus

(viii)the Pre-Closing Accumulated Amount;

minus:

(y)the sum of: (i) Investments made pursuant to Section 10.3(n), (ii) Restricted Payments made pursuant to Section 10.6(f) and (iii) payments, prepayments, redemptions and acquisitions on or of any unsecured or payment subordinated Indebtedness made pursuant to Section 10.9(b)(i), in each case to the extent utilizing the Available Amount.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (c)(iv) of Section 6.8.

“Bail-In Action” means, as to any Affected Financial Institution, the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of such Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50%, (c) except during any period of time during which a notice delivered to the Borrower under Section 6.8(a) or Section 6.8(b) shall remain in effect, LIBOR for such day plus 1.00% and (d) solely with respect to 2028 Term Loans, 1.00%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or LIBOR.

“Base Rate Loan” means any Term Loan bearing interest at a rate based upon the Base Rate as provided in Section 6.1(a).

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 6.8(a).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(i)the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(ii)the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(iii)the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (1) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (2) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, in the case of clause (i), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion after consultation with the Borrower.

If the Benchmark Replacement as determined pursuant to clause (i), (ii) or (iii) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(i)for purposes of clauses (i) and (ii) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent: (a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest

Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor; (b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(ii)for purposes of clause (iii) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (1) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (2) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated syndicated credit facilities; provided that, in the case of clause (i) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion after consultation with the Borrower.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, the formula for calculating any successor rates identified pursuant to the definition of “Benchmark Replacement”, the formula, methodology or convention for applying the successor Floor to the successor Benchmark Replacement and other technical, administrative or operational matters) that the Administrative Agent, after consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent, after consultation with the Borrower, decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the

Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(i)in the case of clause (i) or (ii) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(ii)in the case of clause (iii) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(iii)in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (a) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (b) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (i) or (ii) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(i)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(ii)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(iii)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (i) or (ii) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 6.8(c) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 6.8(c).

“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” means Beacon Roofing Supply, Inc., a Delaware corporation.

“Business Day” means:

(a)for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in New York, New York, are open for the conduct of their commercial banking business; and

(b)with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan or any Base

Rate Loan as to which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Asset” means, with respect to the Borrower and its Restricted Subsidiaries, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a Consolidated balance sheet of the Borrower and its Restricted Subsidiaries.

“Capital Expenditures” means, with respect to the Borrower and its Restricted Subsidiaries for any period, the aggregate cost of all Capital Assets acquired by the Borrower and its Restricted Subsidiaries during such period, as determined in accordance with GAAP, excluding (a) interest capitalized during construction and (b) any expenditure to the extent, for purpose of the definition of Permitted Acquisition, such expenditure is part of the Permitted Acquisition Consideration for any Permitted Acquisition consummated during or prior to such period, net of any Net Cash Proceeds received from (i) any disposition of Capital Assets (to the extent permitted hereunder) that have actually been reinvested during such period in other Capital Assets or (ii) any Insurance and Condemnation Event that have actually been reinvested during such period in other Capital Assets; provided that Capital Expenditures shall not be less than zero.

“Capital Lease” means any lease of any property by the Borrower or any of its Restricted Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Restricted Subsidiaries. Notwithstanding the foregoing and Section 13.9, any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) a Capital Lease under GAAP as in effect on the Original Closing Date, shall not be treated as a Capital Lease solely as a result of the adoption of changes in GAAP.

“Capital Stock” means (a) in the case of a corporation, capital stock (including preferred stock), (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock (including preferred stock), (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.

“Captive Insurance Subsidiary” means any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash-Netting Provision” means clause (b) of the definition of Consolidated Total Indebtedness.

“Cash Equivalents” means, collectively, (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such province, territory or state or any public instrumentality thereof, in each case having, as applicable, (i) a long-term rating of at least “AAA”, “AA+”, “AA” or “AA-” from S&P or at least “Aaa”, “Aa1”, “Aa2”, or “Aa3” from Moody’s, (ii) a short-term rating of at least “A-1” from S&P or at least “P-1” from Moody’s or (iii) a municipal bond rating of at least “SP-1” from S&P or at least “MIG 1” or “VMIG 1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) complies with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided that the maturities of all obligations specified in any of clauses (a), (b), (c) and (d) above shall not exceed 365 days.

“Cash Management Agreement” means any agreement to provide cash management service, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables), electronic funds transfer and other cash management arrangements.

“Change in Control” means an event or series of events by which:

(a)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Capital Stock that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than forty percent (40%) of the Capital Stock of the Borrower entitled to vote in the election of members of the board of directors (or equivalent governing body) of the Borrower; or

(b)there shall have occurred under any indenture or other instrument evidencing any Indebtedness or Capital Stock in excess of the Threshold Amount any “change in control” or similar provision (as set forth in the indenture, agreement or other evidence of such Indebtedness or Capital Stock) obligating the Borrower or any of its Restricted Subsidiaries to repurchase, redeem or repay all or any part of the Indebtedness or Capital Stock provided for therein.

“Change in Law” means the occurrence, after the date of the Original Credit Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Citi” means Citibank, N.A.

“Class” means, with respect to any 2028 Term Loan, such 2028 Term Loan and the other 2028 Term Loans made on the Restatement Effective Date, and with respect to any Term Loan issued as an Incremental Term Loan, such Incremental Term Loan and the other Incremental Term Loans issued under the same Incremental Term Facility.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means the collateral security for the Secured Obligations pledged or granted pursuant to the Security Documents.

“Collateral Agreement” means the collateral agreement, dated as of January 2, 2018, executed by the Credit Parties in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Commitments” means, collectively, as to all Lenders, the Term Loan Commitments of such Lenders.

“Common Shares” means common shares of the Borrower, par value $0.01 per share.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.  The term “Consolidation” has a correlative meaning.

“Consolidated Coverage Ratio” means, as of any date of determination, the ratio of (a) the aggregate amount of Consolidated EBITDA for the most recent four (4) consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Borrower are available to (b) Consolidated Interest Expense for such four (4) fiscal quarters.

“Consolidated EBITDA” means, for any period, the following determined on a Consolidated basis, without duplication, for the Borrower and its Restricted Subsidiaries in accordance with GAAP: (a) Consolidated Net Income for such period, plus (b) the sum of the following, without duplication, to the extent (except with respect to clauses (b)(xii), (xiii) and (xiv) below) deducted in determining Consolidated Net Income for such period: (i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital (including penalties and interest, if any); (ii) Consolidated Interest Expense; (iii) depreciation; (iv) amortization (including amortization of goodwill and intangibles and amortization and write-off of financing costs); (v) any non-cash charge, write-down, expense or loss; (vi) any expenses or charges related to any Asset Disposition, Equity Issuance, Indebtedness or Investment, in each case permitted by this Agreement (whether or not consummated or incurred, and including any offering or sale of Capital Stock to the extent the proceeds thereof were intended to be contributed to the equity capital of the Borrower or its Restricted Subsidiaries); (vii) the amount of any loss attributable to non-controlling interests; (viii) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness or any Hedge Agreement or other derivative instruments; (ix) [reserved]; (x) the amount of any restructuring charge or reserve or non-recurring integration charges or reserves (including severance costs, costs associated with office, facility and branch openings, closings and consolidations (in the case of openings, incurred in connection with acquisitions and Investments) and relocation costs); (xi) any costs or expenses incurred by the Borrower or any Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Capital Stock of the Borrower (other than Disqualified Capital Stock); (xii) proceeds from business interruption insurance (to the extent such proceeds are not reflected as revenue or income in computing Consolidated Net Income and only to the extent the losses or other reduction of net income to which such proceeds are attributable are not otherwise added back in computing Consolidated Net Income); (xiii) without duplication, the amount of “run-rate” cost savings, operating expense reductions, other operating improvements and synergies projected by the Borrower in good faith to be realized as the result of actions taken or to be taken on or prior to the date that is 24 months after the consummation of any operational change, permitted Investment, permitted Asset Disposition, restructuring, cost savings initiative or similar initiative or specified transaction, and in each case prior to or during such period (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period; it being understood that “run-rate” means the full recurring benefit for a period that is associated with any action taken or committed to be taken), net of the amount of actual benefits realized during such period from such actions; provided that (A) a duly completed certificate signed by a Responsible Officer of the Borrower shall be delivered to the Administrative Agent together with the Officer’s Compliance Certificate required to be delivered pursuant to Section 9.2(a), certifying that such cost savings, operating expense reductions, other operating improvements and synergies are reasonably anticipated to be realized within 24 months after the consummation of any operational change, permitted Investment, permitted Asset Disposition, restructuring, cost savings initiative or similar initiative or specified transaction and are factually supportable as determined in good faith by the Borrower, and (B) no cost savings, operating expense reductions, other operating improvements or synergies shall be added pursuant to this clause (xiii) to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income, whether through a pro forma adjustment or otherwise, for such period and (C) projected amounts (not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (xiii) to the extent occurring more than eight full fiscal quarters after the specified action taken in order to realize such projected cost savings, operating expense reductions, other operating improvements and synergies; (xiv) for the first 12 months following the opening of a new branch location, the amount of anticipated “run-rate” revenue (net of anticipated “run rate” expenses) projected by the Borrower in good faith to be realized from such new branch location (calculated as if such new branch location was first opened 12 months prior to the start of the period for which Consolidated EBITDA is being calculated) during such period (calculated on a pro forma basis as though such anticipated revenue (net of such anticipated expenses) had been realized on the first day of such period, net of amounts actually realized during such period, if any; it being understood that “run-rate” means the full recurring amount for a period that is associated with any action taken or committed to be taken); provided that (A) the amount of anticipated “run-rate” revenue (net of anticipated “run-rate” expenses) added pursuant to this clause (xiv) shall not exceed $2,000,000 in respect of any single new branch location or $15,000,000 in the aggregate for any four (4) consecutive fiscal quarters of the Borrower and (B) no anticipated revenue (net of anticipated expenses) shall be added pursuant to this clause (xiv) to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income, whether through a pro forma adjustment or otherwise, for such period; and (xv) any costs, expenses and losses directly related to the COVID-19 pandemic; provided that the aggregate amount of costs, expenses and losses added pursuant to this clause (xv) shall not exceed five (5)% of Consolidated EBITDA (calculated prior to giving effect to such add-back) for the preceding four fiscal quarters for which internal financial statements are available. For purposes of this Agreement, Consolidated EBITDA shall be calculated in accordance with Section 1.11, as applicable.

“Consolidated Interest Expense” means, for any period, (i) the total interest expense of the Borrower and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Borrower and its Restricted Subsidiaries, including any such interest expense consisting of (A) interest expense attributable to Capital Leases, (B) amortization of debt discount, (C) interest in respect of Indebtedness of any other Person that has been guaranteed by the Borrower or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Borrower or any Restricted Subsidiary, (D) non-cash interest expense, (E) the interest portion of any deferred payment obligation and (F) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, plus (ii) preferred stock dividends paid in cash in respect of Disqualified Capital Stock of the Borrower held by Persons other than the Borrower or a Restricted Subsidiary, and minus (iii) to the extent otherwise included in such interest expense referred to in clause (i) above, amortization or write-off of financing costs, in each case under clauses (i) through (iii) above as determined on a Consolidated basis in accordance with GAAP; provided that gross interest expense shall be determined after giving effect to any net payments made or received by the Borrower and its Restricted Subsidiaries with respect to any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements).

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Restricted Subsidiaries for such period, determined on a Consolidated basis, without duplication, in accordance with GAAP and before any reduction in respect of preferred stock dividends; provided, that in calculating Consolidated Net Income of the Borrower and its Restricted Subsidiaries for any period, there shall be excluded (a) any net income (loss) of any Person if such Person is not the Borrower or a Restricted Subsidiary, except that (i) the Borrower’s or any Restricted Subsidiary’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (b) below) and (ii) the Borrower’s or any Restricted Subsidiary’s equity in the net loss of such Person shall be included to the extent of the aggregate Investment of the Borrower or any of its Restricted Subsidiaries in such Person; (b) solely for purposes of Sections 10.3(n), 10.6(f) and 10.9(b)(i), any net income (loss) of any Restricted Subsidiary that is not a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to this Agreement and (z) restrictions in effect on the Original Closing Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Administrative Agent and the Lenders hereunder than such restrictions in effect on the

Original Closing Date as determined by the Borrower in good faith), except that (i) the Borrower’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could have been made by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause (b)) and (ii) the net loss of such Restricted Subsidiary shall be included to the extent of the aggregate Investment of the Borrower or any of its other Restricted Subsidiaries in such Restricted Subsidiary; (c) (x) any gain or loss realized upon the sale, abandonment or other disposition of any asset of the Borrower or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined in good faith by the board of directors of the Borrower) and (y) any gain or loss realized upon the disposal, abandonment or discontinuation of operations of the Borrower or any Restricted Subsidiary, and any income (loss) from disposed, abandoned or discontinued operations, including in each case any closure of any branch; (d) (x) any extraordinary, unusual or nonrecurring gain, loss or charge and (y) any fees, expenses and charges associated with any acquisition, disposition, merger or consolidation; (e) the cumulative effect of a change in accounting principles or a change as a result of the adoption or modification of accounting policies; (f) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness or Hedge Agreements or other derivative instruments; (g) any unrealized gains or losses in respect of Hedge Agreements; (h) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person; (i) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards, or any vesting or acceleration thereof; (j) to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary owing to the Borrower or any Restricted Subsidiary; (k) any non-cash charge, expense or other impact attributable to application of the purchase or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase or recapitalization accounting adjustments); (l) expenses related to the conversion or modification of various employee benefit programs, and non-cash compensation related expenses; (m) any fees, expenses, charges, premiums or other payments, or any amortization thereof, in connection with the incurrence of Indebtedness (including such fees, expenses or charges related to the offering and issuance of debt securities, the syndication and incurrence of any Term Loan Facility or the ABL Facility), Equity Issuances, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Specified Senior Notes and other securities and any Term Loan Facility or the ABL Facility) and including, in each case, any such transaction consummated on or prior to the Original Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated; (n) any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period); and (o) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities and investments recorded using the equity method or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP.

In the case of any unusual or nonrecurring gain, loss or charge not included in Consolidated Net Income pursuant to clause (d)(x) above in any determination thereof, the Borrower will deliver a duly completed certificate signed by a Responsible Officer to the Administrative Agent promptly after the date on which Consolidated Net Income is so determined, setting forth the nature and amount of such unusual or nonrecurring gain, loss or charge.

“Consolidated Secured Indebtedness” means, with respect to the Borrower and its Restricted Subsidiaries as of any date of determination on a Consolidated basis without duplication, Consolidated Senior Indebtedness that is secured by a Lien on any asset or property of the Borrower or any Restricted Subsidiary.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Secured Indebtedness on such date to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters of the Borrower ending on or immediately prior to such date.

“Consolidated Senior Indebtedness” means, with respect to the Borrower and its Restricted Subsidiaries as of any date of determination on a Consolidated basis without duplication, the sum of (a) all Consolidated Total Indebtedness of the Borrower and its Restricted Subsidiaries minus (b) all Subordinated Indebtedness of the Borrower and its Restricted Subsidiaries.

“Consolidated Total Assets” means, as of any date of determination, all assets of the Borrower and its Restricted Subsidiaries that would, in accordance with GAAP, be classified as assets on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to (a) the aggregate principal amount of outstanding Indebtedness of the Borrower and its Restricted Subsidiaries as of such date consisting of (without duplication): Indebtedness for borrowed money (including purchase money indebtedness and unreimbursed outstanding drawn amounts under letters of credit); obligations in respect of Capital Leases; debt obligations evidenced by bonds, debentures, notes or similar instruments; and Disqualified Capital Stock of the Borrower and its Restricted

Subsidiaries, in each case determined on a Consolidated basis in accordance with GAAP (excluding, for the avoidance of doubt, items eliminated in Consolidation and obligations under Hedge Agreements) minus (b) any unrestricted cash and Cash Equivalents and any cash and Cash Equivalents restricted in favor of the Secured Parties, in each case in this clause (b) held by the Borrower or any of its Restricted Subsidiaries as of the end of the most recent fiscal quarter ending prior to the date of determination for which consolidated financial statements of the Borrower are available.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness on such date to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters of the Borrower ending on or immediately prior to such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned thereto in Section 13.23.

“Credit Parties” means, collectively, the Borrower and the Subsidiary Guarantors.

“Credit Party Materials” has the meaning assigned thereto in Section 9.2(e).

“Current Assets” means, at any time, the Consolidated current assets (other than cash and Cash Equivalents) of the Borrower and its Consolidated Restricted Subsidiaries at such time, but excluding the current portion of deferred tax assets.

“Current Liabilities” means, at any time, the Consolidated current liabilities of the Borrower and its Consolidated Restricted Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long-term Indebtedness, (b) outstanding Indebtedness under revolving or asset-based credit facilities and outstanding letters of credit, (c) the current portion of interest and (d) the current portion of current and deferred income taxes.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt Issuance” means the issuance or incurrence of any Indebtedness for borrowed money by any Credit Party or any of its Restricted Subsidiaries.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Amount” has the meaning assigned thereto in Section 5.4(c)(vii).

“Default” means any of the events specified in Section 11.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation.

“Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Term Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Term Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is ninety-one (91) days after the Term Loan Maturity Date; provided, that (x) if such Capital Stock is issued pursuant to a plan for the benefit of the Borrower or its Restricted Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations and (y) the Series A Preferred Shares shall not constitute Disqualified Capital Stock.

“Disqualified Institutions” means those Persons that are competitors of the Borrower and its Subsidiaries that are identified in writing by the Borrower to the Administrative Agent (and any such competitors’ Affiliates that are either identified in writing by the Borrower to the Administrative Agent or that are clearly identifiable as an Affiliate of any such competitor based on such Affiliate’s name (in each case other than Affiliates that are bona fide debt funds or fixed income investors that are engaged in making or purchasing commercial loans in the ordinary course of business)) in each case as being excluded from the definition of “Eligible Assignee” hereunder. The identification of any Person as a Disqualified Institution after the Original Closing Date shall be effective only as of the time of such identification and any such identification shall have no retroactive effect of any kind, including to disqualify any Person that theretofore shall have become a Lender. Notwithstanding the foregoing, each Credit Party and the Lenders acknowledge and agree that the Administrative Agent will not have any responsibility or obligation of any kind to determine whether any Lender or potential Lender is a Disqualified Institution and the Administrative Agent will have no liability with respect to any assignment made to a Disqualified Institution. The Borrower shall confirm, upon the written request of the Administrative Agent or any Lender, whether a particular Person is a Disqualified Institution.

“Dollar Amount” has the meaning assigned thereto in Section 1.10(b).

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of the following on or after December 31, 2020:

(i)a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities in the U.S. syndicated loan market at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(ii)the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“ECF Period” means in respect of any Fiscal Year, the four (4) consecutive fiscal quarter period represented by such Fiscal Year.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person (other than a Disqualified Institution) that meets the requirements to be an assignee under Section 13.10(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 13.10(b)(iii)).

“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is subject to ERISA and maintained for employees of any Credit Party or any Restricted Subsidiary thereof (but not including any Multiemployer Plan) or (b) any Pension Plan that has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any Credit Party or any current or former Restricted Subsidiary thereof to which any Credit Party has any current or contingent liability (including any contingent liability on account of an ERISA Affiliate).

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, written accusations or allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third-party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims for enforcement by Governmental Authorities, alleged injury or threat of injury to human health or the environment, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, binding interpretations and orders of courts or Governmental Authorities, relating to occupational health and safety, or to the protection of human health (in respect of exposure to Hazardous Materials) or the environment, in each case including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of or exposure to Hazardous Materials.

“Equity Issuance” means (a) any issuance by the Borrower of shares of its Capital Stock to any Person that is not a Credit Party or any Restricted Subsidiary thereof (including, without limitation, in connection with the exercise of options or warrants or the conversion of any debt securities to equity) and (b) any capital contribution from any Person that is not a Credit Party into any Credit Party or any Restricted Subsidiary thereof. The term “Equity Issuance” shall not include (A) any Asset Disposition or (B) any Debt Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder.

“ERISA Affiliate” means any Person who together with any Credit Party or any of its Restricted Subsidiaries is treated as a single employer within the meaning of Section 414(b) or (c) of the Code or Section 4001(b) of ERISA or, for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Erroneous Payment” has the meaning assigned thereto in Section 12.11(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned thereto in Section 12.11(d).

“Erroneous Payment Impacted Class” has the meaning assigned thereto in Section 12.11(d).

“Erroneous Payment Return Deficiency” has the meaning assigned thereto in Section 12.11(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned thereto in Section 12.11(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining reserve requirements (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” means any of the events specified in Section 11.1; provided that any requirement specified therein for passage of time, giving of notice, or any other condition, has been satisfied.

“Excess Cash Flow” means, for any ECF Period of the Borrower, the excess of (a) the sum, without duplication, of (i) Consolidated EBITDA for such ECF Period and (ii) reductions to noncash working capital of the Borrower and its Restricted Subsidiaries for such ECF Period (i.e., the absolute value of the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such ECF Period; provided that increases or decreases in working capital shall exclude (A) any changes in Current Assets or Current Liabilities solely as a result of acquisitions or dispositions by the Borrower and its Restricted Subsidiaries during the applicable period and (B) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent) over (b) the sum, without duplication, of (i) the amount of any Taxes payable in cash by the Borrower and its Restricted Subsidiaries with respect to such ECF Period, (ii) Consolidated Interest Expense for such ECF Period paid in cash, (iii) Capital Expenditures made in cash during such ECF Period, except to the extent financed with the proceeds of Indebtedness, equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated EBITDA, (iv) permanent repayments of Indebtedness (other than optional prepayments of Term Loans pursuant to Section 5.4(a)) made in cash by the Borrower or any of its Restricted Subsidiaries during such ECF Period, but only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness, (v) additions to noncash working capital for such ECF Period (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such ECF Period; provided that increases or decreases in working capital shall exclude (A) any changes in Current Assets or Current Liabilities solely as a result of acquisitions or dispositions by the Borrower and its Restricted Subsidiaries during the applicable period and (B) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent), (vi) cash consideration paid during such ECF Period by the Borrower or any of its Restricted Subsidiaries to make Permitted Acquisitions or other Investments in third parties (other than any Restricted Subsidiary) permitted under Section 10.3 (except to the extent funded with the proceeds of Indebtedness, equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated EBITDA) and (vii) all other amounts added back to Consolidated Net Income for the purposes of calculating Consolidated EBITDA to the extent paid in cash during such ECF Period.

“Excess Cash Flow Percentage” means (i) if the Consolidated Secured Leverage Ratio as of the last day of the applicable Fiscal Year is greater than 2.75 to 1.00, 50%, (ii) if the Consolidated Secured Leverage Ratio as of the last day of the applicable Fiscal Year is equal to or less than 2.75 to 1.00 but greater than 2.25 to 1.00, 25% or (iii) if the Consolidated Secured Leverage Ratio as of the last day of the applicable Fiscal Year is equal to or less than 2.25 to 1.00, 0%.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Subsidiary” means any Subsidiary (a) which is a non-Wholly-Owned Subsidiary that is prohibited from guaranteeing any of the Obligations by the organizational or related shareholder documents of such Subsidiary, (b) which is prohibited from guaranteeing any of the Obligations by (or such guarantee would constitute a default under) any contract or agreement to which such Subsidiary was a party as of the Original Closing Date (or in the case of a Subsidiary formed or acquired after the Original Closing Date, as of the date of such formation or acquisition), (c) which is prohibited by Applicable Law from guaranteeing the Obligations, or which would require governmental approval, consent, license or authorization to provide such a guarantee, unless such approval, consent, license or authorization has been received, (d) which is a Foreign Subsidiary or a Subsidiary of a Foreign Subsidiary, (e) which is a Captive Insurance Subsidiary, (f) which is an Unrestricted Subsidiary or (g) which is an Immaterial Subsidiary; provided, that, in the case of each of clause (f) and (g), such Subsidiary does not guarantee any Indebtedness of the Borrower or any US Subsidiary with an aggregate principal amount in excess of the Threshold Amount.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, US federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 6.12(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 6.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Term Loan or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 6.11(g) and (d) any US federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Term Loan Credit Agreement, dated as of October 1, 2015, among the Borrower, Citi, as administrative agent and collateral agent, and the other lenders, agents and other parties party thereto from time to time (as amended, amended and restated, supplemented or otherwise modified prior to the Original Closing Date).

“Extensions of Credit” means, as to any Lender at any time, an amount equal to the aggregate principal amount of the Term Loans made by such Lender then outstanding.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1.00%) charged to Citi on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain fee letter agreement dated May 19, 2021 among the Borrower and the Administrative Agent (or its affiliate), as the same may be amended or modified in accordance with the terms thereof.

“Fiscal Year” means, initially, the fiscal year of the Borrower and its Subsidiaries ending on September 30; provided that, if the fiscal year of the Borrower is changed in accordance with Section 10.8, then “Fiscal Year” shall mean the fiscal year of the Borrower and its Subsidiaries ending on December 31.

“Flood Hazard Property” means a parcel of real property subject to a Mortgage that is located in an area designated by the Federal Emergency Management Agency (or any successor agency) as having special flood or mudslide hazards.

“Flood Laws” means all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statue thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto and any and all official rulings and interpretation thereunder or thereof.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.

“Foreign Lender” means a Lender that is not a US Person.

“Foreign Subsidiary” means (a) any Subsidiary that is treated as a corporation for US federal income Tax purposes and organized under the laws of a jurisdiction other than any US state or the District of Columbia and (b) any Subsidiary substantially all of the assets of which are Capital Stock of one or more Subsidiaries described in clause (a).

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranty Obligation” means, with respect to the Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means any substances or materials (a) which are or become defined or regulated as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties or (f) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s).

“Immaterial Subsidiary” means, at any date, any Restricted Subsidiary that, together with such Restricted Subsidiary’s Consolidated Subsidiaries, (a) does not, as of the end of the most recently ended fiscal quarter of the Borrower, have assets in excess of 5.0% of Consolidated Total Assets and (b) did not, for the most recently ended fiscal quarter of the Borrower, have revenues exceeding 5.0% of the total revenues of the Borrower and its Restricted Subsidiaries on a Consolidated basis; provided that the aggregate assets or revenues of all Immaterial Subsidiaries, as of the end of or for any fiscal quarter of the Borrower, may not exceed 10.0% of Consolidated Total Assets or Consolidated revenues, respectively, of the Borrower and its Restricted Subsidiaries (and the Borrower shall designate in writing to the Administrative Agent from time to time as necessary the Restricted Subsidiaries that will cease to be “Immaterial Subsidiaries” in order to comply with the foregoing limitation).

“Increased Amount Date” has the meaning assigned thereto in Section 6.13(a).

“Incremental Equivalent Debt” has the meaning assigned thereto in Section 10.1(s).

“Incremental Lender” has the meaning assigned thereto in Section 6.13(a).

“Incremental Term Facility” has the meaning assigned thereto in Section 6.13(a)(ii).

“Incremental Term Increase” has the meaning assigned thereto in Section 6.13(a)(i).

“Incremental Term Loan” has the meaning assigned thereto in Section 6.13(a)(ii).

“Incremental Term Loan Commitment” has the meaning assigned thereto in Section 6.13(a).

“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:

(a)all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b)all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earn-out or similar agreements), except trade payables arising in the ordinary course of business not more than ninety (90) days past due, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person;

(c)the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d)all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(e)all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payable arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any reimbursement obligation arising upon a drawing thereof, and banker’s acceptances issued for the account of any such Person;

(g)all obligations, contingent or otherwise, of surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation) other than those entered into in the ordinary course of business;

(h)all obligations of any such Person in respect of Disqualified Capital Stock; and

(i)all Guaranty Obligations of any such Person with respect to any of the foregoing.

For all purposes hereof, (A) the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person and (B) the items in each of clauses (a) through (i) above shall constitute Indebtedness of such Person solely to the extent, directly or indirectly, (1) such Person is liable for any part of any such item, (2) any such item is secured by a Lien on such Person’s property or (3) any other Person has a right, contingent or otherwise, to cause such Person to become liable for any part of any such item or to grant such a Lien; provided that “earn-outs” and similar payment obligations shall be valued based upon the amount thereof required to be recorded on a balance sheet prepared in accordance with GAAP.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned thereto in Section 13.3(c).

“Insurance and Condemnation Event” means the receipt by any Credit Party or any of its Restricted Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective Property.

“Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, dated as of October 9, 2019, among the Administrative Agent, the ABL Agent, the 2026 Notes Agent and the Credit Parties.

“Interest Period” has the meaning assigned thereto in Section 6.1(b).

“Interpolated Screen Rate”  means (a) with respect to any LIBOR Rate Loan for any Interest Period, a rate per annum which results from interpolating on a linear basis between (i) the applicable Screen Rate for the longest maturity for which a Screen Rate is available that is shorter than such Interest Period and (ii) the applicable Screen Rate for the shortest maturity for which a Screen Rate is available that is longer than such Interest Period, in each case as of 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period and (b) with respect to any Base Rate Loan for any day, a rate per annum which results from interpolating on a linear basis between (x) the applicable Screen Rate for the longest maturity for which a Screen Rate is available that is shorter than one month and (y) the applicable Screen Rate for the shortest maturity for which a Screen Rate is available that is longer than one month, in each case as of 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day.

“Investments” has the meaning assigned thereto in Section 10.3.

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Lender” means each Person party to this Agreement as a Lender on the Restatement Effective Date and any other Person that shall have become a party to this Agreement as a Lender pursuant to an Assignment and Assumption or other Loan Document, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption or other Loan Document.

“Lender Joinder Agreement” means a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent delivered in connection with Section 6.13.

“Lender-Related Person” has the meaning assigned thereto in Section 13.3(b).

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.

“LIBOR” means:

(a)for any interest rate calculation with respect to a LIBOR Rate Loan and for any Interest Period, the rate per annum equal to the ICE Benchmark Administration Limited LIBOR Rate (“ICE LIBOR”) or, if ICE LIBOR for Dollar deposits does not exist at such time, such other interbank rate set forth by any authorized service selected by the Administrative Agent and approved by the Required Lenders that reflects an alternative index rate widely recognized in the institutional term loan “B” market as the successor to ICE LIBOR, in each case as published by Reuters (or another commercially available source providing quotations of ICE LIBOR or such other interbank rate, as applicable, as designated by the Administrative Agent and approved by the Required Lenders from time to time) (“Screen Rate”) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available for such Interest Period at such time for any reason, then LIBOR with respect to a LIBOR Rate Loan for such Interest Period shall be a rate per annum equal to the Interpolated Screen Rate; and

(b)for any interest rate calculation with respect to a Base Rate Loan and for any day, the rate per annum equal to the Screen Rate at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day, for Dollar deposits for a period equal to one month (commencing on such date of determination or, if applicable, the immediately preceding Business Day).  If such rate is not available for such period at such time for any reason, then LIBOR with respect to a Base Rate Loan for such day shall be a rate per annum equal to the Interpolated Screen Rate.

Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Rate” means, for any Interest Period, a rate per annum determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage

; provided that the LIBOR Rate shall not be less than 0.00% per annum with respect to any 2028 Term Loans.

“LIBOR Rate Loan” means any Term Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 6.1(a).

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Limited Condition Acquisition” means any Permitted Acquisition the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Loan Documents” means, collectively, this Agreement, the Restatement Agreement, each Term Loan Note, the Security Documents, the Fee Letter, and each other document, instrument, certificate and agreement executed and delivered by the Credit Parties or, if applicable, any of their respective Subsidiaries in favor of or provided to the Administrative Agent or any Secured Party in connection with this Agreement or otherwise referred to herein or contemplated hereby.

“Market Intercreditor Agreement” means an intercreditor agreement the terms of which are consistent with market terms governing security arrangements for the sharing and/or subordination of liens or arrangements relating to the distribution of proceeds of collateral, as applicable, at the time the intercreditor agreement is proposed to be established in light of the types of Indebtedness subject thereto.

“Material Adverse Effect” means, with respect to the Borrower and its Restricted Subsidiaries, (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of such Persons, taken as a whole, (b) a material impairment of the ability of the Credit Parties to perform their obligations under the Loan Documents to which they are a party, taken as a whole, (c) a material impairment of the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against the Credit Parties of any Loan Document to which they are party.

“Maximum Incremental Amount” means, at any time, the greater of (i) the excess, if any, of (a) the greater of (1) $465,000,000 and (2) 100% of Consolidated EBITDA for the period of four (4) consecutive fiscal quarters of the Borrower ending on or immediately prior to such time for which internal consolidated financial statements of the Borrower are available, over (b) the aggregate amount of all Incremental Term Loan Commitments established prior to such time pursuant to Section 6.13 and all Incremental Equivalent Debt incurred or issued prior to such time pursuant to Section 10.1(s) and (ii) such other amount, so long as, after giving pro forma effect to the incurrence of any such Incremental Term Loans and/or incurrence or issuance of any Incremental Equivalent Debt, as applicable, and the pro forma adjustments described in Section 1.11, the Consolidated Secured Leverage Ratio (calculated as if any Incremental Term Loan Commitment being established were fully drawn) is equal to or less than 3.75 to 1.00; provided that, in connection with any Incremental Term Loan Commitment or Incremental Equivalent Debt, the proceeds of which are, substantially concurrently with receipt thereof, to be used by the Borrower to finance, in whole or in part, a Limited Condition Acquisition, the calculation of the Consolidated Secured Leverage Ratio in this clause (ii) may be made, at the election of the Borrower, at the time of either (x) the execution of the definitive agreement with respect to such Limited Condition Acquisition (such time of execution, the “LCA Test Time”, and the Borrower’s election pursuant to this subclause (x), an “LCA Election”) or (y) the consummation of the Limited Condition Acquisition and related incurrence or issuance of Indebtedness and incurrence of Liens, in each case, after giving pro forma effect to the relevant Limited Condition Acquisition and related incurrence or issuance of Indebtedness and incurrence of Liens.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgages” means the collective reference to each mortgage, deed of trust, deed of hypothec or other real property security document, encumbering any real property now or hereafter owned by any Credit Party, in each case, in form and substance reasonably satisfactory to the Administrative Agent and executed by such Credit Party in favor of the Administrative Agent, for the benefit of the Secured Parties, as any such document may be amended, restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or any Restricted Subsidiary thereof is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding seven (7) years to which any Credit Party or any Restricted Subsidiary thereof has any current or contingent liability (including any contingent liability on account of an ERISA Affiliate).

“Net Cash Proceeds” means, as applicable, (a) with respect to any Asset Disposition or Insurance and Condemnation Event, the gross proceeds received by any Credit Party or any of its Restricted Subsidiaries therefrom in cash or Cash Equivalents, as and when received, less the sum of (i) all income taxes and other taxes assessed (or reasonably estimated to be assessed within two (2) years of the date of the relevant transaction) by a Governmental Authority as a result of such transaction or event, (ii) all reasonable and customary out-of-pocket fees and expenses incurred in connection with such transaction or event and (iii) the principal amount of, premium, if any, and interest on any Indebtedness (other than Indebtedness under this Agreement or the ABL Agreement) secured by a Lien on the applicable asset (other than a Lien ranking pari passu with, or expressly subordinated to, the Lien securing the Indebtedness under this Agreement), to the extent such Indebtedness is required to be repaid in connection with such transaction or event, and (b) with respect to any Debt Issuance or issuance of Qualified Capital Stock, the gross cash proceeds received by the Borrower or, in the case of any Debt Issuance, any of its Restricted Subsidiaries therefrom less all reasonable and customary out-of-pocket legal, underwriting, advisory, brokerage, investment banking and other fees, expenses, discounts, costs and commissions incurred in connection therewith.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 13.2 and (b) has been approved by the Required Lenders.

“Non-Credit Party” means any Restricted Subsidiary of the Borrower that is not a Credit Party.

“Notice of Borrowing” means a written notice substantially in the form of Exhibit B.

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 6.2.

“Notice of Prepayment” means a written notice substantially in the form of Exhibit D.

“Obligations” means, collectively, whether now in existence or hereafter arising: (a) the due and punctual payment by the Borrower of the principal of and interest on (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) the Term Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) the due and punctual payment or performance, as the case may be, of all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Credit Parties to the Lenders, the Arrangers or the Administrative Agent or any other Secured Party, in each case under any Loan Document, and of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (c) Erroneous Payment Subrogation Rights.

“OFAC” means the US Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Compliance Certificate” means a certificate of the chief financial officer or the treasurer of the Borrower substantially in the form attached as Exhibit F.

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of Property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Original Closing Date” means January 2, 2018.

“Original Credit Agreement” has the meaning assigned thereto in the recitals hereto.

“Other Applicable Indebtedness” has the meaning specified in Section 5.4(c)(iii).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 6.12).

“Participant” has the meaning assigned thereto in Section 13.10(d).

“Participant Register” has the meaning assigned thereto in Section 13.10(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Recipient” has the meaning assigned thereto in Section 12.11(a).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained, funded or administered for the employees of any Credit Party or any Restricted Subsidiary thereof or (b) has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any Credit Party or any current or former Restricted Subsidiaries to which any Credit Party has any current or contingent liability (including any contingent liability on account of an ERISA Affiliate).

“Permitted Acquisition” means any acquisition by the Borrower or any Restricted Subsidiary thereof in the form of an acquisition of all or substantially all of the business or a line of business (whether by the acquisition of Capital Stock, assets or any combination thereof) of any other Person if such acquisition meets all of the following requirements:

(a)[reserved];

(b)such acquisition has been approved by the board of directors (or equivalent governing body) of the Person to be acquired;

(c)the Person or business to be acquired shall be in a line of business permitted pursuant to Section 10.11;

(d)if such transaction is a merger, amalgamation or consolidation involving a Credit Party, the Borrower or a Subsidiary Guarantor shall be the surviving Person and no Change in Control shall have been effected thereby;

(e)the Borrower shall have delivered to the Administrative Agent all documents required to be delivered pursuant to, and in accordance with, Section 9.13;

(f)[reserved];

(g)no Event of Default shall have occurred and be continuing at the time the definitive documentation for such acquisition is executed and delivered; and

(h)[reserved].

“Permitted Acquisition Consideration” means the aggregate amount of the purchase price, including, but not limited to, any assumed debt, earn-outs (valued at the maximum amount payable thereunder), deferred payments, or Capital Stock of the Borrower, to be paid on a singular basis in connection with any applicable Permitted Acquisition as set forth in the applicable Permitted Acquisition Documents executed by the Borrower or any of its Restricted Subsidiaries in order to consummate the applicable Permitted Acquisition.

“Permitted Acquisition Documents” means with respect to any acquisition proposed by the Borrower or any Restricted Subsidiary thereof, final copies or substantially final drafts if not executed at the required time of delivery of the purchase agreement, sale agreement, merger agreement or other agreement evidencing such acquisition, including, without limitation, all legal opinions and each other material document executed, delivered, contemplated by or prepared in connection therewith and any amendment, modification or supplement to any of the foregoing.

“Permitted Investment” has the meaning assigned thereto in Section 10.3.

“Permitted Liens” means the Liens permitted pursuant to Section 10.2.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning assigned thereto in Section 9.2(e).

“Pre-Closing Accumulated Amount” means the unused amount available to the Borrower through and as of January 1, 2018 to make Restricted Payments pursuant to Section 10.6(f)(iii) of the Existing Credit Agreement.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Public Lenders” has the meaning assigned thereto in Section 9.2(e).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned thereto in Section 13.23.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Recipient” means the Administrative Agent and any Lender, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinanced Obligations” has the meaning assigned thereto in the definition of “Refinancing Indebtedness”.

“Refinancing Amendment” means an amendment to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and the Lenders providing the applicable Specified Refinancing Debt, effecting the incurrence of such Specified Refinancing Debt in accordance with Section 5.5.

“Refinancing Indebtedness” means, with respect to any Person, Indebtedness of such Person arising after the Original Closing Date issued in exchange for, or the proceeds of which are used to extend, refinance, replace or substitute for any Indebtedness of such Person (such extended, refinanced, replaced or substituted Indebtedness, the “Refinanced Obligations”); provided, that:  (a) the Administrative Agent shall have received not less than ten (10) Business Days’ (or such shorter period as is acceptable to the Administrative Agent) prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail the amount of such Indebtedness, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as the Administrative Agent may reasonably request; (b) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness shall not exceed the principal amount (or accreted value, if applicable) of the Refinanced Obligations (plus the amount of reasonable refinancing fees and expenses incurred in connection therewith), any prepayment premiums and any accrued interest on account thereof; (c) such Refinancing Indebtedness shall have a final stated maturity that is no earlier than the final stated maturity of the Refinanced Obligations; (d) such

Refinancing Indebtedness shall have a Weighted Average Life to Maturity not less than the then remaining Weighted Average Life to Maturity of the Refinanced Obligations; (e) at the time such Refinancing Indebtedness is incurred, no Event of Default shall have occurred and be continuing; (f) if the Refinanced Obligations are subordinated in right of payment to the Obligations, such Refinancing Indebtedness shall be subordinated to the Obligations on terms no less favorable to the Administrative Agent and Lenders than the Refinanced Obligations; (g) if the Refinanced Obligations or any guarantees thereof are unsecured, such Refinancing Indebtedness and any guarantees thereof shall be unsecured; (h) if the Refinanced Obligations or any guarantees thereof are secured, such Refinancing Indebtedness and any guarantees thereof shall be unsecured or secured in all material respects by substantially the same or less collateral as secured such Refinanced Obligations or any guarantees thereof; (i) if the Refinanced Obligations or any guarantees thereof are secured, any Liens to secure such Refinancing Indebtedness shall not have a priority more senior than the Liens securing the Refinanced Obligations and if the Liens securing the Refinanced Obligations are subordinated to any other Liens on such property securing the Obligations, any Liens securing such Refinancing Indebtedness shall be subordinated to the Administrative Agent’s Liens on terms and conditions no less favorable; (j) the obligors in respect of the Refinanced Obligations immediately prior to such refinancing, refunding, extending, renewing or replacing thereof shall be the only obligors on such Refinancing Indebtedness; and (k) the terms and conditions (excluding as to pricing, premiums and optional prepayment or redemption provisions) of any such Refinancing Indebtedness, taken as a whole, are not more restrictive in any material respect with respect to the Borrower and its Restricted Subsidiaries than the terms and conditions of the Refinanced Obligations.

“Register” has the meaning assigned thereto in Section 13.10(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Repricing Event” has the meaning assigned thereto in Section 5.4(b).

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than fifty percent (50%) of the Total Credit Exposures of all Lenders.

“Resignation Effective Date” has the meaning assigned thereto in Section 12.6(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, chief accounting officer, general counsel, controller, treasurer or assistant treasurer of such Person or any other officer of such Person reasonably acceptable to the Administrative Agent. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restatement Agreement” means the Restatement and Lender Joinder Agreement, dated as of May 19, 2021, by and among the Credit Parties, the Lenders party thereto and the Administrative Agent.

“Restatement Effective Date” has the meaning assigned thereto in the Restatement Agreement.

“Restatement Arrangers” means Citibank, N.A., BofA Securities, Inc., Wells Fargo Securities, LLC, and JPMorgan Chase Bank, N.A., in their respective capacities as joint lead arrangers and joint bookrunners.

“Restricted Group Reconciliation Statement” means, with respect to any Consolidated balance sheet or statement of income of the Borrower and its Subsidiaries, such financial statement (in substantially the same form) prepared on the basis of consolidating the accounts of the Borrower and its Restricted Subsidiaries and treating Subsidiaries other than Restricted Subsidiaries as if they were not consolidated with the Borrower and otherwise eliminating all accounts of Subsidiaries other than Restricted Subsidiaries, together with an explanation of reconciliation adjustments in reasonable detail.

“Restricted Payment” has the meaning assigned thereto in Section 10.6.

“Restricted Subsidiary” means each Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“S&P” means S&P Global Ratings Services, a business unit of Standard & Poor’s Financial Services LLC, and any successor to its rating agency business.

“Sale and Leaseback Transaction” means, with respect to any Person (the “obligor”), any contractual obligation or other arrangement with any other Person (the “counterparty”) consisting of a lease by such obligor of any property that, directly or indirectly, has been or is to be sold by the obligor to such counterparty or to any other Person to whom funds have been advanced by such counterparty based on a Lien on, or an assignment of, such property or any obligations of such obligor under such lease.

“Sanctioned Country” means a country, region or territory which is itself subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.

“Sanctioned Person” means (a) any Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time or (b) (i) an agency of the government of a Sanctioned Country, (ii) any Person operating, organized or resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC or (iii) any Person controlled by a Sanctioned Country or by Persons described in the foregoing clauses (a) and (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States government, including those administered by OFAC or the United States Department of State.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” means the Obligations.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 12.5, any other holder from time to time of any Secured Obligations and, in each case, their respective successors and permitted assigns.

“Security Documents” means the collective reference to (a) the Intercreditor Agreement, (b) the Collateral Agreement, (c) the Mortgages, (d) the Subsidiary Guaranty Agreement and (e) each other agreement or writing pursuant to which any Credit Party purports to pledge or grant a security interest in any Property or assets securing any of the Secured Obligations or any such Person purports to guaranty the payment and/or performance of any of the Secured Obligations.

“Senior Unsecured Indebtedness” means the collective reference to any unsecured Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries that ranks pari passu in right of payment with the Obligations, the terms and conditions of which (and terms and conditions of the documents governing such Indebtedness) shall be market terms and conditions that are, taken as a whole, no more restrictive than the corresponding terms and conditions of this Agreement and the other Loan Documents (other than with respect to pricing and optional prepayment premiums) and shall be approved by the Administrative Agent (such approval not to be unreasonably withheld) and, in any event, such terms and conditions shall include, without limitation, such unsecured Indebtedness (a) not having a scheduled maturity or any required scheduled repayment or prepayment of principal, amortization, mandatory redemption or sinking fund obligation, in each case, prior to the date that is six (6) months after the final maturity date applicable to the Term Loan Facility (including, if applicable, any Incremental Term Loan) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Term Loans and all other Obligations that are accrued and payable and the termination of the Commitments) and (b) having no restrictions, limitations or encumbrances on the ability of the Borrower or any of its Restricted Subsidiaries to incur Liens to secure the Obligations. The 2029 Senior Notes are Senior Unsecured Indebtedness.

“Series A Certificate of Designation” means the certificate of designation for the Series A Preferred Shares, filed by the Borrower with the Secretary of the State of the State of Delaware on or prior to the Original Closing Date.

“Series A Preferred Shares” means the Borrower’s Series A Cumulative Convertible Participating Preferred Stock, par value $0.01 per share.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Refinancing Debt” has the meaning set forth in Section 5.5(a).

“Specified Representations” means the representations set forth in Sections 8.1, 8.3, 8.4(b), 8.10, 8.11 and 8.16, the last two sentences of Section 8.19 and Section 3.1 of the Collateral Agreement (as it relates to the creation, validity, perfection and priority (subject to Permitted Liens) of the security interests granted in the Collateral and as to perfection only to the extent required by Section 7.1(c) of the Original Credit Agreement).

“Specified Senior Notes” means the 2026 Senior Notes and the 2029 Senior Notes.

“Specified Transactions” means (a) [reserved], (b) any Investment that results in a Person becoming a Restricted Subsidiary of the Borrower, (c) any designation of a Subsidiary as a Restricted Subsidiary or as an Unrestricted Subsidiary, (d) any Permitted Acquisition, (e) any Asset Disposition that results in a Restricted Subsidiary of the Borrower ceasing to be a Restricted Subsidiary of the Borrower, (f) any disposition of a business unit, line of business or division of the Borrower or any of its Restricted Subsidiaries, in each case whether by merger, consolidation, amalgamation or otherwise and (g) any other transaction that by the terms of this Agreement requires any financial ratio or test to be determined on a “pro forma basis” or to be given “pro forma effect”.

“Subject Proceeds” has the meaning specified in Section 5.4(c)(iii).

“Subordinated Indebtedness” means the collective reference to any Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries that is subordinated in right and time of payment to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent, which terms and conditions shall be market terms and conditions that are, taken as a whole, no more restrictive than the corresponding terms and conditions of this Agreement and the other Loan Documents (other than with respect to pricing and optional prepayment premiums) and, in any event, such terms and conditions shall include, without limitation, such Subordinated Indebtedness (a) not having a scheduled maturity or any required scheduled repayment or prepayment of principal, amortization, mandatory redemption or sinking fund obligation, in each case, prior to the date that is six (6) months after the final maturity date applicable to the Term Loan Facility (including, if applicable, any Incremental Term Loan) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Term Loans and all other Obligations that are accrued and payable and the termination of the Commitments) and (b) having no restrictions, limitations or encumbrances on the ability of the Borrower or any of its Restricted Subsidiaries to incur Liens to secure the Obligations.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such

Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

“Subsidiary Guarantors” means, collectively, all direct and indirect Restricted Subsidiaries of the Borrower party to the Subsidiary Guaranty Agreement.

“Subsidiary Guaranty Agreement” means the unconditional guaranty agreement, dated as of January 2, 2018, executed by the Subsidiary Guarantors as of such date in favor of the Administrative Agent, for the benefit of the Secured Parties (as amended by the Restatement Agreement).

“Subsidiary Redesignation” has the meaning assigned thereto in the definition of “Unrestricted Subsidiary”.

“Supported QFC” has the meaning assigned thereto in Section 13.23.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Tax Compliance Certificate” has the meaning assigned thereto in Section 6.11(g).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Commitment” means (a) as to any Lender, the obligation of such Lender to make a portion of the 2028 Term Loan and/or Incremental Term Loans, as applicable, to the account of the Borrower hereunder on the Restatement Effective Date (in the case of the 2028 Term Loan) or the applicable borrowing date (in the case of any Incremental Term Loan) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on the Register, as such amount may be increased, reduced or otherwise modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate commitment of all Lenders to make such Term Loans. The aggregate Term Loan Commitment with respect to the 2028 Term Loan of all Lenders on the Restatement Effective Date shall be $1,000,000,000.

“Term Loan Facility” means the term loan facility established pursuant to Article V (and any new term loan facility established pursuant to Section 6.13).

“Term Loan Lender” means any Lender with a Term Loan Commitment and/or outstanding Term Loans.

“Term Loan Maturity Date” means the first to occur of (a) May 19, 2028 or (b) the date of acceleration of the Term Loans pursuant to Section 11.2(a).

“Term Loan Note” means a promissory note made by the Borrower in favor of a Term Loan Lender evidencing the portion of the Term Loans made by such Term Loan Lender, substantially in the form attached as Exhibit A, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Term Loan Percentage” means, with respect to any Term Loan Lender at any time, the percentage of the total outstanding principal balance of the Term Loans represented by the outstanding principal balance of such Term Loan Lender’s Term Loans.

“Term Loans” means the 2028 Term Loans and, if applicable, the Incremental Term Loans and “Term Loan” means any of such Term Loans.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Termination Event” means the occurrence of any of the following which, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect: (a) a “reportable event” described in Section 4043 of ERISA with respect to any Pension Plan for which the thirty (30) day notice requirement has not been waived by the PBGC, or (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Pension Plan under Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, in each case, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would reasonably constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA, or (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or in endangered or critical status within the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA or (h) the partial or complete withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (i) any event or condition which results in the insolvency of a Multiemployer Plan under Section 4245 of ERISA, or (j) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA or (k) the imposition of any liability under Title IV of

ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate.

“Test Period” has the meaning specified in Section 1.11(b).

“Threshold Amount” means $75,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and outstanding Term Loans of such Lender at such time.

“Transaction Costs” means all transaction fees, costs, expenses, charges and other amounts related to the Transactions (including, without limitation, any financing fees, legal fees and expenses, due diligence fees, debt prepayment premiums, if any, or any other fees and expenses in connection therewith).

“Transactions” means, collectively, (a) the execution, delivery and performance by the Credit Parties of the Restatement Agreement, the incurrence of the 2028 Term Loans on the Restatement Effective Date and the use of proceeds thereof, together with other amounts, to (i) repay in full all Initial Term Loans (as defined in the Original Credit Agreement) outstanding immediately prior to the Restatement Effective Date together with any accrued and unpaid interest thereon and (ii) repay, redeem or otherwise retire in full the 2025 Senior Notes and (b) the payment of all Transaction Costs incurred or payable by the Borrower or any of its Restricted Subsidiaries in connection with the foregoing.

“UCC” means the Uniform Commercial Code enacted in the State of New York, as amended from time to time; provided that if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority of a security interest is governed by the personal property security laws of any jurisdiction other than New York, “UCC” means those personal property security laws as in effect in such other jurisdiction for the purposes of the provisions hereof relating to such perfection or priority and for the definitions related to such provisions.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” or “US” means the United States of America.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that, in each case, the Borrower shall only be permitted to so designate a Subsidiary as an Unrestricted Subsidiary if each of the following conditions is satisfied: (a) as of the date of any such designation and after giving effect thereto, no Event of Default exists or has occurred and is continuing, (b) each Subsidiary to be designated as an “Unrestricted Subsidiary” and its Subsidiaries has not at the time of designation, and does not thereafter unless redesignated as a Restricted Subsidiary, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any debt pursuant to which a lender or any other Person has recourse to any Credit Party or any Restricted Subsidiary or any of the assets of any Credit Party or any Restricted Subsidiary, (c) the fair market value of, and investments in, such Subsidiary constitute Permitted Investments at the time of its designation as an Unrestricted Subsidiary, (d) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary or if, immediately after such designation, it will be a “restricted subsidiary” for purposes of any other Indebtedness, (e) the Administrative Agent shall have received satisfactory written evidence that the Consolidated Total Leverage Ratio is no greater than 5.00:1.00, in each case based on the financial statements most recently delivered pursuant to Section 9.1(a) or Section 9.1(b), as applicable, of this Agreement (or, prior to the initial delivery under this Agreement, of the Original Credit Agreement) both before and after giving effect on a pro forma basis to such designation and (f) the Administrative Agent shall have received an officer’s certificate executed by a Responsible Officer of the Borrower, certifying compliance with the requirements of the preceding clauses (a) through (e).  The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that, (i) as of the date thereof, and after giving effect thereto, no Event of Default exists or has occurred and is continuing, (ii) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time (and such Subsidiary Redesignation shall be permitted only if such Indebtedness or Liens are then permitted to be incurred under Sections 10.1 and 10.2), (iii) the Administrative Agent shall have received satisfactory written evidence that the Consolidated Total Leverage Ratio is no greater than 5.00:1.00, in each case based on the financial statements most recently delivered pursuant to Section 9.1(a) or Section 9.1(b), as applicable, of this Agreement (or, prior to the initial delivery under this Agreement, of the Original Credit Agreement) both before and after giving effect on a pro forma basis to such Subsidiary Redesignation and (iv) the Administrative Agent shall have received an officer’s certificate executed by a Responsible Officer of the Borrower, certifying compliance with the requirements of preceding clauses (i) and (iii).

“USD LIBOR” means the London interbank offered rate for U.S. dollars.

“US Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned thereto in Section 13.23.

“US Subsidiary” means any Subsidiary of the Borrower that is not a Foreign Subsidiary.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years (and/or portion thereof) obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the date scheduled for the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned” means, with respect to a Subsidiary, that all of the shares of Capital Stock of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Borrower and/or one or more of its Wholly-Owned Subsidiaries).

“Withholding Agent” means any Credit Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom,  any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution  or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.2.Other Definitions and Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”,

“hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form and (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

SECTION 1.3.Accounting Terms.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 9.1(a), except as otherwise specifically prescribed herein (including, without limitation, as prescribed by Section 13.9 or the definition of “Capital Lease”). Notwithstanding the foregoing, for purposes of determining compliance with any covenant contained herein, Indebtedness of the Borrower and its Restricted Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

SECTION 1.4.UCC Terms.  Terms defined in the UCC and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

SECTION 1.5.Rounding.  Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.6.References to Agreement and Laws.  Unless otherwise expressly provided herein, (a) any definition or reference to formation documents, governing documents, agreements (including the Loan Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document and (b) any definition or reference to any Applicable Law, including, without limitation, the Code, the Debtor Relief Laws, ERISA, the Exchange Act, the PATRIOT Act, the Securities Act of 1933,

the UCC, the Investment Company Act of 1940, the Interstate Commerce Act, the Trading with the Enemy Act of the United States or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.7.Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.8.[Reserved].

SECTION 1.9.Guaranty Obligations.  Unless otherwise specified, the amount of any Guaranty Obligation shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation.

SECTION 1.10.Alternative Currency Matters.  (a) Covenant Compliance Generally. For purposes of determining compliance under Sections 10.1, 10.2, 10.3, 10.5 and 10.6, any amount in a currency other than Dollars will be converted to Dollars based upon the Dollar Amount thereof. Notwithstanding the foregoing, for purposes of determining compliance with Sections 10.1, 10.2 and 10.3, with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no breach of any basket contained in such sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.10 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

(b)Definition. For purposes of this Section 1.10, “Dollar Amount” means the amount of Dollars which is equivalent to the amount so expressed in the applicable currency at the most favorable spot exchange rate reasonably determined by the Administrative Agent to be available to it at the relevant time.

SECTION 1.11.Pro Forma Calculations.  (a) Notwithstanding anything to the contrary herein, any leverage or coverage ratio provided for herein and Consolidated Total Assets shall be calculated in the manner prescribed by this Section 1.11; provided that when calculating any leverage ratio for the purpose of the definition of Excess Cash Flow Percentage, the events set forth in clauses (b), (c) and (d) below that occurred subsequent to the end of the applicable four fiscal quarter period shall not be given pro forma effect.

(b)For purposes of calculating any leverage or coverage ratio provided for herein, all Specified Transactions (and the incurrence or repayment of any Indebtedness and the granting or terminating of any Liens in connection therewith) that have been consummated (i) during the applicable period of four consecutive fiscal quarters for which such leverage or coverage ratio is being determined (the “Test Period”) or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period; provided that any such calculation of a leverage ratio in connection with an incurrence of Indebtedness shall not include the proceeds of such incurrence in the Cash-Netting Provision. For purposes of calculating Consolidated Total Assets, all Specified Transactions that have been consummated subsequent to the last day of the most recently completed fiscal quarter of the Borrower and prior to or simultaneously with the event for which the calculation of Consolidated Total Assets is made shall be calculated on a pro forma basis assuming that all such Specified Transactions had occurred on the last day of the most recently completed fiscal quarter of the Borrower.

(c)If pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by the chief financial officer of the Borrower and include only those adjustments that would be permitted or required by Regulation S-X of the federal securities laws together with those adjustments that (i) have been certified by the chief financial officer of the Borrower as having been prepared in good faith based upon reasonable assumptions and (ii) are (A) directly attributable to the Specified Transactions with respect to which such adjustments are to be made, (B) expected to have a continuing impact on the Borrower and its Restricted Subsidiaries, (C) factually supportable and reasonably identifiable and (D) based on reasonably detailed written assumptions. For the avoidance of doubt, all pro forma adjustments shall be consistent with, and subject to, the caps and limits set forth in the applicable definitions herein.

(d)In the event that the Borrower or any of its Restricted Subsidiaries incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included directly or indirectly in the calculation of any leverage or coverage ratio provided for herein (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such leverage or coverage ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period (or, in the case of the coverage ratio, on the first day of the applicable Test Period).

(e)If the Borrower has made an LCA Election, then, in connection with any unrelated calculation of any ratio or test at or following the relevant

LCA Test Time, and prior to the earlier of (x) the date on which such Limited Condition Acquisition is consummated or (y) the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or test shall be calculated on (A) a pro forma basis assuming such Limited Condition Acquisition and any transactions in connection therewith (including any incurrence of Indebtedness, Liens and the use of proceeds thereof) has been consummated, and also on (B) a standalone basis without giving effect to such Limited Condition Acquisition or any such transactions in connection therewith.

SECTION 1.12.Effect of Restatement.  This Agreement amends and restates the Original Credit Agreement in its entirety, with the parties to the Restatement Agreement agreeing that there is no novation of the Original Credit Agreement and from and after the Restatement Effective Date, the rights and obligations of the parties under the Original Credit Agreement shall be subsumed and governed by this Agreement. From and after the Restatement Effective Date, the Obligations under the Original Credit Agreement shall continue as Obligations under this Agreement until otherwise paid or terminated in accordance with the terms hereof.  Without limiting the generality of the foregoing, the Security Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Credit Parties under the Loan Documents, in each case, as amended by this Agreement. On and after the Restatement Effective Date, each reference to the “Credit Agreement” in any other Loan Document shall mean and be a reference to this Agreement. Notwithstanding anything to the contrary herein, any dollar basket specified herein shall be deemed unused on the Restatement Effective Date, so that such baskets are available in their entirety on and as of the Restatement Effective Date.

SECTION 1.13.Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Capital Stock at such time.

ARTICLE II

[RESERVED]

ARTICLE III

[RESERVED]

ARTICLE IV

[RESERVED]

ARTICLE V

TERM LOAN FACILITY

SECTION 5.1. 2028 Term Loan.  Subject to the terms and conditions of this Agreement and the other Loan Documents, including the Restatement Agreement, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, including the Restatement Agreement, each 2028 Term Loan Lender severally agrees to make the 2028 Term Loan to the Borrower on the Restatement Effective Date in a principal amount equal to such Lender’s 2028 Term Loan Commitment as of the Restatement Effective Date. Notwithstanding the foregoing, if the total 2028 Term Loan Commitment as of the Restatement Effective Date is not drawn on the Restatement Effective Date, the undrawn amount shall automatically be cancelled.

SECTION 5.2.Procedure for Advance of Term Loan.  (a) 2028 Term Loan. The Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing prior to 12:00 noon, New York City time, on the Restatement Effective Date requesting that the 2028 Term Loan Lenders make the 2028 Term Loan as a Base Rate Loan on such date (provided that the Borrower may request, no later than three (3) Business Days prior to the Restatement Effective Date, that the Lenders make the 2028 Term Loan as a LIBOR Rate Loan). Upon receipt of such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each 2028 Term Loan Lender thereof. Not later than 2:00 p.m. (or such earlier time as may be specified by the Administrative Agent) on the Restatement Effective Date, each 2028 Term Loan Lender will make available to the Administrative Agent for the account of the Borrower, at the Administrative Agent’s Office in immediately available funds, the amount of such 2028 Term Loan to be made by such 2028 Term Loan Lender on the Restatement Effective Date (or, if and to the extent separately agreed in writing by the Borrower, the Administrative Agent and such 2028 Term Loan Lender, by the surrender and exchange of a principal amount of the Initial Term Loan (as defined in the Original Credit Agreement) for an equal principal amount of the 2028 Term Loan).  The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of the 2028 Term Loan in immediately available funds by wire transfer to such Person or Persons as may be designated by the Borrower in writing.

(b)Incremental Term Loans. Any Incremental Term Loans shall be borrowed pursuant to, and in accordance with Section 6.13.

SECTION 5.3.Repayment of Term Loans.  (a) 2028 Term Loan. The Borrower shall repay the aggregate outstanding principal amount of the 2028 Term Loan in consecutive quarterly installments on the payment dates listed in the table below, commencing September 30, 2021, in the amounts set forth below, except as the amounts of individual installments may be adjusted pursuant to Section 5.4 or Section 6.13 hereof, as applicable:

PAYMENT DATE	PRINCIPAL INSTALLMENT
September 30, 2021	$2,500,000
December 31, 2021	$2,500,000
March 31, 2022	$2,500,000
June 30, 2022	$2,500,000
September 30, 2022	$2,500,000
December 31, 2022	$2,500,000
March 31, 2023	$2,500,000
June 30, 2023	$2,500,000
September 30, 2023	$2,500,000
December 31, 2023	$2,500,000
March 31, 2024	$2,500,000
June 30, 2024	$2,500,000
September 30, 2024	$2,500,000
December 31, 2024	$2,500,000
March 31, 2025	$2,500,000
June 30, 2025	$2,500,000
September 30, 2025	$2,500,000
December 31, 2025	$2,500,000
March 31, 2026	$2,500,000
June 30, 2026	$2,500,000
September 30, 2026	$2,500,000
December 31, 2026	$2,500,000
March 31, 2027	$2,500,000
June 30, 2027	$2,500,000
September 30, 2027	$2,500,000
December 31, 2027	$2,500,000
March 31, 2028	$2,500,000
Term Loan Maturity Date	Remaining Outstanding Principal Amount

In addition, the aggregate outstanding principal amount of the 2028 Term Loan, as of the Term Loan Maturity Date, shall be paid in full, together with accrued interest thereon, on the Term Loan Maturity Date.

(b)Incremental Term Loans. The Borrower shall repay the aggregate outstanding principal amount of each Incremental Term Loan (if any) as determined pursuant to, and in accordance with, Section 6.13.

(c)Initial Term Loan. The Borrower shall repay in full the aggregate outstanding principal amount of the Initial Term Loan (as defined in the Original Credit Agreement) in Dollars on the Restatement Effective Date (or, if and to the extent separately agreed in writing by the Borrower, the Administrative Agent and such 2028 Term Loan Lender, by the surrender and exchange of a principal amount of the Initial Term Loan (as defined in the Original Credit Agreement) of such 2028 Term Loan Lender for an equal principal amount of the 2028 Term Loan).

SECTION 5.4.Prepayments of Term Loans.  (a) Optional Prepayments. The Borrower shall have the right at any time and from time to time, without premium or penalty (except as provided in Section 5.4(b) below), to prepay the Term Loans, in whole or in part, upon delivery to the Administrative Agent of a Notice of Prepayment not later than 12:00 noon (A) at least one (1) Business Day before the prepayment (in the case of a prepayment of a Base Rate Loan) and (B) at least three (3) Business Days before the prepayment (in the case of a prepayment of a LIBOR Rate Loan), specifying the date and amount of repayment, whether the repayment is of LIBOR Rate Loans or Base Rate Loans or a combination thereof, and if a combination thereof, the amount allocable to each and whether the repayment is of the 2028 Term Loan, an Incremental Term Loan or a combination thereof, and if a combination thereof, the amount allocable to each. Each partial optional prepayment of the Term Loans hereunder shall be in an aggregate principal amount of at least $2,500,000 or any whole multiple of $1,000,000 in excess thereof and shall be applied to the outstanding principal installments of the Term Loans being prepaid as directed by the Borrower. Notwithstanding anything to the contrary, each such repayment shall be accompanied by any amount required to be paid pursuant to Section 6.9 and, if applicable, Section 5.4(b) hereof. A Notice of Prepayment received after 12:00 noon shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the applicable Term Loan Lenders of each Notice of Prepayment. Notwithstanding anything to the contrary, the Borrower may state that any Notice of Prepayment delivered under this Section 5.4(a) is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied.

(b)Repricing Event. In the event that (other than in connection with a refinancing of all 2028 Term Loans in connection with a Change in Control) prior to the date that is six months after the Restatement Effective Date, (i) all or any portion of the 2028 Term Loans are prepaid or repaid from the proceeds of an issuance or incurrence of Indebtedness by the Borrower or any of its Restricted Subsidiaries (including any Specified Refinancing Debt, Incremental Term Loan or Incremental Equivalent Debt) and the effective yield (in each case, to be determined in the reasonable discretion of the Administrative Agent consistent with generally accepted financial practices, after giving effect to margins and any applicable interest rate “floors”, recurring fees and all other upfront or similar fees or original issue discount (amortized over the shorter of (A) the weighted average life of such new or replacement Indebtedness and (B) four years), but excluding the effect of any bona fide arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders thereof) is, or upon satisfaction of specified conditions could be, lower than the effective yield in respect of the 2028 Term Loans (as determined on the same basis) or (ii) a Lender is a Non-Consenting Lender and must assign its 2028 Term Loans pursuant to Section 6.12(b) in connection with any waiver, amendment or modification that would reduce the effective yield in effect with respect to such 2028 Term Loans (each of clauses (i) and (ii), a “Repricing Event”), then in each case the aggregate principal amount so prepaid or repaid or assigned will be subject to a fee payable by the Borrower equal to 1.00% of the principal amount of 2028 Term Loans prepaid or repaid or assigned in connection with such Repricing Event, on the date of such Repricing Event. Such fee shall be paid by the Borrower to the Administrative Agent, for the account of the Lenders or such Non-Consenting Lenders (as the case may be), on the date of such Repricing Event.

(c)Mandatory Prepayments. (i) Excess Cash Flow. No later than three Business Days after the date on which the financial statements with respect to each Fiscal Year are required to be delivered pursuant to Section 9.1(a) (commencing with the Fiscal Year ending on or about September 30, 2022), the Borrower shall prepay outstanding Term Loans in the manner set forth in clause (v) below in an aggregate principal amount equal to the excess, if any, of (A) the Excess Cash Flow Percentage of Excess Cash Flow for the ECF Period in respect of such Fiscal Year then ended minus (B) any optional prepayments of Term Loans pursuant to Section 5.4(a) made during such ECF Period, or in the following ECF Period but before the making of any prepayment required in respect of such ECF Period pursuant to this Section 5.4(c)(i), but only to the extent that (1) such prepayments do not occur in connection with a refinancing of all or any portion of such Term Loans and (2) such prepayment was not previously applied to reduce the amount of any prepayment required by this Section 5.4(c)(i) in respect of a prior ECF Period.

(ii)Certain Debt Issuances. In the event that the Borrower or any of its Restricted Subsidiaries shall receive Net Cash Proceeds from the issuance or incurrence of any Indebtedness for borrowed money of the Borrower or any of its Restricted Subsidiaries (other than any cash proceeds from the issuance or incurrence of Indebtedness for borrowed money permitted under this Agreement), the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds by the Borrower or any such Restricted Subsidiary, apply an amount equal to one hundred percent (100%) of such Net Cash Proceeds to prepay outstanding Term Loans in the manner set forth in clause (v) below.

(iii)Asset Dispositions.  Within three (3) Business Days after the date of receipt of Net Cash Proceeds of any Asset Disposition by the Borrower or any of its Restricted Subsidiaries (other than (x) any Asset Disposition permitted pursuant to, and in accordance with, clauses (a) through (e), clause (h) and clauses (k) through (q) of Section 10.5, (y) any remaining Net Cash Proceeds of the sale of the Borrower’s interiors business that have not been applied to prepay the Initial Term Loans (as defined in the Original Credit Agreement) prior to the Restatement Effective Date and (z) any Asset Disposition resulting in Net Cash Proceeds (1) not exceeding $10,000,000 for such Asset Disposition and (2) not exceeding $25,000,000 when taken together with the Net Cash Proceeds of all other Asset Dispositions during any Fiscal Year not applied to prepay outstanding Term Loans pursuant to this Section 5.4(c)(iii)(z)), the Borrower shall apply the applicable Asset Disposition Percentage of the aggregate Net Cash Proceeds received in respect of such Asset Disposition (the “Subject Proceeds”) to prepay outstanding Term Loans in the manner set forth in clause (v) below; provided that, if, at the time that any such prepayment would be required hereunder, the Borrower or any of its Restricted Subsidiaries is required (pursuant to the terms of the documentation governing other Indebtedness) to apply the Subject Proceeds to repay or repurchase any such other Indebtedness (or offer to repay or repurchase such Indebtedness) that is secured pursuant to an intercreditor agreement on a pari passu basis with the Obligations (such Indebtedness required to be so repaid or repurchased (or offered to be repaid or repurchased), the “Other Applicable Indebtedness”), then the Borrower or any such Restricted Subsidiary, as applicable, may apply the Subject Proceeds on a pro rata basis to the prepayment of the Term Loans and to the repurchase or repayment of the Other Applicable Indebtedness (with pro rata being determined on the basis of the aggregate outstanding principal amount of the Term Loans and the Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with more than de minimis original issue discount) at such time); it being understood that (1) subject to the foregoing, the portion of the Subject Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of the Subject Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof (and the remaining amount, if any, of the Subject Proceeds shall be allocated to the Term Loans in accordance with the terms hereof) and (2) to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within three (3) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof. Notwithstanding the foregoing, (A) so long as no Event of Default has occurred and is continuing, no prepayment shall be required under this Section 5.4(c)(iii) to the extent that such Net Cash Proceeds are reinvested in assets used or useful in the business of the Borrower and its

Restricted Subsidiaries within twelve (12) months after receipt of such Net Cash Proceeds (or, if such Credit Party or such Restricted Subsidiary has contractually committed within twelve (12) months after receipt of such Net Cash Proceeds to so reinvest such Net Cash Proceeds, then within eighteen (18) months after receipt of such Net Cash Proceeds) by such Credit Party or such Restricted Subsidiary (it being agreed that any portion of such Net Cash Proceeds not actually reinvested within such twelve (12) month period (or, if applicable, eighteen (18) month period) shall be prepaid in accordance with this Section 5.4(c)(iii) on or before the last day of such twelve (12) month period (or, if applicable, eighteen (18) month period)) and (B) no such prepayment shall be required in respect of Net Cash Proceeds attributable to ABL Priority Collateral to the extent the Borrower applies such Net Cash Proceeds to prepay Indebtedness under the ABL Facility.

(iv)Insurance and Condemnation Events. The Borrower shall prepay outstanding Term Loans in the manner set forth in clause (v) below in an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Insurance and Condemnation Event to the extent that the aggregate amount of such Net Cash Proceeds exceeds $10,000,000 during the term of this Agreement. Such prepayments shall be made within three (3) Business Days after the date of receipt of Net Cash Proceeds of any such Insurance and Condemnation Event by any Credit Party or any of its Restricted Subsidiaries; provided that (A) so long as no Event of Default has occurred and is continuing, no prepayment shall be required under this Section 5.4(c)(iv) to the extent that such Net Cash Proceeds are reinvested in assets used or useful in the business of the Borrower and its Restricted Subsidiaries within twelve (12) months after receipt of such Net Cash Proceeds (or, if such Credit Party or such Restricted Subsidiary has contractually committed within twelve (12) months after receipt of such Net Cash Proceeds to so reinvest such Net Cash Proceeds, then within eighteen (18) months after receipt of such Net Cash Proceeds) by such Credit Party or such Restricted Subsidiary (it being agreed that any portion of the Net Cash Proceeds not actually reinvested within such twelve (12) month period (or, if applicable, eighteen (18) month period) shall be prepaid in accordance with this Section 5.4(c)(iv) on or before the last day of such twelve (12) month period (or, if applicable, eighteen (18) month period)) and (B) no such prepayment shall be required in respect of Net Cash Proceeds attributable to ABL Priority Collateral to the extent the Borrower applies such Net Cash Proceeds to prepay Indebtedness under the ABL Facility.

(v)Notice; Manner of Payment. Upon the occurrence of any event triggering the prepayment requirement under clauses (i) through (iv) above, the Borrower shall promptly deliver a Notice of Prepayment to the Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders. Each optional prepayment of

Term Loans under Section 5.4(a) shall be applied to reduce the remaining scheduled principal installments of the 2028 Term Loans and/or any Incremental Term Loans provided for under Section 5.3 as directed by the Borrower. Each mandatory prepayment of the Term Loans under Section 5.4(c) shall be applied to reduce on a pro rata basis the remaining scheduled principal installments of the 2028 Term Loans and any Incremental Term Loans provided for under Section 5.3.

(vi)No Reborrowings. Amounts prepaid under the Term Loan Facility pursuant to this Section 5.4 may not be reborrowed. Each prepayment shall be accompanied by any amount required to be paid pursuant to Section 6.9.

(vii)Notwithstanding anything to the contrary contained in this Section 5.4, if any Lender shall notify the Administrative Agent on the date of any prepayment that it wishes to decline its share of any prepayment required to be made pursuant to any of clauses (i), (iii) or (iv) of this Section 5.4(c), such declined share (the “Declined Amount”) may be retained by the Borrower.

SECTION 5.5.Specified Refinancing Debt.  (a) The Borrower may, from time to time, and subject to the consent of the Administrative Agent, add one or more new term loan facilities to this Agreement (“Specified Refinancing Debt”) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower, to refinance all or any portion of the Term Loans then outstanding under this Agreement pursuant to a Refinancing Amendment; provided that such Specified Refinancing Debt: (i) shall rank pari passu in right of payment with the other Term Loans hereunder; (ii) shall not be guaranteed by any Person that is not a Subsidiary Guarantor; (iii) shall be secured by the Collateral on an equal and ratable basis with the Obligations; (iv) shall have such pricing and optional prepayment terms as may be agreed by the Borrower and the applicable lenders thereof; (v) shall have a scheduled maturity date that is not prior to the scheduled Term Loan Maturity Date, and shall have a Weighted Average Life to Maturity that is not shorter than the Weighted Average Life to Maturity, of the Term Loans being refinanced; (vi) subject to clauses (iv) and (v) above, shall have terms and conditions (other than pricing) that are substantially identical to, or less favorable to the lenders providing such Specified Refinancing Debt than, the terms and conditions of the Term Loans being refinanced (unless such terms are acceptable to the Administrative Agent) and (vii) the Net Cash Proceeds of such Specified Refinancing Debt shall be applied, substantially concurrently with the receipt thereof, to the pro rata prepayment of outstanding Term Loans being so refinanced (and in the case of a partial refinancing, to reduce the remaining scheduled principal installments thereof as directed by the Borrower); provided, however, that such Specified Refinancing Debt (x) may provide for any additional or different financial or other covenants or other provisions that are agreed among the Borrower and the lenders thereof and applicable only during periods after the latest scheduled maturity date of any of the Term Loans that remain outstanding after giving effect to the application of the proceeds of such Specified Refinancing Debt or the date on which all non-refinanced Obligations are paid in full and

(y) shall not have a principal or commitment amount (or accreted value) greater than the Term Loans being refinanced (plus accrued interest, fees, discounts, premiums or expenses payable in connection therewith).

(b)The Borrower shall make any request for Specified Refinancing Debt pursuant to a written notice to the Administrative Agent specifying in reasonable detail the proposed terms thereof. No Lender shall have any obligation hereunder to provide Specified Refinancing Debt. To achieve the full amount of a requested issuance of Specified Refinancing Debt, and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), the Borrower may invite additional Eligible Assignees to become Lenders in respect of such Specified Refinancing Debt.

(c)The effectiveness of any Refinancing Amendment shall be subject to (i) the representations and warranties contained in this Agreement and the other Loan Documents being true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of such date of effectiveness with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall have been true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall have been true and correct in all respects as of such earlier date), (ii) no Event of Default having occurred and continuing on such date or after giving effect to the Specified Refinancing Debt to be incurred on such date, (iii) receipt by the Administrative Agent of a Notice of Borrowing from the Borrower and (iv) to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements, including any supplements or amendments to the Security Documents providing for such Specified Refinancing Debt to be secured thereby, consistent with those delivered on the Restatement Effective Date pursuant to the Restatement Agreement. The Lenders hereby authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches of Specified Refinancing Debt and to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches, in each case on terms consistent with this Section 5.5.

(d)Each class of Specified Refinancing Debt incurred under this Section 5.5 shall be in an aggregate principal amount that is (x) not less than $25,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.

(e)Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Specified Refinancing Debt incurred pursuant thereto (including the addition of such Specified Refinancing Debt as a separate “Term Loan Facility” hereunder and treated in a manner consistent with the Term Loan Facility being refinanced, including for purposes of prepayments and voting). Any Refinancing Amendment may, without the consent of any Person other than the Borrower, the Administrative Agent and the Lenders providing such Specified Refinancing Debt, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 5.5.

ARTICLE VI

GENERAL LOAN PROVISIONS

SECTION 6.1.Interest.  (a) Interest Rate Options. Subject to the provisions of this Section 6.1, at the election of the Borrower, Term Loans shall bear interest at (i) the Base Rate plus the Applicable Margin or (ii) the LIBOR Rate for the applicable Interest Period plus the Applicable Margin. Any Term Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan. Any LIBOR Rate Loan or any portion thereof as to which the Borrower has not duly specified an Interest Period as provided herein shall be deemed a LIBOR Rate Loan with an Interest Period of one (1) month.

(b)Interest Periods. In connection with each LIBOR Rate Loan, the Borrower, by giving notice at the times described in Section 6.2, shall elect an interest period (each, an “Interest Period”) to be applicable to such Term Loan, which Interest Period shall be a period of one (1), three (3) or six (6) months (or such other period as is acceptable to all Lenders); provided that:

(i)the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(ii)if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(iii)any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(iv)no Interest Period shall extend beyond the Term Loan Maturity Date, and Interest Periods shall be selected by the Borrower so as to permit the Borrower to make the quarterly principal installment payments pursuant to Section 5.3 without payment of any amounts pursuant to Section 6.9; and

(v)there shall be no more than ten (10) Interest Periods in effect at any time.

(c)Default Rate. Subject to Section 11.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 11.1(a), (b), (h) or (i), or (ii) at the election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, (A) the Borrower shall no longer have the option to request LIBOR Rate Loans, (B) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans, (C) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document and (D) all accrued and unpaid interest shall be due and payable on demand of the Administrative Agent. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.

(d)Interest Payment and Computation. Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter occurring after the Restatement Effective Date and on the Term Loan Maturity Date, and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto and on the Term Loan Maturity Date, and if such Interest Period is longer than three (3) months, at the end of each three (3) month interval during such Interest Period. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).

(e)Maximum Rate. (i) In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law, which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest permissible rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

SECTION 6.2.Notice and Manner of Conversion or Continuation of Term Loans.  Provided that no Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time following the third Business Day after the Restatement Effective Date all or any portion of any outstanding Base Rate Loans in a principal amount equal to $2,500,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $1,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans or (ii) continue LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrower desires to convert or continue Term Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 12:00 noon three (3) Business Days before the day on which a proposed conversion or continuation of such Term Loan is to be effective specifying (A) the Term Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Term Loans to be converted or continued and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.

SECTION 6.3.Fees.  The Borrower shall pay to the Administrative Agent (or its applicable Affiliate) for its own account fees in the amounts and at the times specified in the Fee Letter. The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing by the Borrower in the amounts and at the times so specified.

SECTION 6.4.Manner of Payment.  (a) Term Loan Payments. Each payment by the Borrower on account of the principal of or interest on the Term Loans or of any fee, commission or other amounts payable to the Lenders under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this

Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in immediately available funds and shall be made without any set off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 11.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes.

(b)General Payment Provisions. Upon receipt by the Administrative Agent of each payment specified in Section 6.4(a), the Administrative Agent shall distribute to each applicable Lender at its address for notices set forth herein its Term Loan Percentage in respect of the Term Loan Facility (or other applicable share as provided herein) of such payment and shall wire advice of the amount of such credit to each such Lender. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Section 6.9, 6.10, 6.11 or 13.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to Section 6.1(b)(ii), if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

SECTION 6.5.Evidence of Indebtedness.  The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent demonstrable error of the amount of the Extensions of Credit made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of demonstrable error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Term Loan Note which shall evidence such Lender’s Term Loans in addition to such accounts or records. Each Lender may attach schedules to its Term Loan Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto.

SECTION 6.6.Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Term Loans and accrued interest thereon or other such obligations (other than pursuant to Section 6.9, 6.10, 6.11 or 13.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Term Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans and other amounts owing them; provided that:

(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii)the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement.

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

SECTION 6.7.Administrative Agent’s Clawback.

(a)Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender (i) in the case of Base Rate Loans, not later than 12:00 noon on the date of any proposed borrowing and (ii) otherwise, prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 5.2 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of (x) the daily average Federal Funds Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the

Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Term Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(c)Nature of Obligations of Lenders Regarding Extensions of Credit. The obligations of the Lenders under this Agreement to make the Term Loans are several and are not joint or joint and several. The failure of any Lender to make available its Term Loan Percentage of any Term Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Term Loan Percentage of such Term Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Term Loan Percentage of such Term Loan available on the borrowing date.

SECTION 6.8.Changed Circumstances; Benchmark Replacement Setting.

(a)Circumstances Affecting LIBOR Rate Availability. Subject to clause (c) below, if in connection with any request for a LIBOR Rate Loan or a Base Rate Loan, as applicable, as to which the interest rate is determined with reference to LIBOR or a conversion to or continuation thereof, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such Term Loan, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining the LIBOR Rate for such Interest Period with respect to a proposed LIBOR Rate Loan or any Base Rate Loan as to which the interest rate is determined with reference to LIBOR or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Term Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Term Loan to or continue any Term Loan as a LIBOR Rate Loan shall be suspended, and (x) in the case of LIBOR Rate Loans, the Borrower shall either (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan made to it together with accrued interest thereon (subject to Section 6.1(d)), on the last day of the then current Interest Period applicable to such LIBOR Rate Loan; or (B) convert the then outstanding principal amount of each such LIBOR Rate Loan made to it to a Base Rate Loan, as applicable, as to which the interest rate is not determined by reference to LIBOR as of the last day of such Interest Period; or (y) in the case of Base Rate Loans, the interest rate shall cease to be determined by reference to LIBOR as of the last day of such Interest Period.

(b)Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency made or issued after the date hereof, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans or Base Rate Loans as to which the interest rate is determined by reference to LIBOR, and the right of the Borrower to convert any Term Loan to a LIBOR Rate Loan or continue any Term Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans as to which the interest rate is not determined by reference to LIBOR hereunder, (ii) all Base Rate Loans shall cease to be determined by reference to LIBOR and (iii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto, the applicable Term Loan shall immediately be converted to a Base Rate Loan as to which the interest rate is not determined by reference to LIBOR for the remainder of such Interest Period.

(c)Benchmark Replacement Setting.

(i)Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Loan Document (and any Hedge Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 6.8(c)), if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any Benchmark Replacement Date and the related Benchmark Replacement, (B the effectiveness of any Benchmark Replacement Conforming Changes, (C) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (iv) below and (D) the commencement of any Benchmark Unavailability Period. For the avoidance of doubt, any notice required to be delivered by the Administrative Agent as set forth in this Section titled “Benchmark Replacement Setting” may be provided, at the option of the Administrative Agent (in its sole discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or Benchmark Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 6.8(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 6.8(c).

(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a LIBOR Rate Loan of, conversion to or continuation of LIBOR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Term Loan of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

(vi)Disclaimer. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (A) the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation any Benchmark Replacement implemented hereunder), (B) the composition or characteristics of any such Benchmark Replacement, including whether it is similar to, or produces the same value or economic equivalence to USD LIBOR (or any other Benchmark) or have the same volume or liquidity as did USD LIBOR (or any other Benchmark), (C) any actions or use of its discretion or other decisions or determinations made with respect to any matters covered by this Section 6.8(c) including, without limitation, whether or not a Benchmark Transition Event has occurred, the removal or lack thereof of unavailable or non-representative tenors, the implementation or lack thereof of any Benchmark Replacement Conforming Changes, the delivery or non-delivery of any notices required by clause (iii) above or otherwise in accordance herewith and (D) the effect of any of the foregoing provisions of this Section 6.8(c).

SECTION 6.9.Indemnity.  The Borrower hereby indemnifies each of the Lenders against any loss or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a LIBOR Rate Loan made to the Borrower or from fees payable to terminate the deposits from which such funds were obtained, but excluding loss of profit) which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Term Loan to the Borrower (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow, continue or convert into a LIBOR Rate Loan on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan made to the Borrower on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Term Loan Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for demonstrable error.

SECTION 6.10.Increased Costs.  (a) Increased Costs Generally. If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate);

(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting, continuing or maintaining any Term Loan (or of maintaining its obligation to make any such Term Loan), or to reduce the amount of any sum received or receivable by such Lender, or other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or other Recipient, the Borrower shall pay to any such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Term Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender, the Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)Certificates for Reimbursement. A certificate of a Lender or such other Recipient setting forth the amount or amounts necessary to compensate such Lender, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section 6.10 and delivered to the Borrower, shall be conclusive absent demonstrable error. The Borrower shall pay such Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)Delay in Requests. Failure or delay on the part of any Lender or such other Recipient to demand compensation pursuant to this Section 6.10 shall not constitute a waiver of such Lender’s or such other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender or any other Recipient pursuant to this Section 6.10 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or such other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 6.11.Taxes.

(a)[Reserved].

(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 6.11), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 6.11) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent demonstrable error.

(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.10(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent demonstrable error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 6.11, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 6.11(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing:

(A)Any Lender that is a US Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from US federal backup withholding Tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)in the case of a Foreign Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN, or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(2)executed originals of IRS Form W-8ECI;

(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4)to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, W-8BEN or W-8BEN-E, as applicable, a Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in US federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to US federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to Section 6.10 or this Section 6.11 (including by the payment of additional amounts pursuant to this Section 6.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under Section 6.10 or this Section 6.11 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)Survival. Each party’s obligations under this Section 6.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 6.12.Mitigation Obligations; Replacement of Lenders.
(a) Designation of a Different Lending Office. If any Lender delivers a notice under Section 6.8(b), requests compensation under Section 6.10, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 6.11, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would permit the withdrawal of the notice under Section 6.8(b) or (ii) would eliminate or reduce amounts payable pursuant to Section 6.10 or Section 6.11, as the case may be, in the future, and in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)Replacement of Lenders. If any Lender delivers a notice under Section 6.8(b), requests compensation under Section 6.10, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 6.11, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 6.12(a), or if any Lender is a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.10), all of its interests, rights (other than its existing rights to payments pursuant to Section 6.10 or Section 6.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 13.10;

(ii)such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.4(b) and Section 6.9) from (x) the assignee (to the extent of such outstanding principal), (y) the assignee and/or, with the Borrower’s prior consent, the Borrower (to the extent of such outstanding accrued interest and fees) or (z) the Borrower (in the case of all other amounts);

(iii)in the case of any such assignment resulting from a claim for compensation under Section 6.10 or payments required to be made pursuant to Section 6.11, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)such assignment does not conflict with Applicable Law; and

(v)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

(c)Each party hereto agrees that an assignment and delegation required pursuant to clause (b) above may, at the Administrative Agent’s request and notwithstanding anything in Section 13.10 or elsewhere herein to the contrary, be effected pursuant to an assignment and assumption agreement (or any other written instrument), in each case, in a form acceptable to the Administrative Agent, executed by the Borrower, the Administrative Agent and the assignee, and that the Lender required to make such assignment and delegation need not be a party thereto.

No Lender shall be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 6.13.Incremental Term Loans.  (a) At any time after the Restatement Effective Date, the Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more incremental term loan commitments (any such incremental term loan commitment, an “Incremental Term Loan Commitment”) to make one or more incremental term loans under (i) the Term Loan Facility (each such loan, an “Incremental Term Increase”) or (ii) a newly established tranche of term loans (each newly established tranche, an “Incremental Term Facility”, and, together with each Incremental Term Increase, the “Incremental Term Loans”);

provided that (1) the total aggregate principal amount for all such Incremental Term Loan Commitments (and any Incremental Equivalent Debt issued concurrently therewith) shall not (as of any date of incurrence thereof (or, in the case of an LCA Election, as of the LCA Test Time)) exceed the Maximum Incremental Amount at such time and (2) the total aggregate amount for each Incremental Term Loan Commitment (and the Incremental Term Loans made thereunder) shall not be less than a minimum principal amount of $50,000,000 or, if less, the remaining amount permitted pursuant to the foregoing clause (1). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that any Incremental Term Loan Commitment shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to Administrative Agent (or such earlier date after such notice is delivered as is acceptable to the Administrative Agent). The Borrower may invite any Lender, any Affiliate of any Lender and/or any Approved Fund, and/or any other Person reasonably satisfactory to the Administrative Agent, to provide an Incremental Term Loan Commitment (any such Person, an “Incremental Lender”). Any proposed Incremental Lender offered or approached to provide all or a portion of any Incremental Term Loan Commitment may elect or decline, in its sole discretion, to provide such Incremental Term Loan Commitment. Any Incremental Term Loan Commitment shall become effective as of such Increased Amount Date; provided that:

(A)no Event of Default shall exist on such Increased Amount Date before or after giving effect to (1) such Incremental Term Loan Commitment and (2) the making of any Incremental Term Loans pursuant thereto; provided that, in connection with any Incremental Term Loan Commitment, the proceeds of which are, substantially concurrently with receipt thereof, to be used by the Borrower to finance, in whole or in part, a Permitted Acquisition, then the conditions set forth in subclause (1) and (2) above must only be satisfied at the time the acquisition agreement for such Permitted Acquisition is entered into;

(B)if the Incremental Term Loan Commitment is proposed to be established pursuant to clause (ii) of the definition of “Maximum Incremental Amount”, the Administrative Agent shall have received from the Borrower a duly completed certificate signed by a Responsible Officer of the Borrower demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, that the proposed Incremental Term Loan Commitment will not exceed the limitation set forth in said clause (ii) of the definition of “Maximum Incremental Amount”;

(C)each of the representations and warranties contained in Article VIII of this Agreement and each other Loan Document shall be true and correct in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects) immediately before and after giving effect to such Incremental Term Loan Commitment and the making of the Incremental Term Loans pursuant thereto with the same effect as if made on and as of such time (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall have been true and correct as of such earlier date); provided that, in connection with any Incremental Term Loan

Commitment, the proceeds of which are, substantially concurrently with the receipt thereof, to be used by the Borrower to finance, in whole or in part, a Permitted Acquisition, then the only representations and warranties that will be required to be true and correct as of the funding of the Incremental Term Loans thereunder shall be (x) the Specified Representations and (y) such of the representations and warranties made by or on behalf of the applicable acquired company or business (or the seller thereof) in the applicable acquisition agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or any of its Subsidiaries) has the right to terminate or elect not to perform its obligations under such acquisition agreement as a result of the inaccuracy of any such representations or warranties in such acquisition agreement);

(D)(i) the terms of any Incremental Term Increase shall be on the same terms thereafter applicable to the 2028 Term Loans (including mandatory and voluntary prepayment provisions); and (ii) the terms of any Incremental Term Facility (except as otherwise specifically addressed in this Section 6.13) shall otherwise be reasonably satisfactory to the Administrative Agent;

(E)each Incremental Term Loan Commitment (and the Incremental Term Loans made thereunder) shall (x) constitute Obligations and shall be secured and guaranteed with the other Extensions of Credit on a pari passu basis and (y) be permitted to be so secured under the Intercreditor Agreement;

(F)in the case of each Incremental Term Facility:

(x)the Incremental Term Loans thereunder will mature and amortize in a manner reasonably acceptable to the Incremental Lenders making such Incremental Term Loan and the Borrower, but will not in any event have a shorter Weighted Average Life to Maturity than the remaining Weighted Average Life to Maturity of the 2028 Term Loans or a scheduled maturity date earlier than the Term Loan Maturity Date;

(y)(i) the Applicable Margin and pricing grid, if applicable, for such Incremental Term Loan shall be determined by the applicable Incremental Lenders and the Borrower; and (ii) the “effective yield” on the Incremental Term Loans thereunder (which shall be deemed to take account of interest rate benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over the shorter of (A) the Weighted Average Life to Maturity of such Incremental Term Loans and (B) four years) payable to all Incremental Lenders providing such Incremental Term Loans, but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with all Incremental Lenders providing such Incremental Term Loans) may exceed the then “effective yield” on the 2028 Term Loans (determined on the same basis as provided above), if the “effective yield” on the 2028 Term Loans (determined on the same basis as provided above) is increased to be not less than 0.50% lower than the “effective yield” on such Incremental Term Loans; provided that, notwithstanding the foregoing, this clause (y)(ii) shall not apply (1) in connection with any Incremental Term Loan Commitment, the proceeds of which are, substantially concurrently with the receipt thereof, to be used by the Borrower to finance, in whole or in part, a Permitted Acquisition (or any other acquisition which constitutes an Investment permitted under Section 10.3) or (2) following the date that is six (6) months after the Restatement Effective Date; and

(z)except as provided above, all other terms and conditions applicable to any Incremental Term Loan thereunder, to the extent not consistent with the terms and conditions applicable to the 2028 Term Loan, shall be reasonably satisfactory to the Administrative Agent and the Borrower;

(G)each Incremental Term Loan shall receive proceeds of mandatory prepayments on the same basis as the 2028 Term Loans (such prepayments to be shared pro rata on the basis of the outstanding amount thereof among the 2028 Term Loans and the applicable Incremental Term Loans);

(H)such Incremental Term Loan Commitments shall be effected pursuant to one or more Lender Joinder Agreements executed and delivered by the Borrower, the Administrative Agent and the applicable Incremental Lenders (which Lender Joinder Agreement may, without the consent of any other Lenders and notwithstanding anything to the contrary in Section 13.2, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 6.13); and

(I)the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Credit Party authorizing such Incremental Term Loan and/or Incremental Term Loan Commitment) reasonably requested by Administrative Agent in connection with any such transaction.

(b)(i) Each Incremental Term Loan shall be deemed to be a Term Loan for all purposes of the Loan Documents; provided that any Incremental Term Loan under an Incremental Term Facility shall be designated as a separate Class of Term Loans for all purposes of the Loan Documents.

(ii)The Incremental Lenders shall be included in any determination of the Required Lenders, as applicable, and, subject to the last proviso to the first paragraph of Section 13.2, the Incremental Lenders will not constitute a separate voting class for any purposes under the Loan Documents.

(c)On any Increased Amount Date on which any Incremental Term Loan Commitment becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Term Loan Commitment shall make an Incremental Term Loan to the Borrower in an amount equal to its Incremental Term Loan Commitment and shall become a Term Loan Lender hereunder with respect to such Incremental Term Loan Commitment and the Incremental Term Loan made pursuant thereto.

ARTICLE VII

[RESERVED]

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

To induce the Administrative Agent to enter into the Restatement Agreement and this Agreement and to induce the Lenders to become Lenders under this Agreement and to make Extensions of Credit, the Credit Parties hereby represent and warrant to the Administrative Agent and the Lenders both before and after giving effect to the transactions contemplated hereunder, which representations and warranties shall be made on the Restatement Effective Date that:

SECTION 8.1.Organization; Power; Qualification.  Each Credit Party and each Restricted Subsidiary thereof (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the power and authority to own its Properties and to carry on its business as now being and hereafter proposed to be conducted and (c) is duly qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect. The jurisdictions in which each Credit Party and each Restricted Subsidiary thereof is organized and qualified to do business as of the Restatement Effective Date are described on Schedule 8.1.

SECTION 8.2.Ownership.  Each Subsidiary of each Credit Party as of the Restatement Effective Date is listed on Schedule 8.2. As of the Restatement Effective Date, the capitalization of each Credit Party and its Subsidiaries consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 8.2. As of the Restatement Effective Date, all outstanding shares of each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and not subject to any preemptive or similar rights, except as described in Schedule 8.2. The shareholders or other owners, as applicable, of each Credit Party (other than the Borrower) and each Subsidiary of a Credit Party and the number of shares owned by each as of the Restatement Effective Date are described on Schedule 8.2. As of the Restatement Effective Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or require the issuance of Capital Stock of any Credit Party (other than the Borrower) or any Subsidiary of a Credit Party, except as described on Schedule 8.2.

SECTION 8.3.Authorization; Enforceability.  Each Credit Party has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of each Credit Party that is a party thereto, and each such document constitutes the legal, valid and binding obligation of each Credit Party that is a party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

SECTION 8.4.Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc.  The execution, delivery and performance by each Credit Party of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby or thereby do not and will not, by the passage of time, the giving of notice or otherwise, (a) require any Governmental Approval or violate any Applicable Law relating to any Credit Party where the failure to obtain such Governmental Approval or such violation could reasonably be expected to have a Material Adverse Effect, (b) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of any Credit Party, (c) conflict with, result in a breach of or constitute a default under (x) the ABL Facility Documentation or the 2026 Senior Notes Documentation or (y) any other indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, which, in the case of clause (y), could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Permitted Liens or (e) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than (i) consents, authorizations, filings or other acts or consents for which the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) consents or filings under the UCC, (iii) filings with the United States Copyright Office and the United States Patent and Trademark Office, (iv) Mortgages and (v) consents or filings made or obtained and in full force and effect.

SECTION 8.5.Compliance with Law; Governmental Approvals.  Each Credit Party and each Restricted Subsidiary thereof (a) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to its knowledge, threatened attack by direct or collateral proceeding, (b) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (c) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law, except in the case of each of clauses (a), (b) or (c) where the failure to have, comply, file or retain could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.6.Tax Returns and Payments.  Each Credit Party and each Restricted Subsidiary thereof has duly filed or caused to be filed all federal and state income Tax returns and all other material federal, state, provincial, territorial, local and other Tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal and state income Taxes and all other material federal, state, local and other Taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the relevant Credit Party or Restricted Subsidiary). Such returns accurately reflect in all material respects all liability for all applicable Taxes of the related Credit Party or Restricted Subsidiary thereof for the periods covered thereby. As of the Restatement Effective Date, there is no ongoing audit or examination or, to its knowledge, other investigation by any Governmental Authority of the Tax liability of any Credit Party or any Restricted Subsidiary thereof other than those set forth on Schedule 8.6. No Governmental Authority has asserted any Lien or other claim against any Credit Party or any Restricted Subsidiary thereof with respect to unpaid Taxes which has not been discharged or resolved (other than (a) any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the relevant Credit Party and (b) Permitted Liens). As of the Restatement Effective Date, the charges, accruals and reserves on the books of each Credit Party and each Restricted Subsidiary thereof in respect of federal, state, local and other Taxes for all Fiscal Years and portions thereof since the organization of any Credit Party or any Restricted Subsidiary thereof and ended prior to the Restatement Effective Date are in the judgment of the Credit Parties adequate, and the Credit Parties do not anticipate any additional Taxes or assessments for any of such years.

SECTION 8.7.Intellectual Property Matters.  Each Credit Party and each Restricted Subsidiary thereof owns or possesses rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights, designs and other rights with respect to the foregoing which are reasonably necessary to conduct its business. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and no Credit Party nor any Restricted Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations, except in each case as could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.8.Environmental Matters.  (a) Except where the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the properties owned, leased or operated by each Credit Party and each Restricted Subsidiary thereof now or in the past do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which constitute or constituted a violation of applicable Environmental Laws.

(b)Except where the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Credit Party and each Restricted Subsidiary thereof and such properties and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws, and there are no Hazardous Materials at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof.

(c)No Credit Party nor any Restricted Subsidiary thereof has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws that could reasonably be expected to be adversely determined and, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(d)Except where the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by any Credit Party or any Restricted Subsidiary thereof in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Laws.

(e)No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of any Credit Party, threatened, under any Environmental Law to which any Credit Party or any Restricted Subsidiary thereof is or will be named as a potentially responsible party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Credit Party, any Restricted Subsidiary thereof or such properties or such operations that, in each of the foregoing cases, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(f)There has been no release, or to the knowledge of any Credit Party, threat of release, of Hazardous Materials at or from properties owned, leased or operated by any Credit Party or any Restricted Subsidiary, now or in the past, nor has there been any exposure to Hazardous Materials associated with any properties, products or operations of any Credit Party or Restricted Subsidiary, in each case, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws and that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 8.9.Employee Benefit Matters.  (a) As of the Restatement Effective Date, no Credit Party nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Pension Plans or Multiemployer Plans other than those identified on Schedule 8.9.

(b)With respect to all Employee Benefit Plans, each Credit Party and each ERISA Affiliate is in compliance with, and, with respect to all Multiemployer Plans, to the knowledge of each Credit Party, each Credit Party and each ERISA Affiliate is in compliance with, all applicable provisions of ERISA and the Code, except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, each Employee Benefit Plan and, to the knowledge of each Credit Party, each Multiemployer Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified or is the subject of a favorable opinion letter from the IRS, and each trust related to such Employee Benefit Plan and, to the knowledge of each Credit Party, each trust related to such Multiemployer Plan is exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired. No liability has been incurred by any Credit Party or any ERISA Affiliate which remains unsatisfied for any taxes or penalties assessed with respect to any Employee Benefit Plan or any Multiemployer Plan except for an outstanding liability that could not reasonably be expected to have a Material Adverse Effect.

(c)As of the Restatement Effective Date, no Pension Plan has been terminated, nor has any Pension Plan become subject to funding based benefit restrictions under Section 436 of the Code nor has any funding waiver from the IRS been received or requested with respect to any Pension Plan, nor has any Credit Party or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Sections 412 or 430 of the Code or Section 302 of ERISA or the terms of any Pension Plan on or prior to the due dates of such contributions under Sections 412 or 430 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan other than as set forth on Schedule 8.9.

(d)Except where the failure of any of the following representations to be correct could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no Credit Party nor, with respect to clauses (ii), (iii), and (iv) hereof, any ERISA Affiliate has: (i) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (ii) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (iii) failed to make a required contribution or payment to a Multiemployer Plan or (iv) failed to make a required installment or other required payment under Sections 412 or 430 of the Code.

(e)No Termination Event has occurred or is reasonably expected to occur.

(f)Except where the failure of any of the following representations to be correct could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to its knowledge, threatened concerning or involving (i) any employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by any Credit Party or any ERISA Affiliate, (ii) any Pension Plan or (iii) to the knowledge of any Credit Party, any Multiemployer Plan.

SECTION 8.10.Margin Stock.  No Credit Party nor any Subsidiary thereof is engaged in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Term Loans will be used for purchasing or carrying margin stock in contravention of, or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors. Following the application of the proceeds of the Term Loans, not more than twenty-five percent (25%) of the value of the assets of the Borrower and its Subsidiaries on a Consolidated basis subject to the provisions of Section 10.2 or Section 10.5 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness in excess of the Threshold Amount will be “margin stock”.

SECTION 8.11.Investment Company.  No Credit Party nor any Restricted Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940).

SECTION 8.12.Employee Relations.  As of the Restatement Effective Date, no Credit Party or any Restricted Subsidiary thereof is party to any collective bargaining agreement, nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 8.12. No Credit Party knows of any pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Restricted Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 8.13.Burdensome Provisions.  The Credit Parties and their respective Restricted Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect. No Restricted Subsidiary (other than an Excluded Subsidiary) is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Capital Stock to the Borrower or its Restricted Subsidiaries or to transfer any of its assets or properties to the Borrower or its Restricted Subsidiaries, in each case, other than existing under or by reason of the Loan Documents or Applicable Law.

SECTION 8.14.Financial Statements.  The audited and unaudited financial statements most recently delivered pursuant to Section 9.1(a) and Section 9.1(b), as applicable, of the Original Credit Agreement are complete and correct and fairly present in all material respects, on a Consolidated basis, the assets, liabilities and financial position of the Borrower and its Subsidiaries, as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements and the absence of footnotes from unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. Such financial statements show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments, and Indebtedness, in each case, to the extent required to be disclosed under GAAP.

SECTION 8.15.No Material Adverse Change.  Since September 30, 2020, there has been no material adverse change in the properties, business, operations or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries and no event has occurred or condition arisen, either individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.

SECTION 8.16.Solvency.  After giving effect to the Transactions, the Borrower is Solvent and the Credit Parties and their respective Restricted Subsidiaries, on a Consolidated basis, are Solvent.

SECTION 8.17.Titles to Properties.  As of the Restatement Effective Date, the real property listed on Schedule 8.17 constitutes all of the real property that is owned, leased, subleased or used by any Credit Party or any of its Restricted Subsidiaries. Each Credit Party and each Restricted Subsidiary thereof has good title to the real property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.18.Litigation.  There are no actions, suits or proceedings pending nor, to its knowledge, threatened against or in any other way relating adversely to or affecting any Credit Party or any Restricted Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

SECTION 8.19.Anti-Terrorism; Anti-Money Laundering.  No Credit Party nor any of its Subsidiaries (a) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), (b) is in violation of (i) the Trading with the Enemy Act or (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or (c) is a Sanctioned Person. The Borrower has implemented and maintains in effect policies and procedures designed to provide for compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and directors and to the knowledge of the Borrower its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  No Credit Party nor any of its Subsidiaries is in violation of the PATRIOT Act.  No Credit Party knows, or has reason to know, that any part of the proceeds of any Extension of Credit hereunder will be used (x) to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country in violation of Applicable Law, (y) to fund any operations, finance any investments or activities in or make any payments in violation of Anti-Money Laundering Laws or (z) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the U.S. Foreign Corrupt Practices Act of 1977.

SECTION 8.20.Absence of Defaults.  No event has occurred or is continuing (a) which constitutes a Default or an Event of Default, or (b) which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by any Credit Party or any Subsidiary thereof under any judgment, decree or order to which any Credit Party or any Subsidiary thereof is a party or by which any Credit Party or any Subsidiary thereof or any of their respective properties may be bound or which would require any Credit Party or any Subsidiary thereof to make any payment thereunder prior to the scheduled maturity date therefore that, in any case under this clause (b), could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 8.21.Senior Indebtedness Status.  The Obligations of each Credit Party under this Agreement and each of the other Loan Documents ranks and shall continue to rank at least senior in priority of payment to all Subordinated Indebtedness of each such Person and is designated as “Senior Indebtedness” under all instruments and documents, now or in the future, relating to all Subordinated Indebtedness of such Person.

SECTION 8.22.[Reserved].

SECTION 8.23.Disclosure.  No financial statement, material report, material certificate or other material information furnished (whether in writing or orally) by or on behalf of any Credit Party or any Subsidiary thereof to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

ARTICLE IX

AFFIRMATIVE COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash and the Commitments terminated, each Credit Party will, and will cause each of its Restricted Subsidiaries to:

SECTION 9.1.Financial Statements and Budgets.  Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)Annual Financial Statements. As soon as practicable and in any event within one hundred and twenty (120) days after the end of each Fiscal Year (commencing with the Fiscal Year ended September 30, 2021), (i) an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year and (ii) if applicable, the related Restricted Group Reconciliation Statement. Such annual financial statements under clause (i) above shall be audited by an independent certified public accounting firm of recognized national standing reasonably acceptable to the Administrative Agent, and accompanied by a report and opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception or any qualification as to the scope of such audit.

(b)Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days after the end of the first three fiscal quarters of each Fiscal Year (commencing with the fiscal quarter ended March 31, 2021), an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, retained earnings and cash flows and a report containing management’s discussion and analysis of such financial statements for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year-end adjustments and the absence of footnotes (and, if applicable, the related Restricted Group Reconciliation Statement).

(c)[Reserved.]

SECTION 9.2.Certificates; Other Reports.  Deliver to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)at each time financial statements are delivered pursuant to Sections 9.1(a) or (b) and at such other times as the Administrative Agent shall reasonably request, a duly completed Officer’s Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower;

(b)promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Credit Party or any Restricted Subsidiary thereof with any Environmental Law that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any Property described in the Mortgages to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law;

(c)promptly, and in any event within five (5) Business Days after receipt thereof by any Credit Party or any Restricted Subsidiary thereof, copies of each notice or other correspondence (other than comment letters and similar correspondence) received from the SEC (or comparable agency in any applicable non-US jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Credit Party or any Restricted Subsidiary thereof;

(d)promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including, without limitation, the PATRIOT Act), as from time to time reasonably requested by the Administrative Agent or any Lender; and

(e)such other information regarding the operations, business affairs and financial condition of any Credit Party or any Restricted Subsidiary thereof as the Administrative Agent or any Lender (acting through the Administrative Agent) may reasonably request.

Documents required to be delivered pursuant to Section 9.1(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on its website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (x) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests it to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions of such documents. Except for such Officer’s Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents. The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Credit Party Materials”) by posting the Credit Party Materials on Debt Domain, IntraLinks, SyndTrak Online or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower, its Affiliates or their respective securities) (each, a “Public Lender”). The Borrower hereby agrees that so long as it is the issuer of any outstanding debt or equity securities that are registered under the Securities Act of 1933 or were issued pursuant to an exemption therefrom or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Credit Party Materials that may be distributed to the Public Lenders and that (w) all such Credit Party Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Credit Party Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Credit Party Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower, its Affiliates or their respective securities for purposes of United States Federal and state securities laws (provided that to the extent such Credit Party Materials constitute Information, they shall be treated as set forth in Section 13.11); (y) all Credit Party Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Credit Party Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Credit Party Materials “PUBLIC”.

SECTION 9.3.Notice of Litigation and Other Matters.  Promptly (but in no event later than ten (10) days after any Responsible Officer of any Credit Party or any Restricted Subsidiary thereof obtains knowledge thereof) notify the Administrative Agent in writing of (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)the occurrence of any Default or Event of Default;

(b)the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or before any arbitrator against or involving any Credit Party or any Restricted Subsidiary thereof or any of their respective properties, assets or businesses in each case that could reasonably be expected to be adversely determined and, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)any notice of any violation of law received by any Credit Party or any Restricted Subsidiary thereof from any Governmental Authority, including, without limitation, any notice of violation of or liability under Environmental Laws, which in any such case could reasonably be expected to have a Material Adverse Effect;

(d)any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Credit Party or any Restricted Subsidiary thereof which could reasonably be expected to have a Material Adverse Effect;

(e)any attachment, judgment, lien, levy or order, in each case as issued by a Governmental Authority, exceeding the Threshold Amount that may be assessed against any Credit Party or any Restricted Subsidiary thereof;

(f)(i) any unfavorable determination letter from the IRS, or with respect to a Multiemployer Plan, any notice from a Multiemployer Plan regarding any unfavorable determination letter from the IRS, regarding the qualification of an Employee Benefit Plan or Multiemployer Plan under Section 401(a) of the Code (along with a copy thereof), (ii) any notice received by any Credit Party or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) any notice received by any Credit Party or any ERISA Affiliate from a Multiemployer Plan sponsor evidencing the imposition of material withdrawal liability pursuant to Section 4202 of ERISA or any other Applicable Law and (iv) any notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA is filed with the PBGC by any Credit Party or any ERISA Affiliate or otherwise received by any Credit Party or any ERISA Affiliate; and

(g)any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice pursuant to Section 9.3 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 9.3(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

SECTION 9.4.Preservation of Corporate Existence and Related Matters.  Except as permitted by Section 10.4, preserve and maintain its separate corporate existence and all material rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation or other entity and authorized to do business in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

SECTION 9.5.Maintenance of Property and Licenses.  (a) In addition to the requirements of any of the Security Documents, (i) protect and preserve all Properties necessary in and material to its business, including copyrights, patents, trade names, service marks and trademarks; (ii) maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property and (iii) from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such Property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner, in the case of each of the foregoing clauses (i), (ii) and (iii), except as such action or inaction would not reasonably be expected to result in a Material Adverse Effect.

(b)Maintain, in full force and effect in all material respects, each and every license, permit, certification, qualification, approval or franchise issued by any Governmental Authority required for each of them to conduct their respective businesses as presently conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 9.6.Insurance.  Maintain insurance with financially sound and reputable insurance companies against at least such risks and in at least such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law and as are required by any Security Documents (including, without limitation, hazard and business interruption insurance). All such insurance shall (a)

provide that no cancellation thereof shall be effective until at least thirty (30) days after receipt by the Administrative Agent of written notice thereof, (b) name the Administrative Agent as an additional insured party thereunder, (c) in the case of each casualty insurance policy, name the Administrative Agent as lender’s loss payee and (d) in the case of each Flood Hazard Property, copies of insurance policies (or such other evidence of insurance as the Administrative Agent shall accept) of the applicable Credit Party evidencing flood insurance reasonably satisfactory to the Administrative Agent and naming the Administrative Agent as lender’s loss payee. On the Restatement Effective Date and from time to time thereafter, deliver to the Administrative Agent upon its request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby, including any endorsements required pursuant to the foregoing requirements of this Section 9.6.

SECTION 9.7.Accounting Methods and Financial Records.  Maintain a system of accounting, and keep proper books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in material compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its Properties.

SECTION 9.8.Payment of Taxes and Other Obligations.  Pay and perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its Property and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices, except where the failure to pay or perform such items described in clauses (a) or (b) of this Section 9.8 could not reasonably be expected to have a Material Adverse Effect.

SECTION 9.9.Compliance with Laws and Approvals.  Observe and remain in compliance, and enforce policies and procedures designed to provide for compliance, with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 9.10.Environmental Laws.  In addition to and without limiting the generality of Section 9.9, (a) in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, comply with, and ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, (b) except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws and (c) defend, indemnify and hold harmless the

Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or any such Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor, as determined by a court of competent jurisdiction by final nonappealable judgment.

SECTION 9.11.Compliance with ERISA.  In addition to and without limiting the generality of Section 9.9, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with applicable provisions of ERISA and the Code with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could reasonably be expected to result in a liability to the PBGC or to a Multiemployer Plan (other than liability for premiums to the PBGC that are due but not delinquent or benefit accruals) made in the ordinary course of business and (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (b) furnish to the Administrative Agent upon the Administrative Agent’s request, such additional information about any Employee Benefit Plan and, to the extent available to any Credit Party or ERISA Affiliate, any Multiemployer Plan, as may be reasonably requested, with respect to the manner and content, by the Administrative Agent.

SECTION 9.12.Visits and Inspections.  Permit representatives of the Administrative Agent (who may be accompanied by representatives of any Lender), from time to time upon prior reasonable notice and at such times during normal business hours, all at the expense of the Borrower, to visit and inspect any Credit Party’s properties; inspect, audit and make extracts from any Credit Party’s books, records and files, including, but not limited to, management letters prepared by independent accountants, to the extent consented to by such independent accountants; and discuss with any Credit Party’s principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects; provided that, excluding any such visits and inspections during the continuation of an Event of Default, the Administrative Agent (and any accompanying Lenders) shall not exercise such rights more often than once during any calendar year at the expense of the Borrower; provided further that upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any Lender may do any of the foregoing at the expense of the Borrower at any time without advance notice. Upon the request of the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, upon the request of the Required Lenders, participate in a meeting of the Administrative Agent and Lenders once during each Fiscal Year, which meeting will be held at the corporate offices of the Borrower (or such other location as may be agreed to by the Borrower and the Administrative Agent) at such time as may be agreed by the Borrower and the Administrative Agent.

SECTION 9.13.Additional Subsidiaries and Real Property.
(a) Additional US Subsidiaries.  Notify the Administrative Agent prior to the creation or acquisition of any US Subsidiary (other than any Excluded Subsidiary) (provided that any Subsidiary Redesignation resulting in an Unrestricted Subsidiary that is a US Subsidiary becoming a Restricted Subsidiary shall be deemed to constitute the acquisition of a US Subsidiary for all purposes of this Section 9.13) and promptly thereafter (and in any event within thirty (30) days after such creation or acquisition, as such time period may be extended by the Administrative Agent in its sole discretion) cause such US Subsidiary (other than any Excluded Subsidiary) to (A) become a Subsidiary Guarantor by delivering to the Administrative Agent a duly executed supplement to the Subsidiary Guaranty Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (B) grant a security interest in all Collateral (subject to the exceptions specified in the Collateral Agreement) owned by such US Subsidiary by delivering to the Administrative Agent a duly executed supplement to each Security Document or such other document as the Administrative Agent shall deem appropriate for such purpose and comply with the terms of each Security Document, (C) deliver to the Administrative Agent such opinions, documents and certificates referred to in the Restatement Agreement as may be reasonably requested by the Administrative Agent, (D) deliver to the Administrative Agent (i) any original Capital Stock or other certificates and stock or other transfer powers evidencing the Capital Stock of such Person and (ii) subject to the Intercreditor Agreement, any original promissory notes together with transfer powers for such promissory notes, (E) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Person, and (F) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b)Additional Foreign Subsidiaries. Notify the Administrative Agent at the time that any Person becomes a direct Foreign Subsidiary of a Credit Party, and at the request of the Administrative Agent, promptly thereafter (and in any event within forty-five (45) days after such request, as such time period may be extended by the Administrative Agent in its sole discretion), cause (i) the applicable Credit Party to deliver to the Administrative Agent Security Documents pledging as security for the Secured Obligations, sixty-five percent (65%) of the total outstanding voting Capital Stock and one hundred percent (100%) of the non-voting Capital Stock of any such Foreign Subsidiary and a consent thereto executed by such Foreign Subsidiary (including, without limitation, if applicable, original stock certificates (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Capital Stock of such Foreign Subsidiary, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof), (ii) such Person to deliver to the Administrative Agent such opinions, documents and certificates referred to in the

Restatement Agreement as may be reasonably requested by the Administrative Agent, (iii) such Person to deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with regard to such Person and (iv) such Person to deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(c)Real Property Collateral. (i) Within ten (10) days after the acquisition of any real property consummated after the Restatement Effective Date, in each case having an individual fair market value greater than $10,000,000, owned by any Credit Party that is not subject to the existing Security Documents (as such time period may be extended by the Administrative Agent in its sole discretion) notify the Administrative Agent;

(ii)Within sixty (60) days of such acquisition of any real property consummated after the Restatement Effective Date, in each case having an individual fair market value greater than $10,000,000, owned by any Credit Party that is not subject to the existing Security Documents (as such time period may be extended by the Administrative Agent, in its sole discretion), to the extent required by the Administrative Agent, in its reasonable discretion, deliver such Mortgages, title insurance policies and other documents (other than appraisals, surveys and environmental reports, but including, without limitation, in the case of each Flood Hazard Property, copies of insurance policies or certificates of insurance of the applicable Credit Party evidencing flood insurance reasonably satisfactory to the Administrative Agent (but in any event, meeting in all respects requirements under all applicable Flood Laws) and naming the Administrative Agent as lender’s loss payee) reasonably requested by the Administrative Agent in connection with granting and perfecting a first priority Lien, other than Permitted Liens, on such real property in favor of the Administrative Agent, for the benefit of the Secured Parties, as applicable, all in form and substance acceptable to the Administrative Agent; provided, however, that no Mortgage shall be executed and delivered until at least twenty (20) days (or such shorter period as is acceptable to the Administrative Agent) after the Administrative Agent has been provided a life of loan flood zone determination and such other documents for each Flood Hazard Property as it may reasonably request to complete its flood insurance diligence (including, as applicable, the flood insurance documents described herein); and

(iii)If, at any time after an Event of Default has occurred and is continuing, the Administrative Agent, in its sole discretion or at the direction of the Required Lenders, requests appraisals, surveys and environmental reports with respect to any real property owned by any Credit Party, then as promptly as possible but in no event more than sixty (60) days of such request (as such time period may be extended by the Administrative Agent, in its sole discretion) provide such appraisals, surveys or environmental reports.

(d)Merger Subsidiaries. Notwithstanding the foregoing, to the extent any new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to a Permitted Acquisition, and such new Subsidiary at no time holds any assets or liabilities other than de minimis capital and any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be required to take the actions set forth in Section 9.13(a) or (b), as applicable, until the consummation of such Permitted Acquisition (at which time, the surviving entity of the respective merger transaction shall be required to so comply with Section 9.13(a) or (b), as applicable, within thirty (30) days of the consummation of such Permitted Acquisition (as such time period may be extended by the Administrative Agent, in its sole discretion)).

(e)Guarantors of Other Indebtedness. Notify the Administrative Agent at any time that (i) any Restricted Subsidiary that is not a Subsidiary Guarantor becomes a guarantor of or otherwise provides credit support for any Subordinated Indebtedness, Senior Unsecured Indebtedness, any Indebtedness in respect of the ABL Facility Documentation or the 2026 Senior Notes Documentation (or, in each case, documentation governing any Refinancing Indebtedness in respect thereof), in each case, with an aggregate principal amount in excess of the Threshold Amount and where the primary obligor of such Indebtedness is not a Foreign Subsidiary or (ii) any Excluded Subsidiary becomes a guarantor of or otherwise provides credit support for any Indebtedness of the Borrower or any US Subsidiary with an aggregate principal amount in excess of the Threshold Amount, and concurrently with such Restricted Subsidiary or such Excluded Subsidiary, as applicable, becoming a guarantor thereunder or providing credit support therefor, cause such Person, if such Person is a US Subsidiary (or, if such Person is not a US Subsidiary but such Person nevertheless becomes a guarantor of or otherwise provides credit support for any Subordinated Indebtedness, Senior Unsecured Indebtedness, Indebtedness in respect of the ABL Facility Documentation or the 2026 Senior Notes Documentation (or, in each case, documentation governing any Refinancing Indebtedness in respect thereof), in each case, where the primary obligor of such Indebtedness is not a Foreign Subsidiary), to take all of the actions required pursuant to (1) clauses (A) through (F) of subsection (a) of this Section 9.13 and (2) if applicable, clause (c) of this Section 9.13.

(f)Exclusions. The provisions of this Section 9.13 shall not apply to assets as to which the Administrative Agent and the Borrower shall reasonably determine that the costs and burdens of obtaining a security interest therein or perfection thereof outweigh the value of the security afforded thereby.

SECTION 9.14.Use of Proceeds.  (a) Use the proceeds of the 2028 Term Loans to (i) finance the Transactions and/or (ii) pay fees, commissions and expenses in connection with the Transactions.

(b)The Borrower will not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of the Term Loans (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(c)Use the proceeds of any Incremental Term Loan as permitted pursuant to Section 6.13, as applicable.

SECTION 9.15.Further Assurances.  (a) Maintain the security interest created by the Security Documents in accordance with the terms of the Collateral Agreement, subject to the rights of the Credit Parties to dispose of the Collateral pursuant to the Loan Documents; and make, execute and deliver all such additional and further acts, things, deeds, instruments and documents as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably require for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of renewing the rights of the Secured Parties with respect to the Collateral as to which the Administrative Agent, for the benefit of the Secured Parties, has a perfected Lien pursuant hereto or thereto, including, without limitation, filing any financing or continuation statements or similar forms of application under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby or by the other Loan Documents.

(b)If requested by the Administrative Agent or any Lender (through the Administrative Agent), promptly furnish to the Administrative Agent and each Lender a statement in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable.

SECTION 9.16.Maintenance of Ratings.  Use commercially reasonable efforts to cause the Term Loan Facility to be continuously and publicly rated (but not any specific rating) by S&P and Moody’s and use commercially reasonable efforts to maintain a public corporate rating (but not any specific rating) from S&P and a public corporate family rating (but not any specific rating) from Moody’s.

ARTICLE X

NEGATIVE COVENANTS

Until all of the Obligations (other than contingent, indemnification obligations not then due) have been paid and satisfied in full in cash, the Credit Parties will not, and will not permit any of their respective Restricted Subsidiaries to:

SECTION 10.1.Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness except:

(a)the Obligations, and any unsecured Refinancing Indebtedness with respect thereto;

(b)Indebtedness and obligations owing under Cash Management Agreements entered into in the ordinary course of business;

(c)Indebtedness existing on the Restatement Effective Date and listed on Schedule 10.1, and any Refinancing Indebtedness with respect thereto;

(d)(x) Indebtedness incurred in connection with Capital Leases (other than with respect to a lease entered into as part of a Sale and Leaseback Transaction) and purchase money Indebtedness incurred (i) on or prior to the Restatement Effective Date and listed on Schedule 10.1 and (ii) after the Restatement Effective Date in an aggregate principal amount, when taken together with the aggregate principal amount of Refinancing Indebtedness outstanding pursuant to clause (y) below, not to exceed the greater of (1) $350,000,000 and (2) five percent (5.0%) of Consolidated Total Assets at such time, at any time outstanding and (y) any Refinancing Indebtedness with respect thereto;

(e)(x) Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary or assets were acquired from such Person in connection with an Investment permitted pursuant to Section 10.3, to the extent that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or the acquisition of such assets, (ii) neither the Borrower nor any Restricted Subsidiary thereof (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness and (iii) the aggregate outstanding principal amount of such Indebtedness, when taken together with the aggregate principal amount of Refinancing Indebtedness outstanding pursuant to clause (y) below, does not exceed $150,000,000 at any time outstanding and (y) any Refinancing Indebtedness with respect thereto;

(f)Guaranty Obligations with respect to Indebtedness permitted pursuant to this Section 10.1 (other than subsections (g) and (i) of this Section 10.1);

(g)unsecured intercompany Indebtedness:

(i)owed or guaranteed by any Credit Party to another Credit Party;

(ii)owed or guaranteed by any Credit Party to any Non-Credit Party; provided that such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent;

(iii)owed or guaranteed by any Non-Credit Party to any other Non-Credit Party; and

(iv)owed or guaranteed by any Non-Credit Party to any Credit Party to the extent permitted pursuant to Section 10.3(a)(vi);

(h)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;

(i)Subordinated Indebtedness and Senior Unsecured Indebtedness of the Credit Parties and Guaranty Obligations of the Credit Parties with respect to such Subordinated Indebtedness or such Senior Unsecured Indebtedness; provided, that in the case of each incurrence of such Subordinated Indebtedness or Senior Unsecured Indebtedness, (i) no Event of Default shall have occurred and be continuing or would be caused by the incurrence of such Indebtedness, (ii) the Administrative Agent shall have received satisfactory written evidence that the Consolidated Coverage Ratio would be equal to or greater than 2.00:1.00, in each case based on the financial statements most recently delivered pursuant to Section 9.1(a) or Section 9.1(b), as applicable, of this Agreement (or, prior to the initial delivery under this Agreement, of the Original Credit Agreement) after giving effect on a pro forma basis to (1) the incurrence of such Indebtedness, and (2) any Permitted Acquisition consummated in connection therewith, and (iii) no Credit Party shall guarantee any Subordinated Indebtedness unless such Guaranty Obligation is subordinated to the Obligations on terms no less favorable to the Administrative Agent and the Lenders than the terms of the Subordinated Indebtedness to which such Guaranty Obligation relates;

(j)Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, bids, trade contracts (other than for debt for borrowed money), leases (other than Capital Leases), government contracts, financial assurances, completion guarantees and similar obligations, statutory obligations or with respect to workers’ compensation claims, unemployment insurance and other social security laws or regulation, health, disability or other employee benefits or property, casualty or liability insurance (including premiums thereunder) or self-insurance or other similar obligations owing to the Borrower or any Restricted Subsidiary (including Indebtedness in respect of letters of credit, bank guarantees or similar instruments used to secure the benefits of such items), in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;

(k)Indebtedness arising from agreements by the Borrower or any of its Restricted Subsidiaries providing for indemnification, earn-out obligations, adjustment of purchase price or similar obligations, in each case, incurred in connection with a Permitted Acquisition, an Investment permitted under Section 10.3, a disposition of assets that is not an Asset Disposition or any transaction permitted under Sections 10.4 or 10.5 hereof;

(l)Indebtedness consisting of promissory notes issued to current or former officers, directors and employees (or their respective family members, estates or trusts or other entities for the benefit of any of the foregoing) of the Borrower or its Restricted Subsidiaries to purchase or redeem Capital Stock or options of the Borrower permitted pursuant to Section 10.6(d); provided that the aggregate principal amount of all such Indebtedness shall not exceed $10,000,000 at any time outstanding;

(m)Indebtedness incurred in connection with Capital Leases arising under Sale and Leaseback Transactions permitted hereunder in reliance upon Section 10.5(c)(ii);

(n)Indebtedness of any Credit Party under or in respect of the Specified Senior Notes outstanding as of the Restatement Effective Date and any Refinancing Indebtedness with respect thereto;

(o)(i) Indebtedness incurred under the ABL Agreement in an aggregate principal amount, when taken together with the aggregate principal amount of Refinancing Indebtedness outstanding pursuant to clause (ii) below, not to exceed $2,200,000,000 and (ii) any Refinancing Indebtedness with respect thereto (so long as, if secured, the terms and provisions thereof shall be subject to the Intercreditor Agreement);

(p)(i) Indebtedness of any Credit Party or any Restricted Subsidiary thereof not otherwise permitted pursuant to this Section 10.1 in an aggregate principal amount not to exceed, when taken together with the aggregate principal amount of Refinancing Indebtedness outstanding pursuant to clause (ii) below, the greater of (1) $525,000,000 and (2) seven and three-quarters percent (7.75%) of Consolidated Total Assets as such time, at any time outstanding and (ii) any Refinancing Indebtedness in respect thereof;

(q)(i) additional Indebtedness of Subsidiaries that are not Credit Parties in an aggregate principal amount not to exceed, when taken together with the aggregate principal amount of Refinancing Indebtedness outstanding pursuant to clause (ii) below, $100,000,000 at any time outstanding and (ii) any

Refinancing Indebtedness in respect thereof; provided that, in each case, such Indebtedness is unsecured or secured only by Liens permitted by Section 10.2(p);

(r)(i) Indebtedness in respect of commercial paper facilities in an aggregate outstanding principal amount not to exceed, when taken together with the aggregate principal amount of Refinancing Indebtedness outstanding pursuant to clause (ii) below, $100,000,000 at any time outstanding and (ii) any Refinancing Indebtedness in respect thereof;

(s)(x) Indebtedness issued or incurred by any Credit Party that is secured by Liens on the Collateral ranking pari passu with the Liens securing the Obligations; provided, that (i) the total aggregate principal amount of all such Indebtedness (and any Incremental Term Loan Commitments incurred concurrently therewith) shall not (as of any date of incurrence thereof (or, in the case of an LCA Election, as of the LCA Test Time)) exceed the Maximum Incremental Amount at such time; (ii) no Event of Default shall exist before or after giving effect to the issuance or incurrence of such Indebtedness; (iii) such Indebtedness shall be subject to a Market Intercreditor Agreement reasonably satisfactory to the Administrative Agent; (iv) if such Indebtedness is proposed to be issued or incurred under this clause (s) in reliance on clause (ii) of the definition of “Maximum Incremental Amount”, the Administrative Agent shall have received from the Borrower a duly completed certificate signed by a Responsible Officer of the Borrower demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, that the proposed issuance or incurrence of such Indebtedness will not exceed the limitation set forth in said clause (ii) of the definition of “Maximum Incremental Amount”; (v) such Indebtedness shall not have a scheduled maturity or any required scheduled repayment or prepayment of principal, amortization, mandatory redemption or sinking fund obligation, in each case, prior to the final maturity date of the 2028 Term Loans (except customary change of control or asset sale provisions and scheduled amortization payments not exceeding 1% of the original principal amount thereof each year); (vi) such Indebtedness shall have pricing (including interest, fees and premiums) and optional prepayment or redemption terms as may be agreed to by the Borrower and the prospective lenders or noteholders; (vii) such Indebtedness may not have (x) obligors that are not obligors under this Agreement and the other Loan Documents or (y) security in any case more extensive than that securing the Obligations (including, for the avoidance of doubt, that such Indebtedness may not have security on any assets that do not constitute Collateral); (viii) the covenants and events of default applicable to such Indebtedness shall not be, when taken as a whole, materially more favorable to the holders of such Indebtedness than those applicable to any Term Loans (except for covenants or other provisions applicable only to periods after the final maturity date of the 2028 Term Loans) (any such Indebtedness, “Incremental Equivalent Debt”) and (y) Refinancing Indebtedness in respect thereof;

(t)Indebtedness of any Credit Party under or in respect of the 2025 Senior Notes outstanding as of the Restatement Effective Date; provided that all such notes shall be redeemed no later than May 19, 2021;

(u)Indebtedness consisting of take-or-pay obligations contained in supply arrangements in the ordinary course of business;

(v)Indebtedness incurred by the Borrower and its Restricted Subsidiaries representing (i) deferred compensation to directors, officers, employees, members of management and consultants of the Borrower or any Restricted Subsidiary in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with any Permitted Acquisition or any Investment permitted hereby;

(w)Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(x)unfunded pension fund and other employee benefit plan obligations and liabilities incurred in the ordinary course of business to the extent that they are permitted to remain unfunded under applicable law; and

(y)all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on Indebtedness described in paragraphs (a) through (x) above.

SECTION 10.2.Liens.  Create, incur, assume or suffer to exist, any Lien on or with respect to any of its Property, whether now owned or hereafter acquired, except:

(a)Liens created pursuant to the Loan Documents;

(b)Liens in existence on the Restatement Effective Date and described on Schedule 10.2, and the replacement, renewal or extension thereof (including Liens incurred, assumed or suffered to exist in connection with any refinancing, refunding, renewal or extension of Indebtedness pursuant to Section 10.1(c) (solely to the extent that such Liens were in existence on the Restatement Effective Date and described on Schedule 10.2)); provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Restatement Effective Date, except for products and proceeds of the foregoing;

(c)Liens for taxes, assessments and other governmental charges or levies (i) not yet due or as to which the period of grace, if any, related thereto has not expired, (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP or (iii) which are, in the aggregate, immaterial to the Credit Parties;

(d)the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which (i) other than claims which are, in the aggregate, immaterial to the Borrower and its Restricted Subsidiaries, are not overdue for a period of more than thirty (30) days, or if more than thirty (30) days overdue, no action has been taken to enforce such Liens and such Liens are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP and (ii) do not, individually or in the aggregate, materially impair the use thereof in the operation of the business of the Borrower or any of its Restricted Subsidiaries;

(e)deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f)encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business;

(g)Liens arising from the filing of precautionary UCC financing statements or similar forms of application relating solely to personal property leased pursuant to Operating Leases, consignment or bailee arrangements entered into in the ordinary course of business of the Borrower and its Restricted Subsidiaries;

(h)Liens securing Indebtedness incurred under Section 10.1(d); provided that (i) such Liens shall be created substantially simultaneously with the acquisition, repair, improvement or lease, as applicable, of the related Property, (ii) such Liens do not at any time encumber any property other than the Property financed by such Indebtedness; provided, that individual financings otherwise permitted to be secured hereunder provided by one person (or its affiliates) may be cross collateralized to other such financings provided by such person (or its affiliates) and (iii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original price for the purchase, repair improvement or lease amount (as applicable) of such Property at the time of purchase, repair, improvement or lease (as applicable);

(i)Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.1(l) or securing appeal or other surety bonds relating to such judgments;

(j)Liens on Property (i) of any Restricted Subsidiary which are in existence at the time that such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition and (ii) of the Borrower or any of its Restricted Subsidiaries existing at the time such tangible property or tangible assets are purchased or otherwise acquired by the Borrower or such Restricted Subsidiary thereof pursuant to a transaction permitted pursuant to this Agreement; provided that, with respect to each of the foregoing clauses (i) and (ii), (A) such Liens are not incurred in connection with, or in anticipation of, such Permitted Acquisition, purchase or other acquisition, (B) such Liens are applicable only to specific Property, (C) such Liens are not “blanket” or all asset Liens, (D) such Liens do not attach to any other Property of the Borrower or any of its Restricted Subsidiaries and (E) the Indebtedness secured by such Liens is incurred under Section 10.1(e) of this Agreement);

(k)(i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the UCC in effect in the relevant jurisdiction and (ii) Liens of any depositary bank in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account of the Borrower or any Restricted Subsidiary thereof;

(l)(i) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord and (ii) contractual Liens of suppliers (including sellers of goods) or customers granted in the ordinary course of business to the extent limited to the property or assets relating to such contract;

(m)any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or its Restricted Subsidiaries or materially detract from the value of the relevant assets of the Borrower or its Restricted Subsidiaries or (ii) secure any Indebtedness;

(n)Liens not otherwise permitted hereunder securing (x) Indebtedness or other obligations in an aggregate principal amount not to exceed, when taken together with the aggregate principal amount of Refinancing Indebtedness secured pursuant to subclause (y) below, the greater of (i) $225,000,000 and (ii) three and one-half percent (3.5%) of Consolidated Total Assets at such time, at any time outstanding and (y) any Refinancing Indebtedness in respect of Indebtedness or other obligations secured pursuant to subclause (x) above;

(o)Liens securing (i) Indebtedness incurred pursuant to Section 10.1(o) and Guaranty Obligations with respect thereto incurred by any Credit Party pursuant to Section 10.1(f) and (ii) obligations under Hedge Agreements (or guaranties thereof) entered into in the ordinary course of business and not for speculative purposes and that are secured on a pari passu basis with the Indebtedness described in subclause (i) (except with regard to control of remedies); provided that, in each case, such Liens are subject to the Intercreditor Agreement;

(p)any Lien securing Indebtedness incurred pursuant to Section 10.1(q) on (i) assets of Restricted Subsidiaries that are not Subsidiary Guarantors or (ii) the Equity Interests of the non-Credit Party incurring such Indebtedness;

(q)Liens on property constituting Collateral securing Incremental Equivalent Debt incurred pursuant to Section 10.1(s) and Guaranty Obligations with respect thereto incurred by any Credit Party pursuant to Section 10.1(f), and in each case any Refinancing Indebtedness in respect thereof; provided, that such Indebtedness is subject to a Market Intercreditor Agreement reasonably satisfactory to the Administrative Agent;

(r)Liens on property constituting Collateral securing the 2026 Senior Notes outstanding on the Restatement Effective Date and Guaranty Obligations with respect thereto incurred by any Credit Party pursuant to Section 10.1(f), and in each case any Refinancing Indebtedness in respect thereof; provided that such Liens are subject to the Intercreditor Agreement;

(s)Liens disclosed by the title insurance policies delivered in connection with the Mortgages or pursuant to Section 9.13 and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(t)Liens that are contractual rights of set-off (i) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business and (ii) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business;

(u)(i) leases, subleases, licenses or sublicenses of property in the ordinary course of business or (ii) rights reserved to or vested in any person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any Restricted Subsidiary or by a statutory provision to terminate any such lease, license, franchise, grant or permit or to require periodic payments as a condition to the continuance thereof;

(v)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(w)Liens (i) solely on any cash earnest money deposits or Permitted Investments made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Permitted Acquisition or other Investment permitted hereunder and (ii) consisting of an agreement to dispose of any property in a transaction permitted under Section 10.5;

(x) Liens on securities, the acquisition and ownership of which is permitted or not prohibited hereunder, that are the subject of repurchase agreements from which such Liens arise;

(y)(i) Liens on Qualified Capital Stock in joint ventures or Unrestricted Subsidiaries securing obligations of such joint venture or Unrestricted Subsidiaries, as applicable and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements entered into in the ordinary course of business;

(z)Liens (i) arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or the Restricted Subsidiaries in the ordinary course of business and (ii) arising by operation of law under Article 2 of the Uniform Commercial Code;

(aa)Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(bb)Liens on specific items of inventory or other goods and the proceeds thereof securing such person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or goods; and

(cc)ground leases in the ordinary course in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located.

SECTION 10.3.Investments.  Purchase, own, invest in or otherwise acquire (in one transaction or a series of transactions), directly or indirectly, any Capital Stock, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of Property in, any Person (all the foregoing, “Investments”), except the following (each, a “Permitted Investment”):

(a)(i) Investments existing on the Restatement Effective Date in Restricted Subsidiaries existing on the Restatement Effective Date;

(ii)Investments existing on the Restatement Effective Date (other than Investments in Restricted Subsidiaries existing on the Restatement Effective Date) and described on Schedule 10.3 and any modification, replacement, renewal or extension thereof so long as any such modification, renewal or extension thereof does not increase the amount of such Investment except by terms thereof or as otherwise permitted by this Section 10.3;

(iii)Investments made after the Restatement Effective Date by any Credit Party in any other Credit Party;

(iv)Investments made after the Restatement Effective Date by any Non-Credit Party in any other Non-Credit Party;

(v)Investments made after the Restatement Effective Date by any Non-Credit Party in, or to, any Credit Party; provided that any loans and advances made by any Non-Credit Party to any Credit Party shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent; and

(vi)Investments made after the Restatement Effective Date by any Credit Party in any Non-Credit Party in an amount not to exceed at any time:

(A)the greater of (1) $350,000,000 and (2) five percent (5%) of Consolidated Total Assets at such time; less

(B)the amount of Investments made pursuant to Section 10.3(g)(ii) at such time; less

(C)the amount of Investments made pursuant to Section 10.3(k) at such time;

provided that any Investments in the form of loans or advances made by any Credit Party to any Non-Credit Party pursuant to this clause (vi) shall be evidenced by a demand note in form and substance reasonably satisfactory to the Administrative Agent and shall be pledged and delivered to the Administrative Agent pursuant to the Security Documents; provided, further, that intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and the Restricted Subsidiaries shall not be included in calculating the limitation in this paragraph at any time;

(b)Investments in cash and Cash Equivalents;

(c)Investments by the Borrower or any of its Restricted Subsidiaries consisting of Capital Expenditures permitted by this Agreement;

(d)deposits made in the ordinary course of business to secure the performance of leases or other obligations as permitted by Section 10.2;

(e)Hedge Agreements permitted pursuant to Section 10.14;

(f)purchases of assets in the ordinary course of business;

(g)Investments by the Borrower or any of its Restricted Subsidiaries:

(i)(A) consisting of Permitted Acquisitions to the extent that any Person or Property acquired in such acquisition becomes a part of the Borrower or a Subsidiary Guarantor or becomes (whether or not such Person is a Wholly-Owned Subsidiary) a Subsidiary Guarantor in the manner contemplated by Section 9.13, (B) in any Subsidiary in an amount required to permit such person to consummate a Permitted Acquisition that upon closing thereof would satisfy the requirements of clause (A) above and (C) in any Subsidiary that is not a Subsidiary Guarantor consisting of the Capital Stock of any person who is not a Subsidiary Guarantor; and

(ii)(A) consisting of Permitted Acquisitions to the extent that any Person or Property acquired in such acquisition does not become a Subsidiary Guarantor or a part of the Borrower or a Subsidiary Guarantor in an aggregate amount not to exceed at any time:

(1)the greater of (I) $500,000,000 and (II) seven and one-half percent (7.5%) of Consolidated Total Assets at such time; less

(2)the amount of Investments made pursuant to Section 10.3(a)(vi) at such time; less

(3)the amount of Investments made pursuant to Section 10.3(k) at such time; and

(B)in any Subsidiary in an amount required to permit such person to consummate a Permitted Acquisition that upon closing thereof would satisfy the requirements of clause (A) above.

(h)Investments in the form of loans and advances to officers, directors and employees in the ordinary course of business in an aggregate amount not to exceed at any time outstanding $10,000,000 (determined without regard to any write-downs or write-offs of such loans or advances);

(i)Investments consisting of Indebtedness, Liens, Sale and Lease-Back Transactions, mergers, consolidations, Dispositions, Restricted Payments, Affiliate transactions and prepayments and repurchases of Indebtedness permitted under Section 10.1 (other than Section 10.1(e), (g)(iv), (k) (to the extent relying on permissibility under Section 10.3)), 10.2, 10.4 (other than Section 10.4(e) (to the extent relying on permissibility under Section 10.3) and (f)), 10.5 (other than Section 10.5(e) (to the extent relying on permissibility under Section 10.3)) and 10.6;

(j)Guaranty Obligations permitted pursuant to Section 10.1;

(k)Investments in joint ventures or Unrestricted Subsidiaries; provided that the aggregate amount of all such Investments shall not exceed at any time:

(i)the greater of (1) $250,000,000 and (2) three and three-quarters percent (3.75%) of Consolidated Total Assets at such time; less

(ii)the amount of Investments made pursuant to Section 10.3(a)(vi) at such time; less

(iii)the amount of Investments made pursuant to Section 10.3(g)(ii) at such time;

(l)Investments in the Captive Insurance Subsidiary in an aggregate amount that does not exceed the sum of $25,000,000 plus the minimum amount of capital required under the laws of the jurisdiction in which the Captive Insurance Subsidiary is formed or any jurisdiction in which it does business;

(m)Investments not otherwise permitted pursuant to this Section 10.3 in an aggregate amount not to exceed the greater of (1) $300,000,000 and (2) four and one-half percent (4.50%) of Consolidated Total Assets at such time, at any time outstanding; provided that, immediately before and immediately after giving pro forma effect to any such Investments at the time made, no Event of Default shall have occurred and be continuing;

(n)Investments not otherwise permitted pursuant to this Section 10.3, provided that (i) no Event of Default exists and is continuing at the time of any such Investment or would result therefrom and (ii) the aggregate amount of all such Investments shall not exceed, without duplication, the Available Amount at the time any such Investment is made;

(o)Investments in the form of intercompany loans by a Credit Party to Beacon Roofing Supply Canada Company from time to time in the ordinary course of business to be used for working capital; provided that the aggregate amount of such loans outstanding at any time shall not exceed $25,000,000; and provided, further that such loans shall be permitted under this subclause (o) only if Beacon Roofing Supply Canada Company is a Restricted Subsidiary;

(p)Investments arising out of the receipt by the Borrower or any Subsidiary of promissory notes and other non-cash consideration for Dispositions permitted under Section 10.5 (other than Section 10.5(e) to the extent relying on permissibility under Section 10.3);

(q)accounts receivable, notes receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers made in the ordinary course of business;

(r)guarantees of leases (other than Capital Leases) or of other obligations not constituting Indebtedness, in each case in the ordinary course of business;

(s)Investments received in connection with the bankruptcy or reorganization of any person, or settlement of obligations of, or other disputes with or judgments against, or foreclosure or deed in lieu of foreclosure with respect to any Lien held as security for an obligation, in each case in the ordinary course of business;

(t)Investments of the Borrower or any Restricted Subsidiary acquired after the Restatement Effective Date or of a person merged into or consolidated with the Borrower or a Restricted Subsidiary, in each case, in accordance with Section 10.4, after the Restatement Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation and any modification, replacement, renewal or extension thereof so long as any such modification, renewal or extension thereof does not increase the amount of such Investment except as otherwise permitted by this Section 10.3;

(u)acquisitions by the Borrowers of obligations of one (1) or more directors, officers, employees, members or management or consultants of the Borrower or its Subsidiaries in connection with such person’s acquisition of Capital Stock of the Borrower, so long as no cash is actually advanced by the Borrower or any of its Subsidiaries to such persons in connection with the acquisition of any such obligations;

(v)Investments in the ordinary course of business consisting of (A) endorsements for collection or deposit or (B) customary trade arrangements with customers;

(w)Investments to the extent the consideration paid therefor consists solely of Qualified Capital Stock of the Borrower or any direct or indirect parent thereof; and

(x)Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client and customer contracts and loans or advances made to, and guarantees with respect to obligations of, distributors, suppliers, licensors and licensees in the ordinary course of business.

For purposes of determining the amount of any Investment outstanding for purposes of this Section 10.3, such amount shall be deemed to be the amount of such Investment when made, purchased, acquired or incurred (without adjustment for subsequent increases or decreases in the value of such Investment), less any amount realized in respect of such Investment upon the sale, collection, return of capital or loan or advance repayment (not to exceed the original amount invested).

SECTION 10.4.Fundamental Changes.  Merge, consolidate, amalgamate or enter into any similar combination with, or enter into any Asset Disposition of all or substantially all of its assets (whether in a single transaction or a series of transactions) with, any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

(a)(i) any Restricted Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into, or be liquidated into, the Borrower (provided that the Borrower shall be the continuing or surviving entity) and (ii) any Restricted Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into, or be liquidated into, any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving entity or simultaneously with such transaction, the continuing or surviving entity shall become a Subsidiary Guarantor and the Borrower shall comply with Section 9.13 in connection therewith);

(b)any Non-Credit Party may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Non-Credit Party;

(c)any Restricted Subsidiary may dispose of all or substantially all of its assets (by sale or transfer or upon voluntary liquidation, dissolution, winding up or otherwise) to the Borrower or any Subsidiary Guarantor (provided that the consideration for such disposition shall not exceed the fair value of such assets);

(d)any Non-Credit Party may dispose of all or substantially all of its assets (by sale or transfer or upon voluntary liquidation, dissolution, winding up or otherwise) to any other Non-Credit Party;

(e)any Wholly-Owned Subsidiary of the Borrower formed to effect any acquisition permitted hereunder may merge, amalgamate or consolidate with or into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with such acquisition (including, without limitation, any Permitted Acquisition permitted pursuant to Section 10.3(g)); provided that in the case of any merger involving a Wholly-Owned Subsidiary that is a Credit Party, (A) a Subsidiary Guarantor shall be the continuing or surviving entity or (B) simultaneously with such transaction, the continuing or surviving entity shall become a Subsidiary Guarantor and the Borrower shall comply with Section 9.13 in connection therewith;

(f)any Person (other than the Restricted Subsidiaries of the Borrower) may merge, amalgamate or consolidate into the Borrower or any of its Wholly-Owned Subsidiaries in connection with a Permitted Acquisition permitted pursuant to Section 10.3(g); provided that in the case of a merger, amalgamation or consolidation involving the Borrower or a Subsidiary Guarantor, as applicable, the continuing or surviving Person shall be the Borrower or such Subsidiary Guarantor, as applicable, and the continuing or surviving Person shall be the Borrower or a Wholly-Owned Subsidiary thereof;

(g)any Asset Disposition permitted under Section 10.5 (other than Asset Dispositions consisting of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries), but only to the extent that such transaction was permitted without reference to this clause (g); and

(h)[reserved].

SECTION 10.5.Asset Dispositions.  Make any Asset Disposition except:

(a)the sale of obsolete, worn-out or surplus assets no longer used or usable in the business of the Borrower or any of its Restricted Subsidiaries;

(b)non-exclusive licenses and sublicenses of intellectual property rights in the ordinary course of business;

(c)(i) leases, subleases, licenses or sublicenses of real or personal property granted by the Borrower or any of its Restricted Subsidiaries to others (A) in the ordinary course of business or (B) that, in the reasonable business judgment of the Borrower or any of its Restricted Subsidiaries, would not detract from the value of such real or personal property nor interfere in any material respect with the business of the Borrower or any of its Restricted Subsidiaries and (ii) a sale of property pursuant to a Sale and Leaseback Transaction (provided that the aggregate fair market value (measured at the time of the applicable sale) of all property covered by any outstanding Sale and Leaseback Transaction at any time shall not exceed $50,000,000);

(d)Asset Dispositions in connection with Insurance and Condemnation Events; provided that the requirements of Section 5.4(c) are complied with in connection therewith;

(e)Asset Dispositions permitted in connection with transactions permitted by Sections 10.3, 10.4 or 10.6, but only to the extent that such transaction was permitted without reference to this clause (e);

(f)Asset Dispositions (other than as a part of a Sale and Leaseback Transaction) not otherwise permitted pursuant to this Section 10.5; provided that (i) at the time of such Asset Disposition, no Event of Default shall exist or would result from such Asset Disposition, (ii) such Asset Disposition is made for fair market value and the consideration received shall be no less than seventy-five percent (75%) in cash; provided that any Designated Non-Cash Consideration received by the Borrower or any Restricted Subsidiary from such Asset Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received by the Borrower or any Restricted Subsidiary, not to exceed an aggregate amount at any time outstanding equal to the greater of $50,000,000 and one percent (1.0)% of Consolidated Total Assets (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be cash; and (iii) the requirements of Section 5.4(c) are complied with in connection therewith;

(g)Asset Dispositions of any Unrestricted Subsidiary;

(h)Asset Dispositions of receivables (i) in the ordinary course of business and not as part of an accounts receivables financing transaction or (ii) in connection with the collection, settlement or compromise thereof in a bankruptcy or similar proceeding;

(i)Asset Dispositions by the Borrower or any Restricted Subsidiary of non-core assets (as determined by the Borrower in good faith) that were acquired in connection with an acquisition permitted hereunder (including, without limitation, Permitted Acquisitions); provided that any such sale, transfer, lease or other disposition shall be made or contractually committed to be made within two hundred seventy (270) days of the date such non-core assets were acquired by the Borrower or such Subsidiary; and provided further that, on a pro forma basis for such disposition of such non-core assets and the consummation of such Permitted Acquisition, the Consolidated Secured Leverage Ratio does not exceed 3.00:1.00;

(j)[reserved];

(k)Asset Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such sale, transfer, lease or other disposition are promptly applied to the purchase price of such replacement property;

(l)Asset Dispositions of property in the ordinary course of business consisting of the abandonment or lapsed of intellectual property rights which, in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Borrower and the Restricted Subsidiaries;

(m)Asset Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in, joint venture arrangements and similar binding arrangements;

(n)Asset Dispositions of real property and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management, or consultants of the Borrower and the Restricted Subsidiaries;

(o)the expiration of any option agreement or similar agreement or rights in respect thereof in respect of real or personal property;

(p)any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business; and

(q)Asset Dispositions in connection with the outsourcing of services in the ordinary course of business.

SECTION 10.6.Restricted Payments.  Declare or pay any dividend on, or make any payment or other distribution on account of, or purchase, redeem, retire or otherwise acquire (directly or indirectly), or set apart assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any class of Capital Stock of any Credit Party or any Restricted Subsidiary thereof, or make any distribution of cash, property or assets to the holders of shares of any Capital Stock of any Credit Party or any Restricted Subsidiary thereof (all of the foregoing, the “Restricted Payments”); provided that:

(a)so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower or any of its Restricted Subsidiaries may declare and make Restricted Payments in shares of its own Qualified Capital Stock;

(b)any Restricted Subsidiary of the Borrower may declare and make Restricted Payments to the Borrower or any other Restricted Subsidiary (and, if applicable, to other holders of its outstanding Capital Stock on a ratable basis);

(c)so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower may declare and pay cash dividends on the Series A Preferred Shares in accordance with the per annum rate and other terms set forth in the Series A Certificate of Designation as in effect on the Restatement Effective Date and, in any event, in an aggregate amount not to exceed $50,000,000 in any Fiscal Year;

(d)so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower may redeem, retire or otherwise acquire shares of its Capital Stock or options or other equity or phantom equity in respect of its Capital Stock (i) from present or former officers, employees, directors or consultants (or their family members or trusts or other entities for the benefit of any of the foregoing) or make severance payments to such Persons in connection with the death, disability or termination of employment or consultancy of any such officer, employee, director or consultant (A) to the extent that such purchase is made with the net cash proceeds of any offering of equity securities of or capital contributions to the Borrower after the Original Closing Date or (B) otherwise in an aggregate amount not to exceed $50,000,000 and (ii) in an aggregate amount not to exceed, when taken together with all other Restricted Payments made pursuant to this clause (d)(ii), $150,000,000;

(e)the Borrower may declare and make Restricted Payments, and each Restricted Subsidiary of the Borrower may declare and make Restricted Payments to enable the Borrower to do the same (it being agreed that any Restricted Payment which is declared and made from any Restricted Subsidiary to the Borrower and further declared and made by the Borrower shall constitute a single

Restricted Payment), in an aggregate amount, together with the aggregate amount of all payments, prepayments, redemptions and acquisitions made pursuant to Section 10.9(b)(vi), not to exceed $350,000,000 during the term of this Agreement; provided that no Event of Default exists and is continuing at the time of any such Restricted Payment or would result therefrom;

(f)the Borrower may declare and make additional Restricted Payments; provided that:

(i)no Event of Default exists and is continuing at the time of any such Restricted Payment or would result therefrom;

(ii)prior to the making of any such additional Restricted Payment in reliance in whole or in part on clause (x)(ii) of the definition of “Available Amount”, the Administrative Agent shall have received satisfactory written evidence that, based on the financial statements most recently delivered pursuant to Section 9.1(a) or Section 9.1(b), as applicable, of this Agreement (or, prior to the initial delivery under this Agreement, of the Original Credit Agreement) both before and after giving pro forma effect to such Restricted Payment and the incurrence of any Indebtedness in connection therewith, the Consolidated Total Leverage Ratio is less than or equal to 4.50 to 1.00; and

(iii)the aggregate amount of such additional Restricted Payments shall not exceed, without duplication, the Available Amount at the time any such Restricted Payment is made;

(g)[reserved];

(h)so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower may purchase, redeem, retire or otherwise acquire the Series A Preferred Shares in exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the issuance or sale of, Qualified Capital Stock of the Borrower;

(i)so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower may declare and make additional Restricted Payments; provided that both before and after giving pro forma effect to any such Restricted Payment and the incurrence of any Indebtedness in connection therewith, the Consolidated Total Leverage Ratio is less than or equal to 4.00 to 1.00;

(j)the Borrower may make Restricted Payments to purchase or redeem fractional shares of Capital Stock; and

(k)repurchases of Capital Stock in the Borrower or any Restricted Subsidiary deemed to occur upon exercise of stock options or similar rights if such repurchased Capital Stock represents a portion of the exercise price of such options or similar rights or taxes to be paid in connection therewith.

SECTION 10.7.Transactions with Affiliates.  Directly or indirectly enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with (a) any officer, director or other Affiliate of the Borrower or any of its Restricted Subsidiaries or (b) any Affiliate of any such officer or director, other than:

(i)transactions permitted by Sections 10.1, 10.2, 10.3, 10.4, 10.5, 10.6 and 10.12;

(ii)transactions existing on the Restatement Effective Date and described on Schedule 10.7;

(iii)transactions among Credit Parties and/or any Restricted Subsidiaries;

(iv)any transaction in the ordinary course of business on terms that are fair to the Borrower and its Restricted Subsidiaries in the reasonable determination of the board of directors or senior management of the Borrower, or are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Borrower;

(v)the payment of salaries and benefits to, and employment and severance arrangements (including equity incentive plans and employee benefit plans and arrangements) with, their respective officers and employees in the ordinary course of business; and

(vi)payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Borrower and its Restricted Subsidiaries in the ordinary course of business.

SECTION 10.8.Accounting Changes; Organizational Documents.  (a) Make (without the consent of the Administrative Agent which consent shall not be unreasonably withheld) any material change in its accounting treatment and reporting practices except as required or permitted by GAAP. Notwithstanding anything in this Agreement to the contrary, (i) following written notice from the Borrower to the Administrative Agent delivered a reasonable amount of time prior to such change, the Borrower may change the last day of the fiscal year of the Borrower and its Subsidiaries from September 30 to December 31 and (ii) each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement or any of the other Loan Documents, in each case as the Administrative Agent reasonably deems appropriate in order to reflect such change in the fiscal year of the Borrower and its Subsidiaries.

(b)Amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in each case in any manner materially adverse to the rights or interests of the Lenders.

SECTION 10.9.Payments and Modifications of Subordinated and Unsecured Indebtedness and Preferred Stock.  (a) Amend, modify, waive or supplement (or permit the modification, amendment, waiver or supplement of) any of the terms or provisions of any unsecured or payment subordinated Indebtedness of the Borrower or any of its Restricted Subsidiaries or of any preferred stock of the Borrower (including the Series A Preferred Shares) or any of its Restricted Subsidiaries (other than Wholly-Owned Subsidiary Guarantors), in each case the aggregate principal amount, or liquidation preference amount, as the case may be, of which is in excess of the Threshold Amount in any manner materially adverse to the rights or interests of the Administrative Agent and Lenders.

(b)Make any payment or prepayment on, or redeem or acquire for value (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due), in each case prior to the date that is 90 days prior to the scheduled maturity thereof, any unsecured or payment subordinated Indebtedness of the Borrower or any of its Restricted Subsidiaries the aggregate principal amount of which is in excess of the Threshold Amount, except:

(i)any payments, prepayments, redemptions or acquisitions on or of such Indebtedness, so long as on the date thereof and after giving effect thereto, (x) no Event of Default has occurred and is continuing, (y) prior to the making of any such payment, prepayment, redemption or acquisition, the Administrative Agent shall have received satisfactory written evidence that, based on the financial statements most recently delivered pursuant to Section 9.1(a) or Section 9.1(b), as applicable, of this Agreement (or, prior to the initial delivery under this Agreement, of the Original Credit Agreement) both before and after giving pro forma effect to such payment, prepayment, redemption or acquisition, the Consolidated Total Leverage Ratio is less than or equal to 4.50 to 1.00 and (z) the aggregate amount of all such payments, prepayments, redemptions and acquisitions shall not exceed, without duplication, the Available Amount at the time of such payment, prepayment, redemption or acquisition;

(ii)any payments, prepayments, redemptions or acquisitions on or of any such Indebtedness with the proceeds of Refinancing Indebtedness with respect thereto that is incurred in compliance with Section 10.1 hereof;

(iii)the payment of regularly scheduled interest and principal in respect of such Indebtedness;

(iv)the payment of regularly scheduled fees, expenses and indemnities in respect of payment subordinated Indebtedness incurred under Section 10.1(c), (g)(iii), (i) and (p) (other than any such payments prohibited by any subordination provisions applicable thereto) or any senior unsecured Indebtedness incurred under Section 10.1(i) or (n);

(v)any “catch-up” payments on any applicable high yield discount obligations (AHYDO) issued after the Original Closing Date;

(vi)any payments, prepayments, redemptions or acquisitions on or of such Indebtedness in an aggregate amount, together with the aggregate amount of all Restricted Payments made pursuant to Section 10.6(e), not to exceed $350,000,000; and

(vii)the prepayment or redemption of the 2025 Senior Notes as part of the Transactions.

SECTION 10.10.No Further Negative Pledges; Restrictive Agreements.  (a) Enter into, assume or be subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation (other than with respect to an Excluded Subsidiary), except (i) (x) pursuant to this Agreement and the other Loan Documents and (y) customary restrictions in any document or instrument governing any Incremental Equivalent Debt, (ii) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 10.1(d), (e) (provided that any such restriction contained therein relates only to the asset or assets financed thereby), (i), (p) or (q), in each case to the extent such encumbrances or restrictions are no more restrictive in any material respect to the Borrower and the Restricted Subsidiaries than the covenants contained in this Agreement, (iii) customary restrictions in connection with any Permitted Lien or any document or instrument governing any Permitted Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien), (iv) pursuant to the ABL Facility Documentation, the 2026 Notes Documentation and any Refinancing Indebtedness with respect thereto and (v) negative pledges and restrictions on Liens in favor of any holder of Indebtedness for borrowed money permitted under Section 10.1 but only if such negative pledge or restriction expressly permits Liens on the Collateral for the benefit of the Administrative Agent and the Lenders with respect to the Obligations on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens equally and ratably or on a junior basis;

(b)Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Credit Party or any Restricted Subsidiary thereof (other than an Excluded Subsidiary) to (i) pay dividends or make any other distributions to any Credit Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Credit Party or (iii) make loans or advances to any Credit Party, except in each case for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) the ABL Facility Documentation (on terms no more restrictive than the terms set forth in the ABL Facility Documentation as of the Restatement Effective Date), (C) the Specified Senior Notes, (D) any document or instrument governing Indebtedness incurred pursuant to Section 10.1(d), (e) (provided that any such restriction contained therein relates only to the asset or assets acquired in connection therewith), (i), (p), (q) or (s), in each case to the extent such encumbrances or restrictions are no more restrictive in any material respect to the Borrower and the Restricted Subsidiaries than the covenants contained in this Agreement, (E) any Refinancing Indebtedness with respect to the foregoing, (F) Applicable Law and (G) any agreement providing for the subordination of Subordinated Indebtedness pursuant to the definition thereof.

(c)Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Credit Party or any Restricted Subsidiary thereof (other than an Excluded Subsidiary) to (i) sell, lease or transfer any of its properties or assets to any Credit Party or (ii) act as a Credit Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except in each case for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) the ABL Facility Documentation (on terms no more restrictive than the terms set forth in the ABL Facility Documentation as of the Restatement Effective Date), (C) the Specified Senior Notes, (D) any document or instrument governing Indebtedness incurred pursuant to Section 10.1(d), (e) (provided that any such restriction contained therein relates only to the asset or assets acquired in connection therewith), (i), (p), (q) or (s), in each case to the extent such encumbrances or restrictions are no more restrictive in any material respect to the Borrower and the Restricted Subsidiaries than the covenants contained in this Agreement, (E) any Refinancing Indebtedness with respect to the foregoing, (F) Applicable Law, (G) any Permitted Lien or any document or instrument governing any Permitted Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien), (H) obligations that are binding on a Restricted Subsidiary at the time such Subsidiary first becomes a Restricted Subsidiary of the Borrower, so long as such obligations are not entered into in contemplation of such Person becoming a Restricted Subsidiary, (I) customary restrictions contained in an agreement related to the sale of Property (to the extent such sale is not prohibited pursuant to Section 10.5) that limit the transfer of such Property pending the consummation of such sale, (J) customary restrictions in leases, subleases, licenses and sublicenses or asset sale agreements otherwise permitted by this Agreement so long as such restrictions relate only to the assets subject thereto, (K) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (L) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business, (M) customary net worth provisions contained in real property leases entered into by the Borrower or its Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations and (N) any agreement providing for the subordination of Subordinated Indebtedness pursuant to the definition thereof.

SECTION 10.11.Nature of Business.  Engage in any business other than the business conducted by the Borrower and its Subsidiaries as of the Restatement Effective Date and business activities reasonably related or ancillary thereto or that are reasonable extensions thereof.

SECTION 10.12.Sale Leasebacks.  Except as otherwise permitted pursuant to Section 10.5(c)(ii), directly or indirectly become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any Property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which any Credit Party or any Restricted Subsidiary thereof has sold or transferred or is to sell or transfer to a Person which is not another Credit Party or Restricted Subsidiary thereof or (b) which any Credit Party or any Restricted Subsidiary thereof intends to use for substantially the same purpose as any other Property that has been sold or is to be sold or transferred by such Credit Party or such Restricted Subsidiary to another Person which is not another Credit Party or Restricted Subsidiary thereof in connection with such lease.

SECTION 10.13.Disposal of Subsidiary Interests.  Permit any Wholly-Owned US Subsidiary that is a Restricted Subsidiary to be a non-Wholly-Owned Subsidiary except as a result of or in connection with a dissolution, merger, amalgamation, consolidation or disposition permitted by Section 10.4 or 10.5.

SECTION 10.14.Hedge Agreements.  Create, incur, assume or suffer to exist obligations under any Hedge Agreement other than any Hedge Agreement entered into in the ordinary course of business in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes.

ARTICLE XI

DEFAULT AND REMEDIES

SECTION 11.1.Events of Default.  Each of the following shall constitute an Event of Default:

(a)Default in Payment of Principal of Term Loans.  The Borrower shall default in any payment of principal of any Term Loan when and as due (whether at maturity, by reason of acceleration or otherwise).

(b)Other Payment Default.  The Borrower or any other Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Term Loan or the payment of any other Obligation, and such default shall continue for a period of five (5) Business Days.

(c)Misrepresentation. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Restricted Subsidiary thereof in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Restricted Subsidiary thereof in this Agreement, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.

(d)Default in Performance of Certain Covenants. Any Credit Party or any Restricted Subsidiary thereof shall default in the performance or observance of any covenant or agreement contained in Sections 9.2(a), 9.3(a), 9.4, 9.12, 9.13 or 9.14 or Article X.

(e)Default in Performance of Other Covenants and Conditions. Any Credit Party or any Restricted Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for in subsection (a), (b), (c) or (d) of this Section 11.1) or any other Loan Document and such default shall continue for a period of thirty (30) days after the earlier of (i) the Administrative Agent’s delivery of written notice thereof to the Borrower and (ii) a Responsible Officer of any Credit Party having obtained knowledge thereof.

(f)Cross-Default. Any Credit Party or any Restricted Subsidiary thereof shall (i) default in the payment of any Indebtedness (other than the Term Loans) the aggregate principal amount of which is in excess of the Threshold Amount beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Term Loans) the aggregate principal amount of which is in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, such Indebtedness in an aggregate principal amount greater than the Threshold Amount to become due prior to its stated maturity (any applicable grace period having expired); provided that a default by a Credit Party or any Restricted Subsidiary thereof under any financial maintenance covenant included in the ABL Agreement shall not constitute an Event of Default under this Section 11.1(f)(ii) unless the ABL Agent or the requisite lenders thereunder shall have terminated the lending commitments under the ABL Agreement and declared all outstanding borrowings thereunder to be immediately due and payable or (iii) there occurs under any Hedge Agreement an early termination date resulting from (A) any default or event of default under such Hedge Agreement as to which any Credit Party or any Restricted Subsidiary is the defaulting party or (B) any termination event under such Hedge Agreement as to which any Credit Party or any Restricted Subsidiary is an affected party and, in either event, the Hedge Termination Value owed by such Credit Party or such Restricted Subsidiary as a result thereof is greater than the Threshold Amount.

(g)Change in Control. Any Change in Control shall occur.

(h)Voluntary Bankruptcy Proceeding. Any Credit Party or any Restricted Subsidiary thereof shall (i) commence a voluntary case under any Debtor Relief Laws, (ii) file a petition seeking, as a debtor or debtor-in-possession, to take advantage of any Debtor Relief Laws, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under any Debtor Relief Laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, interim receiver, receiver and manager, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

(i)Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced (including the filing of any notice of intention in respect thereof) against any Credit Party or any Restricted Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Laws or (ii) the appointment of a trustee, receiver, interim receiver, receiver and manager, custodian, liquidator or the like for any Credit Party or any Restricted Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under any Debtor Relief Laws) shall be entered.

(j)Failure of Agreements. Any material provision of this Agreement or any material provision of any other Loan Document shall for any reason cease to be valid and binding on any Credit Party or any Restricted Subsidiary thereof party thereto or any such Person shall so state in writing, or any Loan Document shall for any reason cease to create a valid and perfected Lien (subject to Permitted Liens) on, or security interest in, any of the Collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof.

(k)ERISA Events. The occurrence of any of the following events: (i) any Credit Party or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or any

Multiemployer Plan or Sections 412, 430, 431 or 432 of the Code, any Credit Party or any ERISA Affiliate is required to pay as contributions thereto and such unpaid amounts are in excess of the Threshold Amount or (ii) a Termination Event.

(l)Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments or orders (net of any amounts paid or fully covered by independent third-party insurance as to which the relevant insurance company does not dispute coverage) to exceed the Threshold Amount shall be entered against any Credit Party or any Restricted Subsidiary thereof by any court and such judgment or order shall continue without having been discharged, vacated or stayed for a period of thirty (30) consecutive days after the entry thereof.

SECTION 11.2.Remedies.  Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

(a)Acceleration; Termination of Term Loan Facility. Terminate any Commitment and declare the principal of and interest on the Term Loans at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding; provided, that upon the occurrence of an Event of Default specified in Section 11.1(h) or (i) with respect to the Borrower, any Commitments shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b)General Remedies. Exercise on behalf of the Secured Parties all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Secured Obligations.

SECTION 11.3.Rights and Remedies Cumulative; Non-Waiver; etc.  (a) The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

(b)Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 11.2 for the benefit of all the Lenders; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Lender from exercising setoff rights in accordance with Section 13.4 (subject to the terms of Section 6.6) or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 11.2 and (y) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Section 6.6, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 11.4.Crediting of Payments and Proceeds.  In the event that the Obligations have been accelerated pursuant to Section 11.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received by the Lenders upon the Secured Obligations and all net proceeds from the enforcement of the Secured Obligations shall be applied as follows:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations, to be shared on a pro rata basis, constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations, to be shared on a pro rata basis, constituting accrued and unpaid interest on the Term Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations, to be shared on a pro rata basis, constituting unpaid principal of the Term Loans, ratably among the Lenders, in proportion to the respective amounts described in this clause Fourth payable to them; and

Last, the balance, if any, after all of the Secured Obligations have been paid in full, to the Borrower or as otherwise required by Applicable Law.

SECTION 11.5.Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 6.3 and 13.3) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, interim receiver, receiver and manager, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 6.3 and 13.3.

SECTION 11.6.Credit Bidding.  (a) Based upon the instruction of the Required Lenders, the Administrative Agent, on behalf of itself and the Lenders, shall have the right (but not the obligation) to credit bid and purchase for the benefit of the Administrative Agent and the Lenders all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code (or any other Debtor Relief Law), including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Applicable Law.

(b)Each Lender hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

SECTION 11.7.Judgment Currency.  (a) The obligation of the Borrower to make payments of the principal of and interest on the Term Loans and the obligation of any such Person to make payments of any other amounts payable hereunder or pursuant to any other Loan Document in the currency specified for such payment shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any other currency, except to the extent that such tender or recovery shall result in the actual receipt by each of the Administrative Agent and the Lenders of the full amount of the applicable currency expressed to be payable pursuant to the applicable Loan Document. The Administrative Agent shall, using all amounts obtained or received from the Borrower pursuant to any such tender or recovery in payment of principal of and interest on the Obligations, promptly purchase the applicable currency at the most favorable spot exchange rate determined by the Administrative Agent to be available to it. The obligation of the Borrower to make payments in the applicable currency shall be enforceable as an alternative or additional cause of action solely for the purpose of recovering in the applicable currency the amount, if any, by which such actual receipt shall fall short of the full amount of the currency expressed to be payable pursuant to the applicable Loan Document.

(b)Without limiting Section 11.7(a), the Borrower shall indemnify and hold harmless the Administrative Agent and the Lenders, as applicable, against any loss incurred by the Administrative Agent or any Lender as a result of any payment or recovery described in Section 11.7(a) and as a result of any variation having occurred in rates of exchange between the date of any such amount becoming due under this Agreement or any other Loan Document and the date of actual payment thereof. The foregoing indemnity shall constitute a separate and independent obligation of the Borrower and shall continue in full force and effect notwithstanding any such payment or recovery.

ARTICLE XII

ADMINISTRATIVE AGENT

SECTION 12.1.Appointment and Authority.  (a) Each of the Lenders hereby irrevocably appoints Citi to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except to the extent expressly provided in Section 12.6, Section 12.11(c) and Section 12.11(d), the provisions of this Article XII are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any Subsidiary thereof shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto (including, without limitation, to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties). In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article XII for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of Articles XII and XIII (including Section 13.3, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 12.2.Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 12.3.Exculpatory Provisions.  (a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law; and

(iii)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, or any of its Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 13.2 and Section 11.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower, or a Lender.

(c)The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in the Restatement Agreement or herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 12.4.Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 12.5.Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article XII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Term Loan Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 12.6.Resignation of Administrative Agent.  (a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right (subject to, unless an Event of Default has occurred and is continuing at such time, the consent of the Borrower, which such consent shall not be unreasonably withheld or delayed) to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor

Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)[Reserved].

(c)With effect from the Resignation Effective Date, (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article XII and Section 13.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 12.7.Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to become a Lender under this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 12.8.No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, “collateral agent” or a Lender hereunder.

SECTION 12.9.Collateral and Guaranty Matters.

(a)Each of the Lenders irrevocably authorizes the Administrative Agent, at its option and in its discretion:

(i)to release any Lien on any Collateral granted to or held by the Administrative Agent, for the benefit of the Secured Parties under any Loan Document (A) upon the termination of any Commitment and payment in full of all Secured Obligations (other than contingent indemnification obligations), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (C) if approved, authorized or ratified in writing in accordance with Section 13.2;

(ii)to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien under Section 10.2(h); and

(iii)to release any Subsidiary Guarantor from its obligations under any Loan Documents (and to release any Lien on the Collateral granted by such Person) if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under any Loan Document (and to release any Lien on the Collateral granted by such Subsidiary Guarantor) pursuant to this Section 12.9. In each case as specified in this Section 12.9, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Subsidiary Guarantor from its obligations under any Loan Document, in each case in accordance with the terms of the Loan Documents and this Section 12.9. In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting an Asset Disposition permitted pursuant to Section 10.5 or which is not an Asset Disposition by virtue of the last sentence of the definition thereof and is not otherwise prohibited under the Loan Documents, the Liens created by any of the Security Documents on such property shall be automatically released without need for further action by any Person.

(b)The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

SECTION 12.10.Intercreditor Agreement.  The Administrative Agent is authorized to enter into the Intercreditor Agreement or any other intercreditor agreement contemplated hereby (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, and extensions, restructuring, renewals, replacements of, such agreements in connection with the incurrence by any Credit Party of any Indebtedness that is secured by the Collateral (to the extent such Indebtedness and security is permitted by the Loan Documents), in order to permit such Indebtedness to be secured by a valid, perfected Lien (with such priority as may be designated by the Borrower, to the extent such priority is permitted by the Loan Documents)), and the parties hereto acknowledge that the Intercreditor Agreement is (and any other intercreditor agreement contemplated hereby (if entered into) will be) binding upon them. Each Lender (a) understands, acknowledges and agrees that Liens have been created on the Collateral pursuant to the ABL Facility Documentation and the 2026 Senior Notes Documentation, which Liens are subject to the terms and conditions of the Intercreditor Agreement, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement or any other intercreditor agreement contemplated hereby (if entered into) and (c) hereby authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement or any other intercreditor agreement contemplated hereby (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Credit Party of any Indebtedness that is secured by the Collateral (to the extent such Indebtedness and security is permitted by the Loan Documents), in order to permit such Indebtedness to be secured by a valid, perfected Lien (with such priority as may be designated by the Borrower, to the extent such priority is permitted by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

SECTION 12.11.Erroneous Payments.

(a)If the Administrative Agent notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient, which for the avoidance of doubt, shall not include any Credit Party, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf)  (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)Without limiting the immediately preceding clause (a), each Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 12.11(b).

(c)Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement. For the avoidance of doubt, the Borrower or any Credit Party shall continue to be deemed to have performed its payment obligations with respect to any amount subject to such set off, netting or application pursuant to the preceding sentence.

(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf)  (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Term Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Term Loans (but not Commitments) of the Erroneous Payment  Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Term Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Term Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Term Loans acquired pursuant to an Erroneous Payment Deficiency Assignment (provided that no sales of such Loans shall be made to Disqualified Institutions) and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Term Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.  In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Term Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Credit Party for the purpose of making such Erroneous Payment.

(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to  an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)Each party’s obligations, agreements and waivers under this Section 12.11 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.1.Notices.

(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

If to the Borrower:

Beacon Roofing Supply, Inc.
505 Huntmar Park Drive, Suite 300
Herndon, VA 20170
Attention of: Frank A. Lonegro, Executive Vice President and Chief Financial Officer
Telephone No.: (571) 323-3940
Facsimile No.: (703) 437-1919

If to Citi as Administrative Agent:

Citibank Delaware

One Penn’s Way

OPS II

New Castle, DE 19720

Attn: Agency Operations

Phone: (302) 894-6010

Fax: (646) 274-5080

Borrower inquiries only: AgencyABTFSupport@citi.com

Borrower notifications: AgencyABTFSupport@citi.com

Disclosure Team Mail (Financial Reporting):  Oploanswebadmin@citi.com

Investor Relations Team (investor inquiries only):  global.loans.support@citi.com

If to any Lender:

To the address set forth on the Register

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, further, that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient. Notwithstanding any provision in this Agreement or any other Loan Document providing for the delivery of any electronic communication by any other means, the Credit Parties shall deliver all electronic communications to the Administrative Agent by properly transmitting such electronic communications in an electronic soft medium in a format reasonably acceptable to the Administrative Agent to glagentofficeops@citi.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify the Borrower. Nothing in the immediately preceding sentence shall prejudice the right of the Administrative Agent or any Lender to deliver any electronic communication to any Credit Party in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.

(c)Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Term Loans will be disbursed.

(d)Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(e)Platform.

(i)Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Credit Party Materials available to Lenders by posting them on the Platform.

(ii)The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Credit Party Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Credit Party Materials. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Credit Party Materials or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Internet (including, without limitation, the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Credit Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).

(f)Private Side Designation. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Applicable Laws, to make reference to Credit Party Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Credit Parties or their respective securities for purposes of United States Federal or state securities Applicable Laws.

SECTION 13.2.Amendments, Waivers and Consents.  Except as set forth below or as specifically provided in any Loan Document (including, for the avoidance of doubt, Section 6.8), any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:

(a)[reserved];

(b)increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 11.2) or the amount of Term Loans of any Lender, in any case, without the written consent of such Lender;

(c)waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;

(d)reduce the principal of, or the rate of interest specified herein on, any Term Loan, or (subject to clause (ii) of the proviso set forth in the paragraph below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the rate set forth in Section 6.1(c) during the continuance of an Event of Default;

(e)change Section 6.6 or Section 11.4 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(f)change Section 5.4(c)(v) in a manner that would alter the order of application of amounts prepaid pursuant thereto without the written consent of each Lender directly and adversely affected thereby;

(g)except as otherwise permitted by this Section 13.2, change any provision of this Section 13.2 or reduce the percentages specified in the definition of “Required Lenders,” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(h)consent to the assignment or transfer by any Credit Party of such Credit Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 10.4), in each case, without the written consent of each Lender;

(i)release (i) all of the Subsidiary Guarantors or (ii) Subsidiary Guarantors comprising substantially all of the credit support for the Secured Obligations, without the written consent of each Lender; or

(j)release all or substantially all of the Collateral (other than as authorized in Section 12.9 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (iii) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Term Loans of a particular Class (but not the Lenders holding Term Loans of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this

Section 13.2 if such Class of Lenders were the only Class of Lenders hereunder at the time and (vi) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision.

Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including, without limitation, amendments to this Section 13.2) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Sections 5.5 and 6.13 (including, without limitation, as applicable, (1) to permit the Specified Refinancing Debt and/or Incremental Term Loans to share ratably in the benefits of this Agreement and the other Loan Documents and (2) to include the Incremental Term Loan Commitments or outstanding Specified Refinancing Debt and/or Incremental Term Loans in any determination of (i) Required Lenders or (ii) similar required lender terms applicable thereto); provided that no amendment or modification shall result in any increase in the amount of any Lender’s Commitment or any increase in any Lender’s Term Loan Percentage, in each case, without the written consent of such affected Lender.

SECTION 13.3.Expenses; Limitation of Liability; Indemnity.

(a)Costs and Expenses. The Borrower and each other Credit Party, jointly and severally, shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the Term Loan Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 13.3 or (B) in connection with the Term Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans.

(b)Limitation of Liability. To the fullest extent permitted by Applicable Law (i) the Borrower shall not assert, and the Borrower hereby waives, any claim against the Administrative Agent, any Arranger and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), except to the extent any such liability is determined by a final non-appealable judgment by a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of, or material breach of its obligations hereunder, by any Lender-Related Person and (ii) no party hereto shall assert, and each such party hereto hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof; provided that nothing in this Section 13.3(b) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee, as provided in Section 13.3(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party. No Lender-Related Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems as provided in and in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(c)Indemnification. The Borrower and each other Credit Party, jointly and severally, shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims), damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Credit Party), other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including, without limitation, the Transactions), (ii) any Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party or any Subsidiary thereof, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto or (v) any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative

Agent, any Arranger or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Term Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including, without limitation, reasonable attorneys and consultant’s fees; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (B) result from a claim brought by any Credit Party or any Subsidiary thereof against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Credit Party or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 13.3(c) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim.

(d)Reimbursement by Lenders. Each Lender severally agrees to pay any amount required to be paid by the Borrower under clauses (a), (b) or (c) of this Section 13.3 to the Administrative Agent (or any sub-agent thereof), any Arranger or any Related Party of any of the foregoing (each, an “Agent-Related Person”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) ratably according to such Lender’s pro rata share (determined as of the time that such payment is sought based on each Lender’s share of the Total Credit Exposure at such time, or if the Total Credit Exposure has been reduced to zero, then based on such Lender’s share of the Total Credit Exposure immediately prior to such reduction) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such. The obligations of the Lenders under this clause (d) are subject to the provisions of Section 6.7.

(e)[Reserved.]

(f)Payments. All amounts due under this Section 13.3 shall be payable promptly after demand therefor.

(g)Survival. Each party’s obligations under this Section 13.3 shall survive the termination of the Loan Documents and payment of the obligations hereunder.

SECTION 13.4.Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency)

at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or any of its Affiliates, irrespective of whether or not such Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section 13.4 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 13.5.Governing Law; Jurisdiction, Etc.

(a)Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b)Submission to Jurisdiction. The Borrower and each other Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(c)Waiver of Venue. The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by

Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 13.5. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 13.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 13.6.Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.6.

SECTION 13.7.Reversal of Payments.  To the extent any Credit Party makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other Applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

SECTION 13.8.Injunctive Relief.  The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

SECTION 13.9.Accounting Matters.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any

Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 13.10.Successors and Assigns; Participations.

(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section 13.10, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 13.10 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section 13.10 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 13.10 and, to the extent expressly contemplated hereby, the Indemnitees and the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of Commitment and the Term Loans at the time owing to it); provided that, in each case with respect to any Term Loan Facility, any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.

(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Term Loans at the time owing to it (in each case with respect to any Term Loan Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section 13.10 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)in any case not described in paragraph (b)(i)(A) of this Section 13.10, the aggregate amount of the Commitment (which for this purpose includes Term Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent ten (10) Business Days after the date written notice thereof (specifying the time period within which the Borrower may respond) has been delivered to the Borrower by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower on or before such tenth (10th) Business Day;

(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes on a non pro rata basis;

(iii)Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section 13.10 and, in addition:

(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof (specifying the time period within which the Borrower may respond); and

(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments of Terms Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more related Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any Subsidiaries or Affiliates of the Borrower or (B) any Disqualified Institution.

(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 13.10, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 6.8, 6.9, 6.10, 6.11 and 13.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 13.10.

(c)Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption and each Lender Joinder Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of (and stated interest on) the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent demonstrable error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or the Borrower’s

Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in the first proviso to Section 13.2 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 6.9, 6.10 and 6.11 (subject to the requirements and limitations therein, including the requirements under Section 6.11(g) (it being understood that the documentation required under Section 6.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 13.10; provided that such Participant (A) agrees to be subject to the provisions of Section 6.12 as if it were an assignee under paragraph (b) of this Section 13.10 and (B) shall not be entitled to receive any greater payment under Sections 6.10 or 6.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 6.12(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 6.6 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments or loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent demonstrable error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)Certain Pledges. Any Lender may at any time pledge or assign a security interest or grant a hypothec in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee or beneficiary for such Lender as a party hereto.

SECTION 13.11.Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations, by any order of a court or administrative agency, to establish any appropriate defenses or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document, or any action or proceeding relating to this Agreement or any other Loan Document, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 13.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Term Loan Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Term Loan Facility, (h) with the consent of the Borrower, (i) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 13.11 or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (k) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates. For purposes of this Section 13.11, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any

Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary thereof; provided that, in the case of information received from a Credit Party or any Subsidiary thereof after the Restatement Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 13.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 13.12.Performance of Duties.  Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

SECTION 13.13.All Powers Coupled with Interest.  All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Term Loan Facility has not been terminated.

SECTION 13.14.Survival.  (a) All representations and warranties set forth in Article VIII and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Restatement Effective Date (except those that are expressly made as of a specific date), shall survive the Restatement Effective Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

(b)Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XIII and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 13.15.Titles and Captions.  Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement or any other Loan Document are for convenience only, and neither limit nor amplify the provisions of this Agreement or such other Loan Document.

SECTION 13.16.Severability of Provisions.  Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 13.17.Counterparts; Integration; Effectiveness; Electronic Execution.

(a)Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent and/or the Arrangers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective as and when provided in the Restatement Agreement, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 13.18.Term of Agreement.  This Agreement shall remain in effect from the Restatement Effective Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been paid and satisfied in full and any Commitment has been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 13.19.USA PATRIOT Act.  The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act and other applicable “know your customer” laws, rules and regulations, each of them is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act and such other applicable “know your customer” laws, rules and regulations.

SECTION 13.20.Independent Effect of Covenants.  The Borrower expressly acknowledges and agrees that each covenant contained in Articles IX or X hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles IX or X, if before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles IX or X.

SECTION 13.21.Inconsistencies with Other Documents.  In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control (unless such other Loan Document is the Intercreditor Agreement, in which case the terms of the Intercreditor Agreement shall control); provided that any provision of the Security Documents which imposes additional burdens on the Borrower or any of its Subsidiaries or further restricts the rights of the Borrower or any of its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

SECTION 13.22.Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto or to any other Loan Document, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)the effects of any Bail-in Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document, or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 13.23.Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

EXHIBIT A
to
Amended and Restated Term Loan Credit Agreement
dated as of May 19, 2021
by and among
Beacon Roofing Supply, Inc.,
as Borrower,
the lenders party thereto,
as Lenders,

and
Citibank, N.A.,
as Administrative Agent and Collateral Agent

FORM OF TERM LOAN NOTE

TERM LOAN NOTE

$______________________, 20___

FOR VALUE RECEIVED, the undersigned, BEACON ROOFING SUPPLY, INC., a Delaware corporation (the “Borrower”), promises to pay to _____________________ (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the principal sum of _____________ DOLLARS ($___________) or, if less, the unpaid principal amount of all Term Loans made by the Lender pursuant to that certain Amended and Restated Term Loan Credit Agreement, dated as of May 19, 2021 (as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders party thereto and Citibank, N.A., as Administrative Agent and Collateral Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Term Loan Note from time to time outstanding is payable as provided in the Credit Agreement and shall bear interest as provided in Section 6.1 of the Credit Agreement.  All payments of principal and interest on this Term Loan Note shall be payable in Dollars in immediately available funds as provided in the Credit Agreement.

This Term Loan Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Term Loan Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Term Loan Note and on which such Obligations may be declared to be immediately due and payable.

THIS TERM LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING WITHOUT LIMITATION SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAWS, BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

The Indebtedness evidenced by this Term Loan Note is senior in right of payment to all Subordinated Indebtedness referred to in the Credit Agreement.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Term Loan Note.

IN WITNESS WHEREOF, the undersigned has executed this Term Loan Note as of the day and year first above written.

BEACON ROOFING SUPPLY, INC.,

By:
Name:
Title:

EXHIBIT B
to
Amended and Restated Term Loan Credit Agreement
dated as of May 19, 2021
by and among
Beacon Roofing Supply, Inc.,
as Borrower,
the lenders party thereto,
as Lenders,

and
Citibank, N.A.,
as Administrative Agent and Collateral Agent

FORM OF NOTICE OF BORROWING

NOTICE OF BORROWING

Dated as of: _____________

Citibank, N.A.,
  as Administrative Agent
One Penn’s Way, Ops III

New Castle, DE 19720

Attention: Agency Operations

Email: AgencyABTFSupport@citi.com

Telephone No.: (302) 894-6010

Facsimile No.: (646) 274-5080

Ladies and Gentlemen:

This irrevocable Notice of Borrowing is delivered to you pursuant to Section [5.2] [6.13] of the Amended and Restated Term Loan Credit Agreement, dated as of May 19, 2021 (as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Beacon Roofing Supply, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto and Citibank, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1.The Borrower hereby requests that the Lenders make [the 2028 Term Loan] [an Incremental Term Loan] to the Borrower in the aggregate principal amount of $ ________. (Complete with an amount in accordance with Section 5.2 or Section 6.13, as applicable, of the Credit Agreement.)

2.The Borrower hereby requests that such Term Loan(s) be made on the following Business Day: ___________________. (Complete with a Business Day in accordance with Section 5.2(a) of the Credit Agreement for the 2028 Term Loan or Section 6.13 of the Credit Agreement for an Incremental Term Loan).

3.The Borrower hereby requests that such Term Loan(s) bear interest at the following interest rate, plus the Applicable Margin, as set forth below:

Component of Term Loan[1]	Interest Rate	Interest Period (LIBOR Rate Only)
[Base Rate or LIBOR Rate]

4.The aggregate principal amount of all Term Loans outstanding as of the date hereof (including the Term Loan(s) requested herein) does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

[1]

Complete with the Dollar amount of that portion of the overall Term Loan requested that is to bear interest at the selected interest rate and/or Interest Period (e.g., for a $20,000,000 loan, $5,000,000 may be requested at Base Rate, $8,000,000 may be requested at LIBOR with an interest period of three months and $7,000,000 may be requested at LIBOR with an interest period of one month).

5.All of the conditions applicable to the Term Loan(s) requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Term Loan.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Borrowing as of the day and year first written above.

BEACON ROOFING SUPPLY, INC.

By:
Name:
Title:

EXHIBIT C
to
Amended and Restated Term Loan Credit Agreement
dated as of May 19, 2021
by and among
Beacon Roofing Supply, Inc.,
as Borrower,
the lenders party thereto,
as Lenders,

and
Citibank, N.A.,
as Administrative Agent and Collateral Agent

[RESERVED]

EXHIBIT D
to
Amended and Restated Term Loan Credit Agreement
dated as of May 19, 2021
by and among
Beacon Roofing Supply, Inc.,
as Borrower,
the lenders party thereto,
as Lenders,

and
Citibank, N.A.,
as Administrative Agent and Collateral Agent

FORM OF NOTICE OF PREPAYMENT

NOTICE OF PREPAYMENT

Dated as of: _____________

Citibank, N.A.,
  as Administrative Agent
One Penn’s Way, Ops III

New Castle, DE 19720

Attention: Agency Operations

Email: AgencyABTFSupport@citi.com

Telephone No.: (302) 894-6010

Facsimile No.: (646) 274-5080

Ladies and Gentlemen:

This Notice of Prepayment is delivered to you pursuant to Section 5.4(a) of the Amended and Restated Term Loan Credit Agreement, dated as of May 19, 2021 (as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Beacon Roofing Supply, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto and Citibank, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1.The Borrower hereby provides notice to the Administrative Agent that it will repay the following [Base Rate Loans] and/or [LIBOR Rate Loans] in the amount of:  _______________. (Complete with an amount in accordance with Section 5.4 of the Credit Agreement.)

2.The Term Loan(s) to be prepaid consist of: [check each applicable box]

•	the 2028 Term Loan
•	an Incremental Term Loan

3.The Borrower will repay the above-referenced Term Loans on the following Business Day: _____________. (Complete with a date no earlier than (i) one (1) Business Day subsequent to the date of this Notice of Prepayment with respect to any Base Rate Loan and (ii) three (3) Business Days subsequent to date of this Notice of Prepayment with respect to any LIBOR Rate Loan.)

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Prepayment as of the day and year first written above.

BEACON ROOFING SUPPLY, INC.

By:
Name:
Title:

EXHIBIT E
to
Amended and Restated Term Loan Credit Agreement
dated as of May 19, 2021
by and among
Beacon Roofing Supply, Inc.,
as Borrower,
the lenders party thereto,
as Lenders,

and
Citibank, N.A.,
as Administrative Agent and Collateral Agent

FORM OF NOTICE OF CONVERSION/CONTINUATION

NOTICE OF CONVERSION/CONTINUATION

Dated as of: _____________

Citibank, N.A.,
  as Administrative Agent
One Penn’s Way, Ops III

New Castle, DE 19720

Attention: Agency Operations

Email: AgencyABTFSupport@citi.com

Telephone No.: (302) 894-6010

Facsimile No.: (646) 274-5080

Ladies and Gentlemen:

This irrevocable Notice of Conversion/Continuation (this “Notice”) is delivered to you pursuant to Section 6.2 of the Amended and Restated Term Loan Credit Agreement, dated as of May 19, 2021 (as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Beacon Roofing Supply, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto and Citibank, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1.	The Term Loan to which this Notice relates is [the 2028 Term Loan] [an Incremental Term Loan]. (Delete as applicable.)
2.	This Notice is submitted for the purpose of: (Check one and complete applicable information in accordance with the Credit Agreement.)
•	Converting all or a portion of a Base Rate Loan into a LIBOR Rate Loan
Outstanding principal balance:	$
Principal amount to be converted:	$
Requested effective date of conversion:
Requested new Interest Period:

•	Converting all or a portion of a LIBOR Rate Loan into a Base Rate Loan

Outstanding principal balance:	$
Principal amount to be converted:	$
Last day of the current Interest Period:
Requested effective date of conversion:

•	Continuing all or a portion of a LIBOR Rate Loan as a LIBOR Rate Loan

Outstanding principal balance:	$
Principal amount to be converted:	$
Last day of the current Interest Period:
Requested effective date of conversion:
Requested new Interest Period:

3.	The aggregate principal amount of all Term Loans outstanding as of the date hereof does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice Conversion/Continuation as of the day and year first written above.

BEACON ROOFING SUPPLY, INC.

By:
Name:
Title:

EXHIBIT F
to
Amended and Restated Term Loan Credit Agreement
dated as of May 19, 2021
by and among
Beacon Roofing Supply, Inc.,
as Borrower,
the lenders party thereto,
as Lenders,

and
Citibank, N.A.,
as Administrative Agent and Collateral Agent

FORM OF OFFICER’S COMPLIANCE CERTIFICATE

OFFICER’S COMPLIANCE CERTIFICATE

Dated as of: _____________

The undersigned, on behalf of Beacon Roofing Supply, Inc., a Delaware corporation (the “Borrower”), hereby certifies to the Administrative Agent and the Lenders, each as defined in the Credit Agreement referred to below, as follows:

1.

This certificate is delivered to you pursuant to Section 9.2 of the Amended and Restated Term Loan Credit Agreement, dated as of May 19, 2021 (as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders party thereto and Citibank, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

2.

I have reviewed the financial statements of the Borrower and its Subsidiaries dated as of ______________ and for the _______________ period[s] then ended and such statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and cash flows for the period[s] indicated.

3.

I have reviewed the terms of the Credit Agreement, and the related Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and the condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements referred to in Paragraph 2 above. Such review has not disclosed the existence during or at the end of such accounting period of any condition or event that constitutes a Default or an Event of Default, nor do I have any knowledge of the existence of any such condition or event as at the date of this certificate [except, if such condition or event existed or exists, describe the nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto].

4.	As of the date of this certificate, the Borrower and its Subsidiaries are in compliance with the covenants and restrictions contained in the Credit Agreement.

[Signature Page Follows]

WITNESS the following signature as of the day and year first written above.

By:
Name:
Title:

Schedule 1
to
Officer’s Compliance Certificate

	Consolidated EBITDA	Quarter 1 ended __/__/__	Quarter 2 ended __/__/__	Quarter 3 ended __/__/__	Quarter 4 ended __/__/__	Total (Quarters 1-4)
(1)	Consolidated Net Income for such period
(2)	The following amounts, without duplication, to the extent (except with respect to clauses (k), (l) and (m) below) deducted in determining Consolidated Net Income for such period:
(a) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital (including penalties and interest, if any)
(b) Consolidated Interest Expense
(c) depreciation
(d) amortization (including amortization of goodwill and intangibles and amortization and write-off of financing costs)
(e) any non-cash charge, write-down, expense or loss

(f)    any expenses or charges related to any Asset Disposition, Equity Issuance, Indebtedness or Investment, in each case permitted by this Agreement (whether or not consummated or incurred, and including any offering or sale of Capital Stock to the extent the proceeds thereof were intended to be contributed to the equity capital of the Borrower or its Restricted Subsidiaries)

.
(g) the amount of any loss attributable to non-controlling interests
(h) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness or any Hedge Agreement or other derivative instruments

(i)     the amount of any restructuring charge or reserve or non-recurring integration charges or reserves (including severance costs, costs associated with office, facility and branch openings, closings and consolidations (in the case of openings, incurred in connection with acquisitions and Investments) and relocation costs)

Consolidated EBITDA	Quarter 1 ended __/__/__	Quarter 2 ended __/__/__	Quarter 3 ended __/__/__	Quarter 4 ended __/__/__	Total (Quarters 1-4)

(j)    any costs or expenses incurred by the Borrower or any Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Capital Stock of the Borrower (other than Disqualified Capital Stock)

(k)     proceeds from business interruption insurance (to the extent such proceeds are not reflected as revenue or income in computing Consolidated Net Income and only to the extent the losses or other reduction of net income to which such proceeds are attributable are not otherwise added back in computing Consolidated Net Income)

Consolidated EBITDA	Quarter 1 ended __/__/__	Quarter 2 ended __/__/__	Quarter 3 ended __/__/__	Quarter 4 ended __/__/__	Total (Quarters 1-4)

(l)     without duplication, the amount of “run-rate” cost savings, operating expense reductions, other operating improvements and synergies projected by the Borrower in good faith to be realized as the result of actions taken or to be taken on or prior to the date that is 24 months after the consummation of any operational change, permitted Investment, permitted Asset Disposition, restructuring, cost savings initiative or similar initiative or specified transaction, and in each case prior to or during such period (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period; it being understood that “run-rate” means the full recurring benefit for a period that is associated with any action taken or committed to be taken), net of the amount of actual benefits realized during such period from such actions; provided that (A) a duly completed certificate signed by a Responsible Officer of the Borrower shall be delivered to the Administrative Agent together with the Officer’s Compliance Certificate required to be delivered pursuant to Section 9.2(a) of the Credit Agreement, certifying that such cost savings, operating expense reductions, other operating improvements and synergies are reasonably anticipated to be realized within 24 months after the consummation of any operational change, permitted Investment, permitted Asset Disposition, restructuring, cost savings initiative or similar initiative or specified transaction and are factually supportable as determined in good faith by the Borrower, and (B) no cost savings, operating expense reductions, other operating improvements or synergies shall be added pursuant to this clause (l) to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income, whether through a pro forma adjustment or otherwise, for such period and (C) projected amounts (not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (l) to the extent occurring more than eight full fiscal quarters after the specified action taken in order to realize such projected cost savings, operating expense reductions, other operating improvements and synergies

	Consolidated EBITDA	Quarter 1 ended __/__/__	Quarter 2 ended __/__/__	Quarter 3 ended __/__/__	Quarter 4 ended __/__/__	Total (Quarters 1-4)

(m)   for the first 12 months following the opening of a new branch location, the amount of anticipated “run-rate” revenue (net of anticipated “run rate” expenses) projected by the Borrower in good faith to be realized from such new branch location (calculated as if such new branch location was first opened 12 months prior to the start of the period for which Consolidated EBITDA is being calculated) during such period (calculated on a pro forma basis as though such anticipated revenue (net of such anticipated expenses) had been realized on the first day of such period, net of amounts actually realized during such period, if any; it being understood that “run-rate” means the full recurring amount for a period that is associated with any action taken or committed to be taken); provided that (A) the amount of anticipated “run-rate” revenue (net of anticipated “run-rate” expenses) added pursuant to this clause (m) shall not exceed $2,000,000 in respect of any single new branch location or $15,000,000 in the aggregate for any four (4) consecutive fiscal quarters of the Borrower and (B) no anticipated revenue (net of anticipated expenses) shall be added pursuant to this clause (m) to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income, whether through a pro forma adjustment or otherwise, for such period

(n)    any costs, expenses and losses directly related to the COVID-19 pandemic; provided that the aggregate amount of costs, expenses and losses added pursuant to this clause (n) shall not exceed five (5)% of Consolidated EBITDA (calculated prior to giving effect to such add-back) for the preceding four fiscal quarters for which internal financial statements are available

(3)

Line (2)(a) plus Line (2)(b) plus Line (2)(c) plus Line (2)(d) plus Line (2)(e) plus Line (2)(f) plus Line (2)(g) plus Line (2)(h) plus Line 2(i) plus Line 2(j) plus Line (2)(k) plus Line (2)(l) plus Line (2)(m) plus Line (2)(n)

(4)	Pro Forma Calculations to Consolidated EBITDA, if applicable, calculated in accordance with Section 1.11 of the Credit Agreement
(5)	Totals (Line (1) plus Line (3) plus or minus, as applicable, Line (4))

Schedule 2
to
Officer’s Compliance Certificate2

	Excess Cash Flow	ECF Period ended __/__/__
(1)	Consolidated EBITDA for such ECF Period
(2)

reductions to noncash working capital of the Borrower and its Restricted Subsidiaries for such ECF Period (i.e., the absolute value of the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such ECF Period; provided that increases or decreases in working capital shall exclude: any changes in Current Assets or Current Liabilities solely as a result of acquisitions or dispositions by the Borrower and its Restricted Subsidiaries during the applicable period and any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent)

(3)	Line (1) plus Line (2)
(4)	The following amounts, without duplication
(a) the amount of any Taxes payable in cash by the Borrower and its Restricted Subsidiaries with respect to such ECF Period
(b) Consolidated Interest Expense for such ECF Period paid in cash

(c)     Capital Expenditures made in cash during such ECF Period, except to the extent financed with the proceeds of Indebtedness, equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated EBITDA

(d)     permanent repayments of Indebtedness (other than optional prepayments of Term Loans pursuant to Section 5.4(a) of the Credit Agreement) made in cash by the Borrower or any of its Restricted Subsidiaries during such ECF Period, but only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness

(e)     additions to noncash working capital for such ECF Period (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such ECF Period; provided that increases or decreases in working capital shall exclude any changes in Current Assets or Current Liabilities solely as a result of acquisitions or dispositions by the Borrower and its Restricted Subsidiaries during the applicable period and any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent)

(f)     cash consideration paid during such ECF Period by the Borrower or any of its Restricted Subsidiaries to make Permitted Acquisitions or other Investments in third parties (other than any Restricted Subsidiary) permitted under Section 10.3 of the Credit Agreement (except to the extent funded with the proceeds of Indebtedness, equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated EBITDA)

(g) all other amounts added back to Consolidated Net Income for the purposes of calculating Consolidated EBITDA to the extent paid in cash during such ECF Period
(5)	Line (4)(a) plus Line (4)(b) plus Line (4)(c) plus Line (4)(d) plus Line (4)(e) plus Line (4)(f) plus Line (4)(g)
(6)	Excess Cash Flow (Line (3) minus Line (5))

[2]

This Schedule 2 to the Officer’s Compliance Certificate is to be delivered annually in connection with the delivery of the Borrower’s audited financial statements pursuant to Section 9.1(a) of the Credit Agreement.

EXHIBIT G
to
Amended and Restated Term Loan Credit Agreement
dated as of May 19, 2021
by and among
Beacon Roofing Supply, Inc.,
as Borrower,
the lenders party thereto,
as Lenders,

and
Citibank, N.A.,
as Administrative Agent and Collateral Agent

FORM OF ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [INSERT NAME OF ASSIGNOR] (the “Assignor”) and the parties identified on the Schedules hereto and [the] [each]3 Assignee identified on the Schedules hereto as “Assignee” or as “Assignees” (collectively, the “Assignees” and each, an “Assignee”). [It is understood and agreed that the rights and obligations of the Assignee[s]4 hereunder are several and not joint.]5 Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Term Loan Credit Agreement identified below (as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the [Assignee] [respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as, [the] [an] “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

[3]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[4]	Select as appropriate.
[5]	Include bracketed language if there are multiple Assignees.

1.	Assignor:	[INSERT NAME OF ASSIGNOR]
2.	Assignee(s):	See Schedules attached hereto
3.	Borrower:	Beacon Roofing Supply, Inc.
4.	Administrative Agent:	Citibank, N.A., as the Administrative Agent under the Credit Agreement
5.	Credit Agreement:

The Amended and Restated Term Loan Credit Agreement, dated as of May 19, 2021, among Beacon Roofing Supply, Inc., a Delaware corporation, as the Borrower, the Lenders party thereto and Citibank, N.A., as Administrative Agent and Collateral Agent (as further amended, restated, amended and restated, supplemented or otherwise modified)

6.	Assigned Interest:	See Schedules attached hereto
[7.	Trade Date:	______________________][6]

[Remainder of Page Intentionally Left Blank]

[6]	To be completed if the Assignor and the Assignees intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: ___________ ___ , 2____ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

The terms set forth in this Assignment and Assumption are hereby agreed to:

assignor
[name of assignor]

By:
Name:
Title:

assignees
See Schedules attached hereto

[Consented to and]7 Accepted:

CITIBANK, N.A., as Administrative Agent

By
Name:
Title:

[Consented to:

beacon ROOFING SUPPLY, inc., as Borrower][8]

By
Name:
Title:

[7]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement. May also use a Master Consent.
[8]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement. May also use a Master Consent.

SCHEDULE 1
To Assignment and Assumption

By its execution of this Schedule, the Assignee identified on the signature block below agrees to the terms set forth in the attached Assignment and Assumption.

Assigned Interests:

Facility Assigned[9]	Aggregate Amount of Commitment/ Term Loans for all Lenders[10]	Amount of Commitment/ Term Loans Assigned[11]	Percentage Assigned of Commitment/ Term Loans[12]	CUSIP Number
	$	$	%
	$	$	%
	$	$	%

[NAME OF ASSIGNEE][13] [and is an Affiliate/Approved Fund of [identify Lender]14]

By:
Title

[9]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Agreement (e.g. “Term Loan Commitment,” etc.)
[10]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[11]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[12]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Term Loans of all Lenders thereunder.
[13]	Add additional signature blocks, as needed.
[14]	Select as appropriate.

ANNEX 1
to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.Representations and Warranties.

1.1Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.Assignee[s].  [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets the requirements of an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under Section 13.10(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the] [such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 9.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT H-1
to
Amended and Restated Term Loan Credit Agreement
dated as of May 19, 2021
by and among
Beacon Roofing Supply, Inc.,
as Borrower,
the lenders party thereto,
as Lenders,

and
Citibank, N.A.,
as Administrative Agent and Collateral Agent

FORM OF US TAX COMPLIANCE CERTIFICATE
(NON-PARTNERSHIP FOREIGN LENDERS)

US TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For US Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Term Loan Credit Agreement, dated as of May 19, 2021 (as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Beacon Roofing Supply, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto and Citibank, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 6.11 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the Term Loan(s) (as well as any Term Loan Note(s) evidencing such Term Loan(s)) in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent (10%) shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-US Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (b) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20__

EXHIBIT H-2
to
Amended and Restated Term Loan Credit Agreement
dated as of May 19, 2021
by and among
Beacon Roofing Supply, Inc.,
as Borrower,
the lenders party thereto,
as Lenders,

and
Citibank, N.A.,
as Administrative Agent and Collateral Agent

FORM OF US TAX COMPLIANCE CERTIFICATE
(NON-PARTNERSHIP FOREIGN PARTICIPANTS)

US TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For US Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Term Loan Credit Agreement, dated as of May 19, 2021 (as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Beacon Roofing Supply, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto and Citibank, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 6.11 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record, and beneficial owner of the participation in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent (10%) shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-US Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (b) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20__

EXHIBIT H-3
to
Amended and Restated Term Loan Credit Agreement
dated as of May 19, 2021
by and among
Beacon Roofing Supply, Inc.,
as Borrower,
the lenders party thereto,
as Lenders,

and
Citibank, N.A.,
as Administrative Agent and Collateral Agent

FORM OF US TAX COMPLIANCE CERTIFICATE
(FOREIGN PARTICIPANT PARTNERSHIPS)

US TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For US Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Term Loan Credit Agreement, dated as of May 19, 2021 (as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Beacon Roofing Supply, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto and Citibank, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 6.11 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the participation in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such participation, (c) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent (10%) shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (ii) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20__

EXHIBIT H-4
to
Amended and Restated Term Loan Credit Agreement
dated as of May 19, 2021
by and among
Beacon Roofing Supply, Inc.,
as Borrower,
the lenders party thereto,
as Lenders,

and
Citibank, N.A.,
as Administrative Agent and Collateral Agent

FORM OF US TAX COMPLIANCE CERTIFICATE
(FOREIGN LENDER PARTNERSHIPS)

US TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For US Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Term Loan Credit Agreement, dated as of May 19, 2021 (as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Beacon Roofing Supply, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto and Citibank, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 6.11 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the Term Loan(s) (as well as any Term Loan Note(s) evidencing such Term Loan(s)) in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such Term Loan(s) (as well as any Term Loan Note(s) evidencing such Term Loan(s)), (c) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent (10%) shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (ii) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF lender]

By:
Name:
Title:

Date: ________ __, 20__

EXHIBIT I
to
Amended and Restated Term Loan Credit Agreement
dated as of May 19, 2021
by and among
Beacon Roofing Supply, Inc.,
as Borrower,
the lenders party thereto,
as Lenders,

and
Citibank, N.A.,
as Administrative Agent and Collateral Agent

SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE

[         ], 202[    ]

This Solvency Certificate (this “Certificate”) is furnished to the Administrative Agent and the Lenders pursuant to Section 5(h) of the Restatement and Lender Joinder Agreement (the “Restatement Agreement”), dated as of May 19, 2021, by and among Beacon Roofing Supply, Inc., a Delaware corporation (the “Borrower”), Beacon Sales Acquisition, Inc. and Citibank, N.A., as Administrative Agent and the Initial 2028 Term Loan Lender, to the Term Loan Credit Agreement, dated as of January 2, 2018, among the Borrower, the lenders from time to time party thereto and Citibank N.A., as Administrative Agent (as amended and restated pursuant to the Restatement Agreement, the “Amended and Restated Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Amended and Restated Credit Agreement.

I, [                ], the Chief Financial Officer of the Borrower, in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY on behalf of the Borrower that as of the date hereof, after giving effect to the incurrence of the 2028 Term Loan and the other Refinancing Transactions (as defined in the Restatement Agreement):

1.The sum of the liabilities (including contingent liabilities) of the Borrower and its Subsidiaries, on a Consolidated basis, does not exceed the fair value of the present assets of the Borrower and its Subsidiaries, on a Consolidated basis.

2.The present fair saleable value of the assets of the Borrower and its Subsidiaries, on a Consolidated basis, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its Subsidiaries as they become absolute and matured.

3.The capital of the Borrower and its Subsidiaries, on a Consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.

4.The Borrower and its Subsidiaries, on a Consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities, including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise).

5.The Borrower and its Subsidiaries, on a Consolidated basis, are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.

6.For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

7.In reaching the conclusions set forth in this Certificate, the undersigned has (i) reviewed the Restatement Agreement, the Amended and Restated Credit Agreement and the

other Loan Documents referred to therein and such other documents deemed relevant and (ii) made such other investigations and inquiries as the undersigned has deemed appropriate.

8.The financial information and assumptions which underlie and form the basis for the representations made in this Certificate were fair and reasonable when made and were made in good faith and continue to be fair and reasonable as of the date hereof.

9.The undersigned confirms and acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Certificate in connection with the 2028 Term Loan Commitment and the 2028 Term Loan.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.

By:

Name:
Title: Chief Financial Officer

SCHEDULE 8.1

JURISDICTIONS OF ORGANIZATION AND QUALIFICATION

Credit Party	Jurisdiction of Organization	Foreign Qualifications
Beacon Roofing Supply, Inc.	Delaware	Massachusetts Virginia

Schedule 8.1 – Page 1

SCHEDULE 8.1

JURISDICTIONS OF ORGANIZATION AND QUALIFICATION

Credit Party	Jurisdiction of Organization	Foreign Qualifications
Beacon Sales Acquisition, Inc.	Delaware

Alabama

Alaska

Arizona

Arkansas

California

Colorado

Connecticut

District of Columbia

Florida

Georgia

Hawaii

Idaho

Illinois

Indiana

Iowa

Kansas

Kentucky

Louisiana

Maine

Maryland

Massachusetts

Michigan

Minnesota

Mississippi

Missouri

Montana

Nebraska

Nevada

New Hampshire

New Jersey

New Mexico

New York

North Carolina

North Dakota

Ohio

Oklahoma

Oregon

Pennsylvania

Rhode Island

South Carolina

South Dakota

Tennessee

Texas

Utah

Vermont

Virginia

Washington

West Virginia

Wisconsin

Wyoming

Non-Credit Party Restricted Subsidiary	Jurisdiction of Organization	Foreign Qualifications
Beacon Canada, Inc.	Delaware	None
Beacon Roofing Supply Canada Company	Nova Scotia, Canada	British Columbia Manitoba New Brunswick Newfoundland Labrador Ontario Prince Edward Island Quebec Saskatchewan

Schedule 8.1 – Page 2

SCHEDULE 8.2

SUBSIDIARIES AND CAPITALIZATION

Name of Subsidiary	Credit Party Holding Outstanding Shares of such Subsidiary	Class and Series	Percentage of Ownership Interests of such Class and Series	Certificate Number, if applicable
Beacon Sales Acquisition, Inc.	Beacon Roofing Supply, Inc.	Common	100%	No. 2
Beacon Canada, Inc.	Beacon Sales Acquisition, Inc.	Common	100%	No.1/No.2

Schedule 8.2 – Page 1

SCHEDULE 8.6

AUDIT MATTERS

[Intentionally Omitted]

Schedule 8.6 – Page 1

SCHEDULE 8.9

ERISA PLANS

[Intentionally Omitted]

Schedule 8.9 – Page 1

SCHEDULE 8.12

Labor and Collective Bargaining Agreements

[Intentionally Omitted]

Schedule 8.12 – Page 1

SCHEDULE 8.17

REAL PROPERTY

15

Grantor	Mailing Address	County
Beacon Sales Acquisition, Inc.	730 Wellington Avenue Cranston, RI 02910	Providence
Beacon Sales Acquisition, Inc.	251 Locust Street Hartford, CT 06114	Hartford
Beacon Sales Acquisition, Inc.	10024 South Willow St. Manchester, NH 03013	Hillsborough
Beacon Sales Acquisition, Inc.	737 Flory Mill Rd. Lancaster, PA 17601	Lancaster
Beacon Sales Acquisition, Inc.	530 Morgantown Rd. Reading, PA 19611	Berks
Beacon Sales Acquisition, Inc.	7891 Notes Drive Manassas, VA 20109	Prince William County
Beacon Sales Acquisition, Inc.	505 Marvel Road Salisbury, MD 21801	Wicomico
Beacon Sales Acquisition, Inc.	500 Dover Road Easton, MD 21601	Talbot
Beacon Sales Acquisition, Inc.	3240 Mirror Avenue Pueblo, CO 81004	Pueblo
Beacon Sales Acquisition, Inc.	438 South Devils Glen Rd Bettendorf, IA 52722	Scott
Beacon Sales Acquisition, Inc.	1978 Moreland Parkway Annapolis, MD 21401	Anne Arundel
Beacon Sales Acquisition, Inc.	32800 Groesbeck Hwy Fraser, MI 48026	Macomb
Beacon Sales Acquisition, Inc.	30 Columbia Avenue Bergenfield, NJ 07621	Bergen
Beacon Sales Acquisition, Inc.	2815 Hill Avenue Toledo, OH 43607	Lucas
Beacon Sales Acquisition, Inc.	2231 136th St. Blue Island, IL 60406	Cook
Beacon Sales Acquisition, Inc.	2701 Bells Road Richmond, VA 23234	Chesterfield

The locations set forth on Schedules 2(c), 2(d), 2(e) and 2(f) of the perfection certificate delivered to the Administrative Agent on the Closing Date are incorporated herein by cross-reference.

[15]	Certain properties were previously owned by Allied Building Products Corp. which was merged into Beacon Sales Acquisition, Inc. on December 31, 2018.

Schedule 8.17 – Page 1

SCHEDULE 10.1

EXISTING INDEBTEDNESS

Equipment Loans of Beacon Roofing Supply, Inc. set forth below:

	Holder	Balance
Equipment Financing of tractors, trailers, trucks and other freightliners	[***] - ##########	$164,760.38
Equipment Financing of tractors, trailers, trucks and other freightliners	[***] - ##########	797,727.11
		$962,487.49

Equipment Leases set forth below:

Vendor	Equipment	Total Amount
XXXXXXX	Lease of certain motor vehicles	$7,888,450
XXXXXXX	Lease of forklifts and industrial machinery	3,764,592
Total		$11,653,042

Schedule 10.1 – Page 1

SCHEDULE 10.2

EXISTING LIENS

1.

Lease Agreement for the billboard located at 730 Wellington Avenue, Cranston, Rhode Island, dated June 5, 1985, by and between Marlen Building Products Corporation and Tri-State Displays, Inc. (“Tenant”), as amended by that certain Addendum to Lease dated June 5, 1985 by and between Marlen Building Products Corporation and Tenant, as modified by that certain Second Addendum to Lease dated April 12, 1994 by and between Beacon Sales Company, Inc. (successor in interest to Marlen Building Products Corporation) and Tenant, as modified by that certain Third Addendum to Lease dated February 14, 2000 by and between Beacon Sales Company, Inc. and Tenant, as modified by that certain Fourth Amendment to Lease Agreement dated September 21, 2004 by and between Beacon Sales Company, Inc. and Tenant, as modified by that certain Letter Agreement dated May 26, 2010 by and between Beacon Sales Acquisition, Inc. (successor in interest to Beacon Sales Company, Inc.) (“Landlord”) and Tenant, as modified by that certain Letter Agreement dated June 30, 2015 by and between Landlord and Tenant, as extended July 1, 2020.

2.	Without limiting the requirements of Section 7.3(e), each of the liens set forth on Schedule 7.3(e).

Jurisdiction	Debtor	Secured Party	Filing Info	Collateral
California Secretary of State	Allied Building Products 2945 E Annadale Avenue Bldg C Fresno CA 93722	Security Signal Devices, Inc. 1740 N. Lemon St. Anaheim CA 92801	20-7772845052 04/10/2020	Equipment
New Jersey Secretary of State	Allied Building Products, Corp. 15 East Union Avenue East Rutherford, NJ 07073	Trilogy Leasing Co., LLC 2551 Route 130 Cranbury, NJ 08512	26699233 MAY -1 2015 Continuation 04/13/20	Lease of office equipment
New Jersey Secretary of State	Allied Building Products, Corp. 15 East Union Avenue East Rutherford, NJ 07073	Trilogy Leasing Co., LLC 2551 Route 130 Cranbury, NJ 08512	26699240 MAY -1 2015 Continuation 04/13/20	Lease of office equipment

SCHEDULE 10.2

EXISTING Liens

Jurisdiction	Debtor	Secured Party	Filing Info	Collateral
New Jersey Secretary of State	Allied Building Products, Corp. 15 East Union Avenue East Rutherford, NJ 07073	Trilogy Leasing Co., LLC 2551 Route 130 Cranbury, NJ 08512	51223221 06/29/15 Amendment 04/28/16 Continuation 04/12/20	Lease of office equipment Restate collateral: Lease of office equipment
New Jersey Secretary of State	ALLIED BUILDING PRODUCTS CORP. 15 East Union Avenue East Rutherford, NJ 07073	1ST SOURCE BANK P.O. Box 783 South Bend, IN 46624	51659301 05/02/16	Lease of 2016 Ford K4JD 112 Edge SEL AWD SUV
New Jersey Secretary of State	ALLIED BUILDING PRODUCTS CORP. 15 E Union Ave East Rutherford, NJ 07073	De Lage Landen Financial Services, Inc. 1111 Old Eagle School Road Wayne, PA 19087	51679798 05/13/16 Continuation 04/06/2021	Equipment financed by or leased to debtor by secured party
New Jersey Secretary of State	ALLIED BUILDING PRODUCTS CORP. 15 E Union Avenue East Rutherford, NJ 07073	KONICA MINOLTA PREMIER FINANCE 10201 Centurion Parkway North, Suite 100 Jacksonville, FL 32256	51809720 08/09/16 Continuation 04/01/2021	Lease of equipment
New Jersey Secretary of State	Allied Building Products Corp. 1324 E Ind. Ave Ft Worth, TX 76131	Wells Fargo Bank, N.A. 300 Tri-State International Ste 400 Lincolnshire, IL 60069	52002191 12/20/16	2016 Clark forklift
New Jersey Secretary of State	ALLIED BUILDING PRODUCTS CORP. 15 E. Union Avenue East Rutherford, NJ 07073	KONICA MINOLTA PREMIER FINANCE 10201 Centurion Parkway North, Suite 100 Jacksonville, FL 32256	52022203 01/03/17	Lease of equipment

3

SCHEDULE 10.2

EXISTING Liens

Jurisdiction	Debtor	Secured Party	Filing Info	Collateral
New Jersey Secretary of State	ALLIED BUILDING PRODUCTS CORP. 15 E Union Avenue East Rutherford, NJ 07073	KONICA MINOLTA PREMIER FINANCE 10201 Centurion Parkway North, Suite 100 Jacksonville, FL 32256	52052774 01/24/17	Lease of office equipment
New Jersey Secretary of State	Allied Building Products Corp. 15 East Avenue East Rutherford, NJ 07073	Wells Fargo Bank, N.A. 300 Tri-State International Ste 400 Lincolnshire, IL 60069	52118786 03/10/17	Clark C50S forklift
New Jersey Secretary of State	ALLIED BUILDING PRODUCTS CORP. 15 E Union Avenue East Rutherford, NJ 07073	KONICA MINOLTA PREMIER FINANCE 10201 Centurion Parkway North, Suite 100 Jacksonville, FL 32256	52150562 03/31/17	Lease of office equipment
New Jersey Secretary of State	ALLIED BUILDING PRODUCTS CORP. 15 E Union Ave E Rutherford, NJ 07073	KONICA MINOLTA PREMIER FINANCE 10201 Centurion Parkway North, Suite 100 Jacksonville, FL 32256	52227224 05/18/17	Lease of office equipment
New Jersey Secretary of State	ALLIED BUILDING PRODUCTS CORP. 15 E Union Ave E Rutherford, NJ 07073	KONICA MINOLTA PREMIER FINANCE 10201 Centurion Parkway North, Suite 100 Jacksonville, FL 32256	52297663 06/30/17	Lease of office equipment
New Jersey Secretary of State	Allied Building Products Corp. 15 East Union Avenue East Rutherford, NJ 07073	Wells Fargo Bank, N.A. 300 Tri-State International Ste 400 Lincolnshire, IL 60069	52359224 08/11/17	Lease of equipment
New Jersey Secretary of State	Allied Building Products Corp. 2234 S Arlington Rd Akron, OH 44319	Wells Fargo Bank, N.A. 300 Tri-State International Ste 400 Lincolnshire, IL 60069	52493733 11/07/17	One forklift

4

SCHEDULE 10.2

EXISTING Liens

Jurisdiction	Debtor	Secured Party	Filing Info	Collateral
New Jersey Secretary of State	Allied Building Products Corp. 2445 NW 76th St Miami, FL 33147	Wells Fargo Bank, N.A. 300 Tri-State International Ste 400 Lincolnshire, IL 60069	52494042 11/07/17	One forklift
New Jersey Secretary of State	Allied Building Products Corp. 15 East Union Ave East Rutherford, NJ 07073	Wells Fargo Bank, N.A. 300 Tri-State International Ste 400 Lincolnshire, IL 60069	52499104 11/09/17	Lease of equipment
New Jersey Secretary of State	ALLIED BUILDING PRODUCTS CORP. 15 E Union Ave East Rutherford, NJ 070732127	De Lage Landen Financial Services, Inc. 1111 Old Eagle School Road Wayne, PA 19087	52555594 12/18/17	Equipment financed by or leased to debtor by secured party
New Jersey Secretary of State	ALLIED BUILDING PRODUCTS CORP. 15 E Union Ave East Rutherford, NJ 070732127	De Lage Landen Financial Services, Inc. 1111 Old Eagle School Road Wayne, PA 19087	52555602 12/18/17	Equipment financed by or leased to debtor by secured party
New Jersey Secretary of State	ALLIED BUILDING PRODUCTS CORP. 15 E Union Ave East Rutherford, NJ 070732127	De Lage Landen Financial Services, Inc. 1111 Old Eagle School Road Wayne, PA 19087	52555624 12/18/17	Equipment financed by or leased to debtor by secured party
New Jersey Secretary of State	ALLIED BUILDING PRODUCTS CORP. 15 E Union Ave East Rutherford, NJ 070732127	De Lage Landen Financial Services, Inc. 1111 Old Eagle School Road Wayne, PA 19087	52567852 12/26/17	Equipment financed by or leased to debtor by secured party
New Jersey Secretary of State	ALLIED BUILDING PRODUCTS CORP. 15 E Union Ave East Rutherford, NJ 070732127	De Lage Landen Financial Services, Inc. 1111 Old Eagle School Road Wayne, PA 19087	52579833 01/02/18	Equipment financed by or leased to debtor by secured party

5

SCHEDULE 10.2

EXISTING Liens

Jurisdiction	Debtor	Secured Party	Filing Info	Collateral
New Jersey Secretary of State	ALLIED BUILDING PRODUCTS CORP. 15 E Union Ave East Rutherford, NJ 070732127	De Lage Landen Financial Services, Inc. 1111 Old Eagle School Road Wayne, PA 19087	52579846 01/02/18	Equipment financed by or leased to debtor by secured party
New Jersey Secretary of State	ALLIED BUILDING PRODUCTS CORP. 15 E Union Ave East Rutherford, NJ 070732127	De Lage Landen Financial Services, Inc. 1111 Old Eagle School Road Wayne, PA 19087	52579963 01/02/18	Equipment financed by or leased to debtor by secured party
New Jersey Secretary of State	ALLIED BUILDING PRODUCTS CORP. 15 E Union Ave East Rutherford, NJ 070732127	De Lage Landen Financial Services, Inc. 1111 Old Eagle School Road Wayne, PA 19087	52579947 01/02/18	Equipment financed by or leased to debtor by secured party
New Jersey Secretary of State	ALLIED BUILDING PRODUCTS CORP. 15 E Union Ave East Rutherford, NJ 070732127	De Lage Landen Financial Services, Inc. 1111 Old Eagle School Road Wayne, PA 19087	52579950 01/02/18	Equipment financed by or leased to debtor by secured party
New Jersey Secretary of State	ALLIED BUILDING PRODUCTS CORP. 15 E Union Ave East Rutherford, NJ 070732127	De Lage Landen Financial Services, Inc. 1111 Old Eagle School Road Wayne, PA 19087	52579981 01/02/18	Equipment financed by or leased to debtor by secured party
New Jersey Secretary of State	ALLIED BUILDING PRODUCTS CORP. 15 E Union Ave East Rutherford, NJ 070732127	De Lage Landen Financial Services, Inc. 1111 Old Eagle School Road Wayne, PA 19087	52579998 01/02/18	Equipment financed by or leased to debtor by secured party

6

SCHEDULE 10.2

EXISTING Liens

Jurisdiction	Debtor	Secured Party	Filing Info	Collateral
New Jersey Secretary of State	ALLIED BUILDING PRODUCTS CORP. 15 E Union Ave East Rutherford, NJ 070732127	De Lage Landen Financial Services, Inc. 1111 Old Eagle School Road Wayne, PA 19087	52595224 01/12/18	Equipment financed by or leased to debtor by secured party
New Jersey Secretary of State	ALLIED BUILDING PRODUCTS CORP. 250 State Rt 17 East Rutherford, NJ 07073	De Lage Landen Financial Services, Inc. 1111 Old Eagle School Road Wayne, PA 19087	53140180 12/13/18	Equipment financed by or leased to debtor by secured party
Texas Secretary of State	ALLIED BUILDING PRODUCTS CORPORATION 415 E. ST. ELMO SUITE 1F AUSTIN, TX 78746	415 ST. ELMO, LLC 900 BLUEBONNET LANE AUSTIN, TX 78704-78704	18-0006390865 02/26/2018	All personalty and equipment located at 415 E. St. Elmo, Austin, Texas
Delaware Secretary of State	BEACON ROOFING SUPPLY, INC. One Lakeland Park Drive Peabody, MA 01960	GELCO CORPORATION DBA GE FLEET SERVICES 3 Capital Drive Eden Prairie, MN 55344	2007 3812731 09/04/2007 Continuation 2012 2138438 06/05/2012 Continuation 2017 5214439 08/07/2017	Several trailers and forklifts

7

SCHEDULE 10.2

EXISTING Liens

Jurisdiction	Debtor	Secured Party	Filing Info	Collateral
Delaware Secretary of State	BEACON ROOFING SUPPLY, INC. One Lakeland Park Drive Peabody, MA 01960	GELCO CORPORATION DBA GE FLEET SERVICES 3 Capital Drive Eden Prairie, MN 55344	2007 4104625 10/19/2007 Continuation 2012 2998153 08/03/2012 Continuation 2017 6073446 09/13/2017	Lease of several forklifts
Delaware Secretary of State	BEACON ROOFING SUPPLY, INC. 505 HUNTMAR PARK DRIVE HERNDON, VA 20170

TRILOGY LEASING CO., LLC
2551 ROUTE 130

CRANBURY, NJ 08512

Partial Assignment to:
Kingsbridge Holdings, LLC
150 N. Field Dr.
Suite 193
Lake Forest, IL 60045

Partial Assignment to:
Wintrust Equipment Finance, a division of Wintrust Asset Finance Inc.
3665 Park Place West
Suite 150
Mishawaka, IN 46545

			2019 4361254 06/25/2019 Partial Assignment 2019 7046688 10/08/2019 Partial Assignment 2019 7179679 10/14/2019	Lease of computer equipment Assign certain equipment Assign certain equipment
Delaware Secretary of State	BEACON ROOFING SUPPLY, INC. 505 HUNTMAR PARK DRIVE, SUITE 300 HERNDON, VA 20170	U.S. BANK NATIONAL ASSOCIATION, AS COLLATERAL AGENT 60 LIVINGSTON AVENUE ST. PAUL, MN 55107-1419	2019 7058154 10/09/2019	All assets

8

SCHEDULE 10.2

EXISTING Liens

Jurisdiction	Debtor	Secured Party	Filing Info	Collateral
Colorado Secretary of State	Beacon Sales Acquisition, Inc., dba Fowler and Peth 4795 Forest St. Denver, CO 80216	Polar Ice, Inc. 5001 E. 38th Ave. Denver, CO 80207	20182036998 04/25/2018	Leer 1-door solid merchandiser
Colorado Secretary of State	Beacon Sales Acquisition, Inc., dba Roofing Supply Group 11919 E. 37th Ave. Denver, CO 80239	Polar Ice, Inc. 5001 E. 38th Ave. Denver, CO 80207	20182056193 06/22/2018	Leer 1-door solid merchandiser
Colorado Secretary of State	Beacon Sales Acquisition, Inc., dba Roof Depot 6050 W. 54th Ave. Arvada, CO 80002	Polar Ice, Inc. 5001 E. 38th Ave. Denver, CO 80207	20202120947 10/27/2020	Ice merchandiser
Delaware Secretary of State	BEACON SALES ACQUISITION, INC. One Lakeland Park Dr Peabody, MA 01960	KEY EQUIPMENT FINANCE INC. 1000 South McCaslin Blvd. Superior, CO 80027	2013 2449362 06/26/2013 Continuation 2018 1537600 03/06/2018	Trailers, tractors, trucks, cranes
Delaware Secretary of State	BEACON SALES ACQUISITION, INC. One Lakeland Park Dr Peabody, MA 01960	KEY EQUIPMENT FINANCE INC. 1000 South McCaslin Blvd. Superior, CO 80027	2013 4885647 12/11/2013 Amendment 2013 5029773 12/19/2013 Continuation 2018 6163352 09/06/2018	Several trucks Restate Collateral: Several trucks

9

SCHEDULE 10.2

EXISTING Liens

Jurisdiction	Debtor	Secured Party	Filing Info	Collateral
Delaware Secretary of State	BEACON SALES ACQUISITION, INC. One Lakeland Park Dr Peabody, MA 01960	KEY EQUIPMENT FINANCE INC. 1000 South McCaslin Blvd. Superior, CO 80027	2013 4885662 12/11/2013 Continuation 2018 6163360 09/06/2018	Several trucks
Delaware Secretary of State	BEACON SALES ACQUISITION, INC. One Lakeland Park Dr Peabody, MA 01960	KEYBANK NATIONAL ASSOCIATION 1000 S. McCaslin Blvd Superior, CO 80027	2014 0754499 02/26/2014 Continuation 2018 8486645 12/07/2018	Tractors, trailers, cranes, conveyors
Delaware Secretary of State	Beacon Sales Acquisition, Inc. 505 Huntmar Park Dr Herndon, VA 20170	Key Equipment Finance, a division of KeyBank NA 1000 S. McCaslin Blvd Superior, CO 80027	2014 2608461 06/23/2014 Continuation 2019 1531388 03/05/2019	Several trucks
Delaware Secretary of State	BEACON SALES ACQUISITION, INC. One Lakeland Park Dr Peabody, MA 01960	KEY EQUIPMENT FINANCE, A DIVISION OF KEYBANK NA 1000 S. McCaslin Blvd Superior, CO 80027	2014 3840352 09/25/2014 Continuation 2019 4576406 07/02/2019	Several trucks
Delaware Secretary of State	BEACON SALES ACQUISITION, INC. 1111 East Main Street Richmond, VA 23219	MERCEDES-BENZ FINANCIAL SERVICES USA LLC 13650 Heritage Parkway Ft. Worth, TX 76177 Additional Secured Party: DAIMLER TRUST 13650 Heritage Parkway Ft. Worth, TX 76177	2016 7937129 12/21/2016	Cranes and conveyers and all proceeds therefrom

10

SCHEDULE 10.2

EXISTING Liens

Jurisdiction	Debtor	Secured Party	Filing Info	Collateral
Delaware Secretary of State	BEACON SALES ACQUISITION, INC. 1 LAKELAND PARK DR PEABODY, MA 01960-3835	GREATAMERICA FINANCIAL SERVICES CORPORATION 625 FIRST STREET CEDAR RAPIDS, IA 52401-2030	2018 3199466 05/10/2018	Lease of copiers, printers, faxes and scanners
Delaware Secretary of State	BEACON ROOFING SUPPLY, INC. and BEACON SALES ACQUISITION, INC. 505 HUNTMAR PARK DRIVE STE 300 HERNDON, VA 20170 Add Debtor: ALLIED BUILDING PRODUCTS CORP. 250 RT 17 NORTH EAST RUTHERFORD, NJ 07073	DE LAGE LANDEN FINANCIAL SERVICES, INC. 1111 OLD EAGLE SCHOOL ROAD WAYNE, PA 19087	2018 6125476 09/05/2018 Amendment 2018 8611655 12/12/2018	Equipment financed by or leased to debtor by secured party
Delaware Secretary of State	BEACON SALES ACQUISITION, INC. 505 HUNTMAR PARK DRIVE, SUITE 300 HERNDON, VA 20170	U.S. BANK NATIONAL ASSOCIATION, AS COLLATERAL AGENT 60 LIVINGSTON AVENUE ST. PAUL, MN 55107-1419	2019 7058246 10/09/2019	All assets

11

SCHEDULE 10.2

EXISTING Liens

Jurisdiction	Debtor	Secured Party	Filing Info	Collateral
Delaware Secretary of State	BEACON SALES ACQUISITION, INC. 165 WEST SYCAMORE STREET SAINT PAUL, MN 55117-5349 BEACON SOLAR PRODUCTS 165 WEST SYCAMORE STREET SAINT PAUL, MN 55117-5349	HANWHA Q CELLS AMERICA INC. 400 SPECTRUM CENTER DRIVE, SUITE 1400 IRVINE, CA 92618	2020 1444050 02/27/2020	Equipment
Delaware Secretary of State	BEACON SALES ACQUISITION, INC. 505 HUNTMAR PARK DRIVE, SUITE 300 HERNDON, VA 20170	TOYOTA INDUSTRIES COMMERCIAL FINANCE, INC. P.O. BOX 9050 DALLAS, TX 75019-9050	2020 9053937 12/22/2020	Four Toyota forklifts
Delaware Secretary of State	BEACON SALES ACQUISITION, INC. 505 HUNTMAR PARK DRIVE, SUITE 300 HERNDON, VA 20170	TOYOTA INDUSTRIES COMMERCIAL FINANCE, INC. P.O. BOX 9050 DALLAS, TX 75019-9050	2021 0098039 01/05/2021	Two Toyota forklifts
Delaware Secretary of State	BEACON SALES ACQUISITION, INC. 505 HUNTMAR PARK DRIVE, SUITE 300 HERNDON, VA 20170	TOYOTA INDUSTRIES COMMERCIAL FINANCE, INC. P.O. BOX 9050 DALLAS, TX 75019-9050	2021 0469941 01/19/2021	Lease of one Toyota forklift

12

SCHEDULE 10.2

EXISTING Liens

Jurisdiction	Debtor	Secured Party	Filing Info	Collateral
Delaware Secretary of State	BEACON SALES ACQUISITION, INC.| 505 HUNTMAR PARK DRIVE, SUITE 300 HERNDON, VA 20170	TOYOTA INDUSTRIES COMMERCIAL FINANCE, INC. P.O. BOX 9050 DALLAS, TX 75019-9050	2021 0552043 01/21/2021	One Toyota forklift
Delaware Secretary of State	BEACON SALES ACQUISITION, INC. 505 HUNTMAR PARK DRIVE, SUITE 300 HERNDON, VA 20170	TOYOTA INDUSTRIES COMMERCIAL FINANCE, INC. P.O. BOX 9050 DALLAS, TX 75019-9050	2021 0839036 02/01/2021	Lease of one Toyota forklift
Delaware Secretary of State	BEACON SALES ACQUISITION, INC. 505 HUNTMAR PARK DRIVE HERNDON, VA 20170	HYG FINANCIAL SERVICES, INC. PO BOX 35701 BILLINGS, MT 59107	2021 0961202 02/05/2021	Lease of equipment
Delaware Secretary of State	BEACON SALES ACQUISITION, INC. 505 HUNTMAR PARK DRIVE HERNDON, VA 20170	HYG FINANCIAL SERVICES, INC. PO BOX 35701 BILLINGS, MT 59107	2021 0963604 02/05/2021	Lease of equipment
Delaware Secretary of State	BEACON SALES ACQUISITION, INC. 505 HUNTMAR PARK DRIVE HERNDON, VA 20170	HYG FINANCIAL SERVICES, INC. PO BOX 35701 BILLINGS, MT 59107	2021 1650556 03/02/2021	Lease of equipment
Delaware Secretary of State	BEACON SALES ACQUISITION, INC. 505 HUNTMAR PARK DRIVE HERNDON, VA 20170	HYG FINANCIAL SERVICES, INC. PO BOX 35701 BILLINGS, MT 59107	2021 1691709 03/03/2021	Lease of equipment

13

SCHEDULE 10.2

EXISTING Liens

Jurisdiction	Debtor	Secured Party	Filing Info	Collateral
Delaware Secretary of State	BEACON SALES ACQUISITION, INC. 505 HUNTMAR PARK DRIVE HERNDON, VA 20170	HYG FINANCIAL SERVICES, INC. PO BOX 35701 BILLINGS, MT 59107	2021 2773985 04/09/2021	Lease of equipment
Delaware Secretary of State	BEACON SALES ACQUISITION, INC. 505 HUNTMAR PARK DRIVE HERNDON, VA 20170	HYG FINANCIAL SERVICES, INC. PO BOX 35701 BILLINGS, MT 59107	2021 2774462 04/09/2021	Lease of equipment
Delaware Secretary of State	BEACON SALES ACQUISITION, INC. 505 HUNTMAR PARK DRIVE HERNDON, VA 20170	HYG FINANCIAL SERVICES, INC. PO BOX 35701 BILLINGS, MT 59107	2021 2774835 04/09/2021	Lease of equipment
Jefferson County, Kentucky	BEACON SALES ACQUISITION, INC. 505 HUNTMAR PK DR STE 300 HERNDON, VA 20170	Louisville/Jefferson County Metro Revenue Commission 617 W. Jefferson Street, Louisville, KY 40202	2020233772 11/02/2020	Employee Withholding Taxes (W-1) in the amount of $7,853.96
Summit County, Ohio	Beacon Sales Acquisition, Inc. 1 Lakeland Park Dr Peabody, MA 01960-3835	OHIO DEPARTMENT OF JOB & FAMILY SERVICES	56520906 01/23/2020	State tax lien in the amount of $22,743.00

14

SCHEDULE 10.2

EXISTING LIENS

Personal Property Security Act (Ontario)

C means Consumer Goods, I means Inventory, E means Equipment, A means Accounts, O means Other, M means Motor Vehicle Included
VIN means one or more specific motor vehicles have been set out in the Motor Vehicle Section – see search printout for vehicle identification numbers
The first eight digits of the Registration Number denote the year, month and day of registration

Current to March 30, 2021

Beacon Roofing Supply Canada Company

	File No.	Secured Party	Reg. No.	Collateral Class.						Debtor(s)	Comments
				CG	I	E	A	O	MV
1.	753912792 PPSA	DE LAGE LANDEN FINANCIAL SERVICES CANADA INC.	20190730 1935 1531 1791 Reg. 6 year(s)			X	X	X	X	BEACON ROOFING SUPPLY CANADA COMPANY

No Fixed Maturity Date

2019 HYUNDAI / 25L-7A  (VIN: HHKHHF08VK000508)

General Collateral Description:
ALL PERSONAL PROPERTY OF THE DEBTOR DESCRIBED HEREIN BY VEHICLE IDENTIFICATION NUMBER OR SERIAL NUMBER, AS APPLICABLE, WHEREVER SITUATED, TOGETHER WITH ALL PARTS AND ACCESSORIES RELATING THERETO, ALL ATTACHMENTS, ACCESSORIES AND ACCESSIONS THERETO OR THEREON, ALL REPLACEMENTS, SUBSTITUTIONS, ADDITIONS AND IMPROVEMENTS OF ALL OR ANY PART OF THE FOREGOING AND ALL PROCEEDS IN ANY FORM DERIVED THEREFROM.

15

SCHEDULE 10.2

EXISTING Liens

	File No.	Secured Party	Reg. No.	Collateral Class.						Debtor(s)	Comments
				CG	I	E	A	O	MV
2.	753912801 PPSA	DE LAGE LANDEN FINANCIAL SERVICES CANADA INC.	20190730 1935 1531 1792 Reg. 6 year(s)			X	X	X	X	BEACON ROOFING SUPPLY CANADA COMPANY

No Fixed Maturity Date

2019 HYUNDAI / 25L-7A  (VIN: HHKHHF08CK0005057)

General Collateral Description:
ALL PERSONAL PROPERTY OF THE DEBTOR DESCRIBED HEREIN BY VEHICLE IDENTIFICATION NUMBER OR SERIAL NUMBER, AS APPLICABLE, WHEREVER SITUATED, TOGETHER WITH ALL PARTS AND ACCESSORIES RELATING THERETO, ALL ATTACHMENTS, ACCESSORIES AND ACCESSIONS THERETO OR THEREON, ALL REPLACEMENTS, SUBSTITUTIONS, ADDITIONS AND IMPROVEMENTS OF ALL OR ANY PART OF THE FOREGOING AND ALL PROCEEDS IN ANY FORM DERIVED THEREFROM.

				CG	I	E	A	O	MV

Personal Property Security Act (British Columbia)

VIN means one or more serial numbered goods have been set out in the serial numbered goods section – see search printout for serial numbers
The order of registration set out below is not necessarily indicative of the priority of registration

Current to March 30, 2021

16

SCHEDULE 10.2

EXISTING Liens

Beacon Roofing Supply Canada Company

	Reg. No.	Debtors	Secured Parties
1.	Base Registration: 669155L PPSA SECURITY AGREEMENT Reg. 6 YEARS 30JUL2019 1:05:34 PM Expires: 30JUL2025	BEACON ROOFING SUPPLY CANADA COMPANY	DE LAGE LANDEN FINANCIAL SERVICES CANADA INC.

MV (HHKHHF08PJ0004484 2019 HYUNDAI / 25L-7A)

ALL GOODS OF THE DEBTOR DESCRIBED HEREIN BY VEHICLE
IDENTIFICATION NUMBER OR SERIAL NUMBER, AS APPLICABLE,
WHEREVER SITUATED, TOGETHER WITH ALL PARTS AND ACCESSORIES
RELATING THERETO, ALL ATTACHMENTS, ACCESSORIES AND
ACCESSIONS THERETO OR THEREON, ALL REPLACEMENTS,
SUBSTITUTIONS, ADDITIONS AND IMPROVEMENTS OF ALL OR ANY
PART OF THE FOREGOING AND ALL PROCEEDS IN ANY FORM DERIVED
THEREFROM. PROCEEDS: ALL OF THE DEBTOR'S PRESENT AND AFTER
ACQUIRED PERSONAL PROPERTY WHICH IS DERIVED, DIRECTLY OR
INDIRECTLY, FROM ANY DEALING WITH OR DISPOSITION OF THE
ABOVE-DESCRIBED COLLATERAL, INCLUDING WITHOUT LIMITATION,
ALL INSURANCE AND OTHER PAYMENTS PAYABLE AS INDEMNITY OR
COMPENSATION FOR LOSS OR DAMAGE THERETO, ACCOUNTS, RENTS OR
OTHER PAYMENTS ARISING FROM THE LEASE OF THE
ABOVE-DESCRIBED COLLATERAL, GOODS, CHATTEL PAPER,
INVESTMENT PROPERTY, DOCUMENTS OF TITLE, INSTRUMENTS,
MONEY, CHEQUES, DEPOSITS, SECURITIES AND INTANGIBLES.

17

SCHEDULE 10.2

EXISTING Liens

QUEBEC

REGISTER OF PERSONAL AND MOVABLE REAL RIGHTS

BEACON ROOFING SUPPLY CANADA COMPANY

s

1.	RIGHTS OF OWNERSHIP OF THE LESSOR (LEASING)

Lessor (Leasing):	De Lage Landen Financial Services Canada Inc.
Lessee (Leasing):	Beacon Roofing Supply Canada Company
Amount:	N/A
Registration Number:	19-0846878-0001
Registration Date:	July 31, 2019
Expiration Date:	July 29, 2025
Constitutive Document Date:	July 17, 2019
Description of Property (summary):

2019 HYUNDAI 25L-7A FORKLIFT S/N HHKHHF08AK005059 including all parts, accessories, replacements, additions and accessions, tangible and intangible (including software), now and hereafter relating thereto or affixed thereon and including any documentation, manuals or information provided in connection therewith.

Schedule 10.2 – Page 1

SCHEDULE 10.2

EXISTING Liens

2.	RIGHTS OF OWNERSHIP OF THE LESSOR (LEASING)

Lessor (Leasing):	De Lage Landen Financial Services Canada Inc.
Lessee (Leasing):	Beacon Roofing Supply Canada Company
Amount:	N/A
Registration Number:	19-0846878-0002
Registration Date:	July 31, 2019
Expiration Date:	July 29, 2025
Constitutive Document Date:	July 17, 2019
Description of Property (summary):

2019 HYUNDAI 25L-7A FORKLIFT s/n HHKHHF08JK0005056 including all parts, accessories, replacements, additions and accessions, tangible and intangible (including software), now and hereafter relating thereto or affixed thereon and including any documentation, manuals or information provided in connection therewith.

Schedule 10.2 – Page 2

SCHEDULE 10.2

EXISTING Liens

Personal Property Security Act (Nova Scotia)

Beacon Roofing Supply Canada Company

	Reg. No.	Secured Party	File No.	Exp. Date	Debtor(s)	Comments
1.	31549157 (6 years) PPSA	DE LAGE LANDEN FINANCIAL SERVICES CANADA INC.	1814704 DL-1	2025-07-30	BEACON ROOFING SUPPLY CANADA COMPANY

2019 HYUNDAI/ 25L-7A Motor Vehicle.   VIN# HHKHHF0BT J0004483

All personal property of the debtor described herein by vehicle identification number or serial number, as applicable, wherever situated, together with all parts and accessories relating thereto, all attachments, accessories and accessions thereto or thereon, all replacements, substitutions, additions and improvements of all or any part of the foregoing and all proceeds in any form derived therefrom. Proceeds: all of the debtor's present and after acquired identifiable or traceable personal property that is derived, directly or indirectly, from any dealing with or disposition of the above-described collateral or proceeds of the above described collateral and in which the debtor acquires an interest, including without limitation, all insurance and other payments that represent indemnity or compensation for loss or damage to the above described collateral or proceeds of the above described collateral, or a right to such payments, accounts, rents or other payments arising from the lease or rental of the above described collateral or proceeds of the above described collateral, a payment made in total or partial discharge or redemption of chattel paper, investment property, an instrument or an intangible, rights arising out of, or property collected on, or distributed on account of, collateral that is investment property, and goods, documents of title, chattel paper, investment property, instruments, money or intangibles.

Schedule 10.2 – Page 3

SCHEDULE 10.3

Existing Loans, Advances and Investments

None

Schedule 10.3 – Page 1

SCHEDULE 10.7

TRANSACTIONS with Affiliates

None.

Schedule 10.7 – Page 1